UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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ARCH CAPITAL GROUP LTD.
(Name of Registrant as Specified In Its Charter)
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Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08
P.O. Box HM 339
Hamilton HM BX, Bermuda

Tel: 441-278-9250
Fax: 441-278-9255

March 26, 2015

Dear Shareholder:
I am pleased to invite you to the annual general meeting of the shareholders of Arch Capital Group Ltd. to be held on May 7, 2015, at 8:45 a.m. (local time), at the company's offices located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.
The enclosed proxy statement provides you with detailed information regarding the business to be considered at the meeting.
We are pleased to take advantage of the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the internet. On or about March 27, 2015, we expect to mail a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners as of March 16, 2015. This Notice will contain instructions on how to access our proxy statement and 2014 Annual Report to Shareholders and how to vote on the internet.
The Notice of Internet Availability of Proxy Materials will contain instructions to allow you to request copies of the proxy materials to be sent to you by mail. The proxy materials sent to you will include a proxy card that will provide you with instructions to cast your vote on the internet, a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail.
Your vote is very important. Whether or not you plan to attend the meeting, we urge you to submit your proxy over the internet or by toll-free telephone number, as described in the accompanying materials and the Notice of Internet Availability of Proxy Materials. As an alternative, if you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

Sincerely,

Constantine Iordanou
Chairman of the Board, President and Chief Executive Officer

ARCH CAPITAL GROUP LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
Notice is hereby given that the annual general meeting of the shareholders of Arch Capital Group Ltd. (the "Company") will be held on May 7, 2015, at 8:45 a.m. (local time), at the Company's offices located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda, for the following purposes:

•	PROPOSAL 1: To elect three Class II Directors to serve for a term of three years or until their respective successors are elected and qualified.

•	PROPOSAL 2: To elect certain individuals as Designated Company Directors of certain of our non-U.S. subsidiaries, as required by our bye-laws.

•	PROPOSAL 3: To approve our 2015 Long Term Incentive and Share Award Plan.

•	PROPOSAL 4: To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.

•	PROPOSAL 5: Advisory vote to approve named executive officer compensation.

•	PROPOSAL 6: To conduct other business if properly raised.
Only shareholders of record as of the close of business on March 16, 2015 may vote at the meeting.
Our audited financial statements for the year ended December 31, 2014, as approved by our Board of Directors, will be presented at this annual general meeting.
Your vote is very important. Whether or not you plan to attend the annual general meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to submit your proxy, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section entitled "The Annual General Meeting" of this proxy statement or, if you requested to receive printed proxy materials, your enclosed proxy card.
This proxy statement and accompanying form of proxy are dated March 26, 2015 and, together with our 2014 Annual Report to Shareholders, are first being made available to shareholders on or about March 27, 2015.

Dawna Ferguson Secretary
Hamilton, Bermuda
March 26, 2015

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THE ANNUAL GENERAL MEETING
We are furnishing this proxy statement to holders of our common shares in connection with the solicitation of proxies by our Board of Directors at the annual general meeting, and at any adjournments and postponements of the meeting.
Internet Availability of Proxy Materials
Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held on May 7, 2015: this proxy statement and 2014 Annual Report to Shareholders are available at: www.proxyvote.com.
We are furnishing proxy materials to our shareholders primarily via the internet. On or about March 27, 2015, we expect to mail to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and 2014 Annual Report to Shareholders. The Notice of Internet Availability also will instruct you on how to access and submit your proxy through the internet or by telephone.
Internet distribution of our proxy materials is intended to expedite receipt by shareholders, reduce the cost of the annual meeting, and conserve natural resources. However, if you would like to receive printed proxy materials, please follow the instructions on the Notice of Internet Availability.
Time and Place
The annual general meeting of Arch Capital Group Ltd. (“ACGL,” “we,” or the “Company”) will be held at 8:45 a.m. (local time) on May 7, 2015 at the Company's offices located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.
Record Date; Voting at the Annual General Meeting
Our Board of Directors has fixed the close of business on March 16, 2015 as the record date for determination of the shareholders entitled to notice of and to vote at the annual general meeting and any and all postponements or adjournments of the meeting. On the record date, there were 125,160,181 common shares outstanding and entitled to vote, subject to the limitations in our bye-laws described below. At that date, there were an estimated 1,047 holders of record and approximately 24,200 beneficial holders of the common shares. Each holder of record of shares on the record date is entitled to cast one vote per share, subject to the limitations described below. A shareholder may vote in person or by proxy submitted by mail, telephone or internet, on each proposal put forth at the annual general meeting. Only holders of the Company’s common shares may vote at the annual general meeting. The Company’s outstanding preferred shares have no voting rights (except in very limited circumstances which do not currently apply).
Limitation on Voting Under Our Bye-Laws
Under our bye-laws, if the votes conferred by shares of the Company, directly or indirectly or constructively owned (within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended (the "Code")), by any U.S. person (as defined in Section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced, subject to certain exceptions, by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors. There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of our bye-laws because of shares that may be attributed to that person under the Code.
Notwithstanding the provisions of our bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the Board of Directors may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of ACGL entitled to vote generally at an election of directors.
In order to implement our bye-laws, we will assume that all shareholders are U.S. persons unless we receive assurances satisfactory to us that they are not U.S. persons.

Quorum; Votes Required for Approval
The presence of two or more persons representing, in person or by proxy, including proxies properly submitted by mail, telephone or internet, not less than a majority of the voting power of our shares outstanding and entitled to vote at the annual general meeting is necessary to constitute a quorum. If a quorum is not present, the annual general meeting may be adjourned from time to time until a quorum is obtained. The affirmative vote of a majority of the voting power of the shares represented at the annual general meeting will be required for approval of each of the proposals, except that Proposal 1 will be determined by a plurality of the votes cast, and Proposal 5 is advisory and does not have a required vote.
An automated system administered by our distribution and tabulation agent will tabulate votes cast by proxy at the annual general meeting, and our inspector will tabulate votes cast in person. Abstentions and broker non-votes (i.e., shares held by a broker which are represented at the meeting but with respect to which such broker does not have discretionary authority to vote on a particular proposal) will be counted for purposes of determining whether or not a quorum exists. Abstentions will be considered in determining the number of votes necessary for Proposals 2, 3 and 4.
Several of our officers and directors will be present at the annual general meeting and available to respond to questions. Our independent auditors are expected to be present at the annual general meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Voting and Revocation of Proxies
All shareholders should follow the instructions on the Notice of Internet Availability to access and submit your proxy through the internet or by telephone or, if you received printed proxy materials, complete, sign, date and return the enclosed proxy card. All shares represented at the annual general meeting by proxies, including proxies properly submitted by mail, telephone or internet, received before or at the annual general meeting, unless those proxies have been revoked, will be voted at the annual general meeting, including any postponement or adjournment of the annual general meeting. If no instructions are indicated on a properly executed proxy, the proxies will be deemed to be in accordance with the recommendation of the Board of Directors with respect to each of the proposals described in this proxy statement.
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either:

•
filing, including by facsimile, with the Secretary of the Company, before the vote at the annual general meeting is taken, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares, including proxies properly submitted by mail, telephone or internet; or

•	attending the annual general meeting and voting in person.
In order to vote in person at the annual general meeting, shareholders must attend the annual general meeting and cast their vote in accordance with the voting procedures established for the annual general meeting. Attendance at the annual general meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the annual general meeting to Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda, facsimile: (441) 278-9255, Attention: Secretary.
Solicitation of Proxies
Proxies are being solicited by and on behalf of the Board of Directors. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram, facsimile and advertisement in periodicals and postings, in each case by our directors, officers and employees.
We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records related to the solicitation. We will pay MacKenzie Partners, Inc. fees of not more than $10,000 plus expense reimbursement for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in so doing. We may request by telephone, facsimile, mail, electronic mail or other means of communication the return of the proxy cards. Please contact MacKenzie Partners at 800-322-2885 with any questions you may have regarding our proposals.

Other Matters
Our audited financial statements for the year ended December 31, 2014, as approved by our Board of Directors, will be presented at this annual general meeting.
As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the annual general meeting other than as described in this proxy statement. If any other matters shall properly come before the annual general meeting or any adjournments or postponements of the annual general meeting and shall be voted on, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote in accordance with the recommendation of our Board of Directors or otherwise in their judgment.
Principal Executive Offices
Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (telephone number: (441) 295-1422), and our principal executive offices are located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda (telephone number: (441) 278-9250).

PROPOSAL 1—ELECTION OF DIRECTORS
The Board of Directors of ACGL is comprised of twelve members, divided into three classes, serving staggered three-year terms. The Board of Directors intends to present for action at the annual general meeting the election of Eric W. Doppstadt, Constantine Iordanou, and John M. Pasquesi to serve as Class II Directors for a term of three years or until their successors are duly elected and qualified. Such nominees were recommended for approval by the Board of Directors by the nominating committee of the Board of Directors. Mr. James J. Meenaghan, who currently serves as a Class II Director, will not stand for re-election following the completion of his current term.
Unless authority to vote for these nominees is withheld, the enclosed proxy will be voted for these nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of these nominees is unable or declines to serve.
Nominees
Set forth below is information regarding the nominees for election:

Name	Age	Position
Eric W. Doppstadt	55	Class II Director of ACGL
Constantine Iordanou	65	Chairman of the Board, President and Chief Executive Officer of ACGL and Class II Director of ACGL
John M. Pasquesi	55	Class II Director of ACGL
Eric W. Doppstadt has been a director of the Company since November 2010. Mr. Doppstadt serves as Vice President and Chief Investment Officer of the Ford Foundation. Mr. Doppstadt has been with the Ford Foundation for over 20 years, most recently as director of private equity investments for the foundation's endowment. He joined the Ford Foundation in 1989 as resident counsel, later assuming senior positions managing the Ford's alternative investment portfolio. He has also served on the investment advisory boards of numerous private equity and venture capital funds. Mr. Doppstadt holds the Chartered Financial Analyst designation from the CFA Institute. He holds an A.B. from The University of Chicago and a J.D. from New York University School of Law. Mr. Doppstadt's qualifications for service on our Board include his extensive investment experience and investment management skills.
Constantine Iordanou has been Chairman of the Board of ACGL since November 6, 2009 and President and Chief Executive Officer of ACGL since August 2003. He has been a director since January 1, 2002. From January 2002 to July 2003, Mr. Iordanou was Chief Executive Officer of Arch Capital Group (U.S.) Inc. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as Senior Executive Vice President of group operations and business development of Zurich Financial Services, President of Zurich-American Specialties Division, Chief Operating Officer and Chief Executive Officer of Zurich-American and Chief Executive Officer of Zurich North America. Prior to joining Zurich, he served as President of the commercial casualty division of the Berkshire Hathaway Group and served as Senior Vice President with the American Home Insurance Company, a member of the American International Group. Since 2001, Mr. Iordanou has served as a director of Verisk Analytics, Inc. (formerly known as ISO Inc.). He holds an aerospace engineering degree from New York University. Mr. Iordanou's qualifications for service on our Board include his extensive leadership, executive management and operating experience in the insurance industry, his in-depth knowledge of our operations and service on boards of directors of other companies.
John M. Pasquesi has been Vice Chairman and a director of ACGL since November 2001. Mr. Pasquesi has been the Managing Member of Otter Capital LLC, a private equity investment firm he founded in January 2001. He holds an A.B. from Dartmouth College and an M.B.A. from Stanford Graduate School of Business. Mr. Pasquesi's qualifications for service on our Board include his investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries, including the insurance industry, and service on boards of directors of other companies.

Required Vote
A plurality of the votes cast at the annual general meeting will be required to elect the above nominees as Class II Directors of ACGL.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS.
Continuing Directors and Senior Management
The following individuals are our continuing directors:

Name	Age	Position	Term Expires*
John L. Bunce, Jr.	56	Class III Director of ACGL	2016
Kewsong Lee	49	Class I Director of ACGL	2017
Yiorgos Lillikas	54	Class III Director of ACGL	2016
Deanna M. Mulligan	51	Class III Director of ACGL	2016
Louis J. Paglia	57	Class I Director of ACGL	2017
Brian S. Posner	53	Class I Director of ACGL	2017
Eugene S. Sunshine	65	Class III Director of ACGL	2016
John D. Vollaro	70	Class I Director of ACGL and Senior Advisor	2017
_____________________________________
*    Indicates expiration of term as a director of ACGL
John L. Bunce, Jr. has served as a director of ACGL since November 2001. Mr. Bunce is a Managing Director and founder of Greyhawk Capital Management, LLC and a Senior Advisor to Hellman & Friedman LLC. He joined Hellman & Friedman in 1988 and previously served as a Managing Director of the firm. Before joining Hellman & Friedman, Mr. Bunce was Vice President of TA Associates. Previously, he was employed in the mergers & acquisitions and corporate finance departments of Lehman Brothers Kuhn Loeb. He has served as a director of Duhamel Falcon Cable Mexico, Eller Media Company, Falcon Cable TV, National Radio Partners, VoiceStream Wireless Corporation, Western Wireless Corporation, National Information Consortium, Inc. and Young & Rubicam, Inc. Mr. Bunce also was an advisor to American Capital Corporation and Post Oak Bank. He holds an A.B. from Stanford University and an M.B.A. from Harvard Business School. Mr. Bunce’s qualifications for service on our Board include his corporate finance background, investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries and service on boards of directors of other companies.
Kewsong Lee has served as a director of ACGL since November 2001 and has been Lead Director since November 6, 2009. Mr. Lee joined The Carlyle Group as Managing Director and Deputy Chief Investment Officer for Corporate Private Equity in December 2013. From January 1997 through November 2013, Mr. Lee served as a Member and Managing Director of Warburg Pincus LLC ("Warburg Pincus") and a Partner of Warburg Pincus & Co. since January 1997. He had been employed at Warburg Pincus since 1992. Prior to joining Warburg Pincus, Mr. Lee was a consultant at McKinsey & Company, Inc. from 1990 to 1992. He formerly served as a director of Knoll, Inc., TransDigm Group Inc., MBIA Inc., Neiman Marcus Group, Inc., ARAMARK Corporation and several privately held companies. He holds an A.B. from Harvard College and an M.B.A. from Harvard Business School. Mr. Lee also serves on the board of directors of Lincoln Center Theatre and is a trustee of Choate Rosemary Hall. Mr. Lee’s qualifications for service on our Board include his investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries, including the insurance industry, and service on boards of directors of other companies.
Yiorgos Lillikas has been a director of the Company since November 2010. Mr. Lillikas is the Chief Executive Officer of BlueTree Consultants, a corporate consulting firm he founded in 2008. From 2006 to 2007, Mr. Lillikas served as the Minister of Foreign Affairs of the Republic of Cyprus (E.U.). From 2003 to 2006, he was the Minister of Commerce, Industry and Tourism of the Republic of Cyprus. From 1996 through 2003, Mr. Lillikas served as a member of the House of Representatives of the Republic of Cyprus and a member of the Parliamentary Committees for Economic and Budget, Commerce, Foreign and European Affairs and Environment. In 2000 he was elected Vice President of the Committee of Political Affairs of the Parliamentary Assembly of the OSCE. He was founder and Chief Executive Officer of Marketway, a strategic, advertising and public relations firm. Prior thereto, he served the Republic of Cyprus in various roles, including special advisor to the president. He holds a diploma in political sciences from the Institute of Political Sciences in the University of Lyon II, a D.E.A. (a diploma of doctorate cycle) in political sciences from the Institute of Political Science in Grenoble. Mr. Lillikas’ qualifications for service on our Board include his extensive experience in the fields of international and European affairs.
Deanna M. Mulligan has been a director of the Company since May 2013. Ms. Mulligan has been the President and Chief Executive Officer of The Guardian Life Insurance Company of America ("Guardian") since July 2011. She was President and Chief Operating Officer of Guardian from November 2010 to July 2011, and Executive Vice President, Individual Life and Disability Insurance of Guardian from July 2008 to November 2010. Prior to joining Guardian in July 2008, Ms. Mulligan owned and operated a consulting firm, advising insurance companies on strategic and operational issues. Ms. Mulligan's career has extended over more than 28 years including senior executive roles at New York Life, AXA Financial and McKinsey & Company, at which she was a Principal in the firm's New York office. Ms. Mulligan is a member of the board of directors of The Guardian Life Insurance Company of America, the American Council of Life Insurers, the Committee Encouraging Corporate Philanthropy, RS Investment Management Co. LLC, and the Partnership for New York City, and is a member of the President's Advisory Council on Financial Capability for Young Americans. She was awarded a B.S. in Business Administration from the University of Nebraska and an M.B.A. from the Stanford Graduate School of Business. Ms. Mulligan’s qualifications for service on our Board include her extensive executive management and operating experience in financial services organizations and broad investment skills.
Louis J. Paglia has been a Director since July 2014. Mr. Paglia founded Customer Choice LLC in April 2010, a data analytics company serving the electric utility industry. He previously served as Executive Vice President of UIL Holdings Corporation, an electric utility, contracting and energy infrastructure company. Mr. Paglia also served as UIL Holdings’ Chief Financial Officer and as President of its investment subsidiaries. Prior to joining UIL Holdings, Mr. Paglia was Executive Vice President and Chief Financial Officer of eCredit.com, a credit evaluation software company. Prior to that, Mr. Paglia served as the Chief Financial Officer for TIG Holdings Inc., a property and casualty insurance and reinsurance holding company, and Emisphere Technologies, Inc. He is currently a member of the boards of directors of NorthStar Realty Finance Corp. and NorthStar Asset Management Group Inc. Mr. Paglia's qualifications for service on our Board include his strong financial background and extensive executive management and operating experience in financial services companies.
Brian S. Posner has been a director of the Company since November 2010. Mr. Posner has been a private investor since March 2008 and is the President of Point Rider Group LLC, a consulting and advisory services firm within the financial services industry. From 2005 to March 2008, Mr. Posner served as the Chief Executive Officer and Co-Chief Investment Officer of ClearBridge Advisors, LLC, an asset management company and a wholly owned subsidiary of Legg Mason. Prior to that, Mr. Posner co-founded Hygrove Partners LLC, a private investment fund, in 2000 and served as the Managing Member for five years. He served as a portfolio manager and an analyst at Fidelity Investments from 1987 to 1996 and, from 1997 to 1999, at Warburg Pincus Asset Management/Credit Suisse Asset Management where he also served as co-chief investment officer and director of research. Mr. Posner currently serves on the boards of directors of Biogen Idec Inc., BG Medicine Inc. and The Mutual Fund Store, and he is a trustee of the AQR funds. He holds a B.A. from Northwestern University and an M.B.A. from the University of Chicago Booth School of Business. Mr. Posner’s qualifications for service on our Board include his strong financial background, investment skills and extensive experience as a leading institutional investment manager and advisor.
Eugene S. Sunshine has been a Director since July 2014. Mr. Sunshine retired at the end of August 2014 as the Senior Vice President for Business and Finance at Northwestern University, the university’s chief financial and administrative officer. Before joining Northwestern in 1997, he was Senior Vice President for Administration at The John Hopkins University. Prior to Johns Hopkins, Mr. Sunshine held positions as New York State Deputy Commissioner for Tax Policy and New York State Treasurer as well as Director of Energy Conservation for the New York State Energy Office. He currently is a member of the boards of directors of Chicago Board Options Exchange and PlattForm Advertising. Mr. Sunshine is a former member of the boards of Bloomberg L.P. and National Mentors Holdings. Mr. Sunshine's qualifications for service on our Board include his strong financial background and extensive executive management and operating experience.

John D. Vollaro has been a Senior Advisor of ACGL since April 2009 and has served as a director of ACGL since November 2009. He was Executive Vice President and Chief Financial Officer of ACGL from January 2002 to March 2009 and Treasurer of ACGL from May 2002 to March 2009. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was President and Chief Operating Officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was Chief Executive Officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as Executive Vice President of W.R. Berkley Corporation from 1991 until 1993, Chief Financial Officer and Treasurer of W.R. Berkley Corporation from 1983 to 1993 and Senior Vice President of W.R. Berkley Corporation from 1983 to 1991. Mr. Vollaro’s qualifications for service on our Board include his financial background, extensive executive management and operating experience in the insurance industry and his in-depth knowledge of our operations.
The following individuals are members of senior management, including our executive officers, who do not serve as directors of ACGL:

Name	Age	Position
Mark D. Lyons	58	Executive Vice President, Chief Financial Officer, Chief Risk Officer and Treasurer of ACGL
Marc Grandisson	47	Chairman and Chief Executive Officer of Arch Worldwide Reinsurance and Mortgage Groups
David H. McElroy	56	Chairman and Chief Executive Officer of Arch Worldwide Insurance Group
W. Preston Hutchings	58	President of Arch Investment Management Ltd. and Senior Vice President and Chief Investment Officer of ACGL
John P. Mentz	48	President of Arch Insurance Group Inc.
Michael R. Murphy	61	Chief Underwriting Officer of Arch Worldwide Insurance Group and Vice Chairman of Arch Insurance Group (U.S.)
Timothy J. Olson	57	Chairman and Chief Executive Officer of Arch Reinsurance Company
Nicolas Papadopoulo	52	Chief Executive Officer of Arch Reinsurance Group
Louis T. Petrillo	49	President and General Counsel of Arch Capital Services Inc.
Maamoun Rajeh	44	Chairman and Chief Executive Officer of Arch Reinsurance Ltd.
Andrew T. Rippert	54	Chief Executive Officer of Global Mortgage Group of ACGL

Mark D. Lyons has served as Executive Vice President, Chief Financial Officer, Chief Risk Officer and Treasurer of ACGL since September 2012, and he also serves as a member of the Company's Executive Strategy Committee. Prior to that, he served as Chairman and Chief Executive Officer of Arch Worldwide Insurance Group, an executive position of ACGL, and Chairman and Chief Executive Officer of Arch Insurance Group Inc. ("Arch Insurance Group") since July 2008. Prior thereto, he served as President and Chief Operating Officer of Arch Insurance Group from June 2006. Prior to June 2006, he served as Executive Vice President of group operations and Chief Actuary of Arch Insurance Group from August 2003. From August 2002 to 2003, he was Senior Vice President of group operations and Chief Actuary of Arch Insurance Group. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was Executive Vice President of product services at Zurich U.S. From 1987 until 1992, he was a Vice President and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. in Mathematics from Elizabethtown College. He is also an associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Mr. Lyons is a trustee of Elizabethtown College and on the Board of Visitors for the Wake Forest University School of Business.
Marc Grandisson has served as Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group, an executive position of ACGL, since November 2005 and Chairman and Chief Executive Officer of Arch Worldwide Reinsurance and Mortgage Groups since February 2014. Mr. Grandisson also serves as a member of the Company's

Executive Strategy Committee. Prior to November 2005, he served as President and Chief Executive Officer of Arch Reinsurance Ltd. ("Arch Re (Bermuda)") from February 2005. He served as President and Chief Operating Officer of Arch Re (Bermuda) from April 2004 to February 2005 and as Senior Vice President, Chief Underwriting Officer and Chief Actuary of Arch Re (Bermuda) from October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as Vice President and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as Vice President—Director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Towers Watson. Mr. Grandisson holds an M.B.A. from The Wharton School of the University of Pennsylvania. He is also a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.
David H. McElroy has served as Chairman and Chief Executive Officer of Arch Worldwide Insurance Group, an executive position of ACGL, since September 2012, and Chairman and Chief Executive Officer of Arch Insurance Group since July 2012. He also serves as a member of the Company's Executive Strategy Committee. He joined Arch Insurance Group in 2009 as the President of the Financial and Professional Liability Group, which is comprised of the executive assurance, professional liability, surety and healthcare lines. Prior to joining Arch Insurance Group, Mr. McElroy was a Senior Vice President at The Hartford Financial Services Corporation. He joined Hartford in 2000 from the acquisition of the directors and officers and errors and omissions business of Reliance National. He started his career at Chubb. Mr. McElroy is a graduate of Temple University with a B.A. in business administration.
W. Preston Hutchings has served as President of Arch Investment Management Ltd. ("Arch Investment") since April 2006 and Senior Vice President and Chief Investment Officer of ACGL since July 2005. Prior to joining ACGL, Mr. Hutchings was at RenaissanceRe Holdings Ltd. from 1998 to 2005, serving as Senior Vice President and Chief Investment Officer. Previously, he was Senior Vice President and Chief Investment Officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Group plc in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College and received in 1981 an M.A. in Jurisprudence from Oxford University, where he studied as a Rhodes Scholar.
John P. Mentz has served as President of Arch Insurance Group since December of 2014. Mr. Mentz joined Arch Insurance Group in 2002 as Executive Vice President Construction and subsequently assumed responsibilities for the large account Casualty and Lender Product business segments. From 2000 to 2002, he held senior underwriting positions at Zurich North America. From 1990 to 2000, Mr. Mentz held several senior management positions at The St. Paul Companies. Prior to that time, he was employed as an actuarial assistant at Chartwell Re Corporation. Mr. Mentz has a B.S. in Mathematics from the University of Minnesota. He is also a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.
Michael R. Murphy has served as Chief Underwriting Officer of Arch Worldwide Insurance Group, an executive position of ACGL since September 2012, and he also serves as a member of the Company's Executive Strategy Committee. He also serves as Vice Chairman of Arch Insurance Group. Mr. Murphy joined Arch Insurance Group in 2002 as an Executive Vice President, serving in that position until 2008 when he was promoted to Senior Executive Vice President. In 2009, he became the President of the Property & Casualty segment, and he served as President of Arch Insurance Group through from 2012 to December 2014. From 1994 to 2002, he held several senior underwriting positions at Zurich Specialties, a division of Zurich Financial Services. Prior to entering the insurance industry, he was a lawyer in private practice. Mr. Murphy has a B.A. from Colorado College, a J.D. from The University of Colorado and an M.M. from the Kellogg Graduate School of Management of Northwestern University.
Timothy J. Olson currently serves as Chairman and Chief Executive Officer of Arch Reinsurance Company ("Arch Re U.S."). He was President and Chief Operating Officer of Arch Re U.S. from March 2009 until October 2009 when he became President and Chief Executive Officer. Mr. Olson was appointed Chairman of the Board of Arch Re U.S. in 2013. From April 2004 to February 2009, he was Executive Vice President and Chief Underwriting Officer of Arch Re U.S., and prior thereto he was Managing Director-Treaty Casualty from November 2001 to April 2004. Prior to joining Arch Re U.S., Mr. Olson held various executive level positions at St. Paul Re, including EVP-International, from 1998. From September 1986 until April 1998, he was an EVP at F&G Re. He was a member of the Board of Directors of Ashley Palmer, a Lloyd's Managing Agency, from 1996-1998. Mr. Olson holds a B.A. from Gustavus Adolphus College, and he is a Chartered Property Casualty Underwriter.
Nicolas Papadopoulo has served as the Chief Executive Officer of Arch Reinsurance Group, an executive position of ACGL, since July 2014. He also serves as a member of the Company's Executive Strategy Committee. Prior to July 2014,

he served as President and Chief Executive Officer of Arch Re (Bermuda) since November 2005. Prior to November 2005, he served as Chief Underwriting Officer of Arch Re (Bermuda) from October 2004. He joined Arch Re (Bermuda) in December 2001 as a Senior Property Underwriter. Prior to that time, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama from 1990, including Executive Vice President and Chief Underwriting Officer since 1997. Prior to 1990, Mr. Papadopoulo was an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l'Administration Economique in France with a masters degree in statistics. He is also a member of the International Actuarial Association and a Fellow at the French Actuarial Society.
Louis T. Petrillo has been President and General Counsel of Arch Capital Services Inc. since April 2002. From May 2000 to April 2002, he was Senior Vice President, General Counsel and Secretary of ACGL. From 1996 until May 2000, Mr. Petrillo was Vice President and Associate General Counsel of ACGL's reinsurance subsidiary. Prior to that time, Mr. Petrillo practiced law at the New York firm of Willkie Farr & Gallagher LLP. He holds a B.A. from Tufts University and a law degree from Columbia University.
Maamoun Rajeh has served as the Chairman and Chief Executive Officer of Arch Re (Bermuda) since the summer of 2014. He previously served as the President and Chief Executive Officer of Arch Reinsurance Europe Underwriting Limited ("Arch Re Europe") since July 2012. Prior to that, he was the Chief Underwriting Officer of Arch Re (Bermuda) from November 2005. He joined Arch Re (Bermuda) in 2001 as an underwriter. From 1999 to 2001, Mr. Rajeh served as Assistant Vice President at HartRe, a subsidiary of The Hartford Financial Services Group, Inc. Mr. Rajeh also served in several business analysis positions at the United States Fidelity and Guarantee Company between 1992 and 1996 and as an underwriter at F&G Re from 1996 to 1999. He has a B.S. from The Wharton School of Business of the University of Pennsylvania, and he is a Chartered Property Casualty Underwriter.
Andrew T. Rippert has served as Chief Executive Officer, Global Mortgage Group at ACGL since January 2014. Prior to that, he served as President and Chief Executive Officer of Arch Mortgage Insurance from December 2011 to March 2014. Prior to December 2011, he served as senior executive of mortgage insurance at Arch Re (Bermuda). He joined Arch Insurance Company (Europe) Limited ("Arch Insurance Europe") in September 2010 as a senior vice president. Prior to that time, he worked as a consultant to mortgage insurers and mortgage backed security investors. From 2001 through 2006, he held various positions at Radian Guaranty Inc., a subsidiary of Radian Group Inc. including senior vice president and managing director of the international mortgage insurance group. He has also worked in reinsurance as an actuary and underwriter. Mr. Rippert graduated from Drexel University with a B.S. in physics and mathematics and has an M.B.A. from The Wharton School of the University of Pennsylvania. Mr. Rippert is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.
Board of Directors
Leadership Structure
The Board currently combines the role of chairman of the board and chief executive officer, together with an independent lead director to strengthen our corporate governance structure. We believe that the combined role of chairman and chief executive officer promotes unified leadership and direction for the Company, which provides a single, clear focus for management to execute the Company's strategy and business plan. This structure also fosters clear accountability and effective decision making. We believe that the combined role of chairman and chief executive officer, together with an independent Board, including an independent lead director, provides an appropriate balance between strategy development and independent oversight of management.
Several factors ensure that we have a strong and independent Board. As indicated below, all directors, with the exception of Messrs. Iordanou and Vollaro, are independent as defined under the applicable listing standards of The NASDAQ Stock Market LLC ("NASDAQ"), and the audit, compensation and nominating committees of our Board are composed entirely of independent directors. The Company's independent directors bring experience, oversight and expertise from many industries, including the insurance industry. In addition to feedback provided during the course of Board meetings, the independent directors regularly meet in executive session without management present. The Board also has regular access to our management team.
The lead director coordinates the activities of the other non-management/independent directors, and performs such other duties and responsibilities as the Board may determine. The lead director presides at all meetings of the Board at which the chairman of the board is not present, including executive sessions of the non-management/independent directors, and has the authority to call meetings of the non-management/independent directors. The lead director also serves as principal liaison between the chairman of the board and the non-management/independent directors and works with the chairman of the board to develop an appropriate schedule of Board meetings and to establish the agendas for Board meetings. In addition, the lead director advises the chairman of the board as to the quality, quantity and timeliness of the flow of information from the Company's management that is necessary for the independent directors to effectively and responsibly perform their duties. The lead director is also available, when appropriate, for consultation and direct communication with major shareholders.
Board Independence and Composition
The Board of Directors is required to determine which directors satisfy the criteria for independence under the rules of NASDAQ. To be considered independent, a director may not maintain any relationship that would interfere with his or her independent judgment in completing the duties of a director. The rules state that certain relationships preclude a board finding of independence, including a director who is, or during the past three years was, employed by the company, and any director who accepts any payments from the company in excess of $120,000 during the current year or any of the past three years, other than director fees or payments arising solely from investments in the company's securities. The rules specifically provide that ownership of company stock by itself would not preclude a board finding of independence. Our Board of Directors consists of twelve directors, including ten non-employee directors. Our Board of Directors has concluded that the following ten non-employee directors are independent in accordance with the director independence standards set forth in Rule 5600 of the rules of NASDAQ: John L. Bunce, Jr., Eric W. Doppstadt, Kewsong Lee, Yiorgos Lillikas, James J. Meenaghan, Deanna M. Mulligan, Louis J. Paglia, John M. Pasquesi, Brian S. Posner and Eugene S. Sunshine. In making these independence determinations, the Board reviewed the relationships with the directors set forth under the captions "Compensation Committee Interlocks and Insider Participation" and "Certain Relationships and Related Transactions," including ordinary course transactions not meeting the disclosure threshold with insurers, reinsurers and producers in which a director or a fund affiliated with any of our directors maintained at least a 10% ownership interest.
Role in Risk Oversight
Our Board, as a whole and also at the committee level, has an active role in overseeing management of the Company's risks. The Board regularly reviews information regarding the Company's business and operations, including with respect to underwriting, investments, capital management, liquidity, financial reporting and compliance, as well as the risks associated with these activities. Committees of the Board help oversee the business and operations of the Company. The underwriting oversight committee oversees risks relating to our underwriting activities, including with respect to accumulations and aggregations of exposures in our insurance and reinsurance businesses. The members of the underwriting oversight committee regularly participate in the underwriting review meetings held in our insurance and reinsurance operations. The audit committee oversees management of financial reporting and compliance risks. The compensation committee is responsible for overseeing the management of risks relating to the Company's compensation plans and arrangements, retention of personnel and succession planning. The finance and investment committee oversees risks relating to our investment and capital management activities. The nominating committee oversees risks associated with the composition of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. Please refer to "Committees of the Board of Directors."
Code of Business Conduct, Committee Charters and Corporate Governance Guidelines
We have adopted a Code of Business Conduct, which describes our ethical principles, and charters of responsibilities for our standing Board committees, including underwriting oversight, audit, compensation, executive, finance and investment and nominating committees. We have also adopted Corporate Governance Guidelines that cover issues such as executive sessions of the Board of Directors, director qualification and independence requirements, director responsibilities, access to management, evaluation and communications with the Board in order to help maintain effective corporate governance at the Company. The full text of our Code of Business Conduct, each committee charter and our Corporate Governance Guidelines is available on the Company's website located at www.archcapgroup.com. None of the material on our website is incorporated herein by reference.

Meetings
The Board of Directors held four meetings during 2014. Each director attended 75% or more of all meetings of the Board of Directors and any committees on which the director served during fiscal year 2014. Directors are encouraged, but not required, to attend our annual general meetings of shareholders. All of our then current directors attended the 2014 annual general meeting.
Communications with the Board of Directors
Shareholders may communicate with the Board of Directors or any of the directors by sending written communications addressed to the Board of Directors or any of the directors, c/o Secretary, Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda. All shareholder communications will be compiled by the Secretary for review by the Board of Directors.
Committees of the Board of Directors
Underwriting Oversight Committee
The underwriting oversight committee of the Board of Directors assists the Board of Directors by reviewing the underwriting activities of our insurance and reinsurance subsidiaries. The underwriting oversight committee currently consists of John D. Vollaro (chairman), Yiorgos Lillikas, Louis J. Paglia, John M. Pasquesi and Brian S. Posner. The underwriting oversight committee held four meetings in 2014.
Audit Committee
The audit committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements. The audit committee currently consists of Brian S. Posner (chairman), Yiorgos Lillikas, Louis J. Paglia and Eugene S. Sunshine. All of such audit committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of audit committees and the independence requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board of Directors has determined that Mr. Posner qualifies as an "audit committee financial expert" under the rules of the Securities and Exchange Commission ("SEC"). The audit committee held five meetings during 2014.
Compensation Committee
The compensation committee of the Board of Directors approves the compensation of our senior executives and has overall responsibility for approving, evaluating and making recommendations to the Board of Directors regarding our officer compensation plans, policies and programs. The compensation committee currently consists of John L. Bunce, Jr. (chairman), Kewsong Lee, Deanna M. Mulligan and Eugene S. Sunshine. All of such compensation committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of compensation committees. None of the members of the committee are or have been officers or employees of the Company. In addition, no executive officer of the Company served on any board of directors or compensation committee of any entity (other than ACGL) with which any member of our Board of Directors serves as an executive officer. The compensation committee held four meetings during 2014.
Executive Committee
The executive committee of the Board of Directors may generally exercise all the powers and authority of the Board of Directors, when it is not in session, in the management of our business and affairs, unless the Board of Directors otherwise determines. The executive committee currently consists of Kewsong Lee (chairman), John L. Bunce, Jr., Constantine Iordanou and John M. Pasquesi. The executive committee held two meetings during 2014.

Finance and Investment Committee
The finance and investment committee of the Board of Directors oversees the Board of Directors' responsibilities relating to the financial affairs of the Company and recommends to the Board of Directors financial policies, strategic investments and overall investment policy, including review of manager selection, benchmarks and investment performance. The finance and investment committee currently consists of John M. Pasquesi (chairman), John L. Bunce, Jr., Eric W. Doppstadt, Constantine Iordanou, Kewsong Lee, Deanna M. Mulligan, Brian S. Posner and John D. Vollaro. The finance and investment committee held four meetings during 2014.
Nominating Committee
The nominating committee of the Board of Directors is responsible for identifying individuals qualified to become directors and recommending to the Board of Directors the director nominees for consideration at each annual meeting of shareholders. The nominating committee currently consists of Kewsong Lee (chairman), Eric W. Doppstadt, Deanna M. Mulligan and John M. Pasquesi. All of such nominating committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of nominating committees. The nominating committee held three meetings during 2014.
When the Board of Directors determines to seek a new member, whether to fill a vacancy or otherwise, the nominating committee will consider recommendations from Board members, management and others, including shareholders. In general, the committee will look for new members, including candidates recommended by shareholders, possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge and experience in the areas of insurance, reinsurance or other aspects of our business, operations or activities, as well as knowledge of the business environments in the jurisdictions in which we currently operate or intend to operate in the future. The Company endeavors to maintain a Board of Directors representing a diverse spectrum of expertise, background, perspective, race, gender and experience.
A shareholder who wishes to recommend a director candidate for consideration by the nominating committee should send such recommendation in writing to the Secretary, Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda and should comply with the advance notice requirements set forth in our bye-laws, as described under the caption "Shareholder Proposals for the 2016 Annual General Meeting." As described below in more detail, every submission must include a statement of the qualifications of the nominee, a consent signed by the candidate evidencing a willingness to serve as a director if elected, and a commitment by the candidate to meet personally, if requested, with the nominating committee. It is the policy of the committee to review and evaluate each candidate for nomination submitted by shareholders in accordance with the above procedures on the same basis as candidates that are suggested by our Board of Directors.
The nominating committee has not paid a fee to third parties in connection with the identification and evaluation of nominees, nor has it rejected a candidate recommended by a 5% shareholder, but, in each case, reserves the right to do so.
Compensation Committee Interlocks and Insider Participation
The compensation committee currently consists of John L. Bunce, Jr. (chairman), Kewsong Lee, Deanna M. Mulligan and Eugene S. Sunshine. None of the members of the committee are or have been officers or employees of the Company.
From time to time, in the ordinary course of our business, we may enter into transactions, including insurance and reinsurance transactions and brokerage or other arrangements for the production of business, with entities in which companies or funds affiliated with directors of ACGL may have an ownership or other interest.
As part of its investment philosophy, the Company invests a portion of its investment portfolio in alternative investment funds. As of December 31, 2014, the Company had aggregate commitments of $395.9 million to funds managed by The Carlyle Group ("Carlyle"). Of such amount, $260.2 million was unfunded as of December 31, 2014. The Company may make additional commitments to funds managed by Carlyle from time to time. During 2014, the Company made aggregate capital contributions to funds managed by Carlyle of $63.5 million, and received aggregate cash distributions from funds managed by Carlyle of $45.8 million, of which $34.4 million represents a return of capital. Kewsong Lee, a director of ACGL, is a Managing Director and Deputy Chief Investment Officer for Corporate Private Equity at Carlyle.

In the ordinary course of its investment activities, The Guardian Life Insurance Company of America ("Guardian") invests funds in equity and debt securities of many companies, and from time to time may own equity and/or debt securities of the Company. In connection with the Company’s senior note offering in December 2013, Guardian purchased $30 million of the Company’s 5.144% senior notes due in 2043. Deanna M. Mulligan, a director of the Company, is President and Chief Executive Officer of Guardian.
Certain of our directors and executive officers acquired shares of Watford Holdings Ltd. ("Watford") at the time of its launch in March 2014 at the same price per share paid by other investors. We have an approximately 11% equity interest in Watford and the right to designate two members of Watford’s five member board of directors. We consolidate Watford’s financial results under applicable accounting principles. See "-Ownership of Watford Holdings Ltd. Shares" in this Proxy Statement and notes 4 "Variable Interest Entity and Noncontrolling Interests" and 5 "Segment Information" accompanying our consolidated financial statements included in our 2014 Annual Report for more information about Watford.
Report of the Audit Committee of the Board of Directors
The audit committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements.
It is not the responsibility of the audit committee to plan or conduct audits or to determine that ACGL's financial statements are in all material respects complete and accurate and in accordance with generally accepted accounting principles ("GAAP"). The financial statements are the responsibility of the Company's management. The Company's independent public registered accounting firm is responsible for expressing an opinion on these financial statements based on their audit. It is also not the responsibility of the audit committee to assure compliance with laws and regulations or with any codes or standards of conduct or related policies adopted by ACGL from time to time which seek to ensure that the business of ACGL is conducted in an ethical and legal manner.
The audit committee has reviewed and discussed the consolidated financial statements of ACGL and its subsidiaries set forth in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014 ("2014 Annual Report"), management's annual assessment of the effectiveness of ACGL's internal control over financial reporting and PricewaterhouseCoopers LLP's opinion on the effectiveness of internal control over financial reporting, with management of ACGL and PricewaterhouseCoopers LLP, independent registered public accounting firm for ACGL.
The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the audit committee. The audit committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence.
Based on the review and discussions with management of ACGL and PricewaterhouseCoopers LLP referred to above and other matters the audit committee deemed relevant and appropriate, the audit committee has recommended to the Board of Directors that ACGL publish the consolidated financial statements of ACGL and its subsidiaries for the year ended December 31, 2014 in our 2014 Annual Report.

AUDIT COMMITTEE James J. Meenaghan (chairman) Yiorgos Lillikas Louis J. Paglia Brian S. Posner(1) Eugene S. Sunshine

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(1) Mr. Posner succeeded Mr. Meenaghan as chairman of the Audit Committee, effective February 27, 2015.

Compensation Discussion and Analysis
Introduction
In this section, we discuss the principal aspects of our compensation program as it pertains to Constantine Iordanou, Chairman of the Board, President and Chief Executive Officer of ACGL; Mark D. Lyons, Executive Vice President, Chief Financial Officer, Chief Risk Officer and Treasurer of ACGL; and our three other most highly-compensated executive officers in 2014, Marc Grandisson, Chairman and Chief Executive Officer of Arch Worldwide Reinsurance and Mortgage Groups, David H. McElroy, Chairman and Chief Executive Officer of Arch Worldwide Insurance Group and Arch Insurance Group, and W. Preston Hutchings, President of Arch Investment and Senior Vice President and Chief Investment Officer of ACGL. We refer to these individuals throughout this section as the "named executive officers." Our discussion focuses on our compensation and practices relating to 2014.
The compensation committee of our Board of Directors (which we refer to as the "Committee" in this section) is responsible for determining and approving the individual elements of total compensation paid to the chief executive officer and our other executive officers and establishing overall compensation policies for our employees. The Committee also oversees the administration of executive compensation plans and certain employee benefits. Our Board of Directors appoints each member of the Committee and has determined that each is an independent director under the applicable standards of NASDAQ.
Executive Summary
We seek to attract and retain quality executives who will contribute to our long-term success and help us to manage all phases of the underwriting cycle. We seek to provide a compensation program that is driven by our overall financial performance and the increase in shareholder value. The principal features of our compensation programs and policies are summarized below. Please refer to the balance of this discussion for additional details.

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Key Principles. The main principles of our strategy include the following: (1) compensation decisions are driven by performance, (2) increased compensation is earned through an employee's increased contribution and (3) a majority of total compensation should consist of variable, performance-based compensation.

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Emphasis on Performance-Based Incentives. Our compensation program includes both fixed and variable compensation, with an emphasis on long-term compensation that is tied to Company performance. Although we do not apply rigid apportionment goals in our compensation decisions, our philosophy is that variable pay, in the form of annual cash incentive bonuses and share-based awards, should constitute the majority of total direct compensation.

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Pay-Mix. Consistent with our philosophy of emphasizing variable, performance-based compensation, the base salaries for 2015 for all named executive officers of the Company were not increased from 2014 levels, except that the salary of Mr. Grandisson was increased in 2014 to reflect his additional responsibilities related to the oversight of the Company's reinsurance and mortgage groups. Compensation for all named executive officers of the Company was weighted significantly towards performance-based compensation in the form of a cash incentive bonus payment and share-based awards. Specifically, in 2014, for our named executive officers we allocated compensation as follows: (1) base salaries ranging from approximately 10% to 27% of total compensation and (2) variable, performance-based compensation, in the form of annual cash incentive bonuses and long-term incentive share-based awards, ranging from approximately 73% to 90% of total compensation, as described below.

In addition, our chief executive officer elected to receive 50% of his cash bonus for 2014 in the form of share-settled stock appreciation rights ("SARs"), with an exercise price equal to the closing stock price on the grant date. Share price appreciation over an extended period of time will be required in order for Mr. Iordanou to realize any compensation benefit from this significant component of his 2014 compensation.

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Share-Based Awards. A substantial component of variable compensation is granted in the form of annual multi-year vesting share-based awards, which make stock price appreciation over an extended period of time fundamental in realizing a compensation benefit. By emphasizing long-term performance through using long-term incentives, we align our executives’ interests with our shareholders’ interests and create a strong retention tool. The Company provides awards in the form of restricted share/unit grants and SARs and stock options. Our share-based awards typically provide for vesting over three years, and our proposed 2015 Long Term Incentive and Share Award Plan generally requires, at minimum, one year vesting, exercisability and distribution provisions for share-based awards granted under it. Subject to exceptions for death, disability and change in control, our 2015 Long Term Incentive and Share Award Plan prohibits the exercise of discretion to accelerate vesting of awards. Our plans do not permit liberal share recycling, granting of SARs or stock options at an exercise price below the fair market value on the grant date, do not allow for repricing or reducing the exercise price of a stock option or SAR, and also do not permit repurchases of out-of-the-money stock options. We set the exercise price of stock options and SARs at the closing share price on the date of grant.

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Key Metrics and Other Performance Measures. Specific factors affecting compensation decisions include two key financial metrics, growth in book value per share, which creates long-term shareholder value, and operating return on average common equity ("operating ROE"), which drives book value growth and is a key indicator of the efficient use of capital. We also take into account after-tax operating income, combined ratio, investment performance and net income return on average common equity ("net income ROE"), which reflects the impact of the Company's investment philosophy of maximizing total returns in our portfolio. The Committee also considers the achievement of strategic objectives and support of our values by promoting a culture of integrity through compliance with law and our ethics policies. In determining the performance-based compensation of our chief executive officer and other named executive officers, the Committee reviews the estimated bonus pool determined under a quantitative, formula-based measure (referred to as the "Formula Approach") included in our Incentive Compensation Plan. These calculations are based on ROE targets for the current and prior underwriting years. The Committee also measures Company performance based on an analysis of our financial performance on an absolute basis and as compared to that of Selected Competitors (as defined below) reviewed annually by the Committee. In determining the amount and mix of compensation elements, the Committee employs its business judgment in administering the Company's compensation programs and in the evaluation process, which the Committee believes enables us to respond more flexibly to changes in the business environment as well as the Company's operations.

Please refer to "2014 Highlights" below.

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Risk Management. We believe our approach to evaluation of performance and the design of our compensation programs assists in mitigating excessive risk-taking that could harm our Company. We emphasize variable compensation that is tied to Company performance. Furthermore, and as discussed above, the Formula Approach included in our Incentive Compensation Plan, which is applied to employees in our insurance, reinsurance and mortgage insurance and reinsurance groups and is reviewed in connection with compensation decisions relating to our named executive officers, is based on underwriting performance during a given underwriting year. For each underwriting year, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants over a 10-year development period. Since much of our business requires multiple years to determine whether we have been successful in our assessment of risk, we have structured our plan in this manner so that incentive payments are made to employees as actual results become known.

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Double Trigger Change-in-Control Arrangements. In the event of a change in control, the employment agreements with our named executive officers require an involuntary or constructive termination of the executive's employment in order for severance payments to be made. Similarly, the current annual award agreements for the named executive officers provide that unvested shares and unvested options/SARs do not vest immediately upon a change in control. Rather, in the event that the employee's employment is terminated by the Company other than for cause or by the employee for good reason within two years following the consummation of a change in control ("double trigger"), unvested shares and unvested options/SARs would immediately vest, and the options/SARs would have a remaining term of 90 days from termination. These provisions are consistent with our objective of providing employees with a level of financial protection upon loss of employment.

•	No Excise Tax Gross-Ups. We do not provide excise tax gross-ups to any of our executives.

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Complementary Governance Policies and Practices. The Company's compensation philosophy and related governance features are complemented by several specific elements that are designed to align our compensation with long-term shareholder interests, which are outlined below and described in more detail in this proxy statement.

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Clawback Policy. The Company maintains a clawback policy covering all executive officers, including the chief executive officer, which provides for affected incentive-based compensation to be recouped by the Company in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws.

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Share Ownership Guidelines for Executives and Directors. In an effort to further align the interests of the senior management team and the directors with the interests of shareholders, the Company has share ownership guidelines that require our senior executives and the directors to maintain designated levels of ownership of the common shares of ACGL. These guidelines require common share ownership levels as follows: (1) chief executive officer of ACGL—six times base salary; (2) named executive officers and other executives who file reports under Section 16 of the Exchange Act and certain other members of senior management designated from time to time—four times base salary; and (3) other designated members of senior operating management—three times base salary. Individuals subject to these guidelines have five years to meet the applicable minimum requirement.

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Share Holding Requirements for Executives and Directors. In 2015, the Company adopted a policy requiring each of our senior executives and directors retain an amount equal to 50% of the net profit shares received from Company equity awards until he or she has attained the applicable share ownership level. Net profit shares are the shares remaining after payment of the exercise price of an option and taxes owed on exercise of options or SARs, vesting of restricted stock, or vesting and payout under restricted stock units and performance shares. This policy was adopted in an effort to ensure our executives and directors meet and maintain their share ownership guidelines.

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No Hedging Permitted. Under the insider trading policy included in our Code of Business Conduct, our named executive officers, other members of senior management and our directors are not permitted to engage in hedging activities with respect to the Company's securities.

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Code of Business Conduct, Committee Charters and Corporate Governance Guidelines. We have adopted a Code of Business Conduct, which describes our ethical principles, and charters of responsibilities for all of our standing Board committees. We have also adopted Corporate Governance Guidelines that cover issues such as executive sessions of our Board of Directors, director qualification and independence requirements, director responsibilities, access to management, evaluation and communications with the Board in order to help maintain effective corporate governance at the Company.

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Executive Sessions. The Committee meets in executive sessions (without management present) as necessary, particularly when administering any aspect of the compensation program for the chairman and chief executive officer of ACGL. Compensation matters in respect of the chairman and chief executive officer of ACGL, the chief financial officer of ACGL and the general counsel of Arch Capital Services Inc. are subject to ratification by our Board of Directors.

2014 Highlights
During 2014, the Company performed well in a difficult environment. Specifically,

•	Financial Results.

•	Gross premiums written increased 13.4% from 2013.

•	Net premiums written increased 7.9% from 2013.

•	Underwriting income increased 5.0% from 2013.

•	After-tax operating income available to Arch common shareholders increased 4.3% from 2013 on a per share basis.

•	Net income available to Arch common shareholders increased 18.7% from 2013 on a per share basis.

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Our GAAP combined ratio, a measure of underwriting performance, was 86.8% in 2014 and 85.9% in 2013. A lower ratio indicates higher underwriting margins. The combined ratio consisted of a loss ratio of 53.0% in 2014 and 53.4% in 2013 and an underwriting expense ratio of 33.8% in 2014 and 32.5% in 2013. The increase in the expense ratio was due mainly to shifts in business mix, including costs associated with building our mortgage insurance business, which we believe will be an important business for us in the future.

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On the investment side, the Company’s portfolio generated $284.3 million of net investment income in 2014, up 7.1% from 2013 on a per-share basis. Total return was 3.21% in 2014, compared with 1.28% in 2013.

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Key Metrics. In evaluating the performance of the Company in connection with our performance-based compensation programs, we focus primarily on two main benchmarks: growth of book value per share, which creates long-term shareholder value; and operating ROE, which drives book value growth and is a key indicator of the efficient use of capital.

Book value per share was $45.58 at December 31, 2014, an increase of 14.5% from 2013, the Company’s sixth consecutive annual increase. Book value per share has grown at a compound annual rate of 16.0% over the past decade. The Company ranked third in growth in book value per share in 2014 among our Selected Competitors, and was first over the past five years.
Operating ROE was 11.1%, down slightly from 2013 primarily due to growth in our capital base, and has averaged 14.6% per year over the past decade. Operating ROE measures the Company’s performance after excluding non-operating items such as investment gains and losses and foreign exchange gains and losses. The Committee also considers a similar metric, net income ROE, which includes these items. Net income ROE increased to 14.6% in 2014 from 13.5% in 2013, and has averaged 16.1% over the past decade. Net income ROE reflects the impact of the Company’s investment philosophy of maximizing total returns in our portfolio. The Company ranked seventh and fifth, respectively, in operating ROE and net income ROE, among our Selected Competitors in 2014.

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Common Stock Performance. As of December 31, 2014, the closing price for our common shares was $59.10. Although the price for our common shares was down 1% in 2014, the performance has been strong over the longer term. For example, our common share price appreciated by 35.6% in 2013 and by 19.9% on a compound annualized basis over the past five years. For the five-year period, our total stock return, which assumes reinvestment of dividends, was second among our Selected Competitors. During that period, the total stock return for the S&P 500 Composite Stock Index ("S&P 500 Index") and the S&P 500 Property & Casualty Insurance Index was 15.5% and 15.9%, respectively. Please refer to the performance graph in Item 5 of our 2014 Annual Report for the comparison of cumulative total shareholder return of our common shares for each of the last five years through December 31, 2014 to the cumulative total return, assuming reinvestment of dividends, of (1) the S&P 500 Index and (2) the S&P 500 Property & Casualty Insurance Index. In addition, at December 31, 2014 and 2013, our common share price represented an approximately 130% and 150% premium to our book value per share (“Share Price Multiple”). For the property and casualty industry, price to book value is viewed as an important indicator of company performance by analysts and the investment community. At December 31, 2014, our Share Price Multiple was first among our Selected Competitors.

•	Strategic Initiatives. The Company made significant investments to diversify our business in 2014 that are expected to benefit our shareholders in the future.
The Company entered the primary United States mortgage insurance market in January 2014 when we acquired the mortgage insurance operations of CMG Mortgage Insurance Company and the assets of PMI Mortgage Insurance Co. in the United States and combined these operations with the Company's existing global mortgage insurance and reinsurance platform. Our U.S. mortgage operations had $204.8 million of net premiums written in 2014, and by December 31, 2014, the Company had enrolled 19 of the top 25 mortgage lenders in the U.S. as customers and had reviewed and approved 481 master policy applications from banks. In addition, the Company recently activated Arch Mortgage Guaranty Company to insure mortgages that originators intend to retain in their portfolios or include in private securitizations.
The Company also launched Watford Re, an innovative, multi-line Bermuda company, in March 2014 with $1.13 billion of capital. Watford Re is an independent company in which the Company owns an approximately 11% equity interest and for which it serves as underwriting manager. Watford Re also got off to a strong start, writing $288.6 million of gross premiums in its first year. Watford allows the Company to leverage its underwriting skills, receive fee income and serve customers with a broader range of insurance products.

Compensation Objectives and Philosophy
The objectives of our executive compensation program are to:

•	attract and retain quality executives who will contribute to our long-term success and, thereby, increase shareholder value;

•	enhance the individual executive's short and long-term performance;

•	align the interests of the executive with those of our shareholders; and

•	improve overall Company performance and support the ACGL culture of teamwork, underwriting discipline and commitment to the highest ethical standards.
ACGL seeks to provide a compensation program that is driven by our overall financial performance, the increase in shareholder value, the success of the operating unit or function directly affected by the executive's performance and the individual performance of the executive. The main principles of this strategy include the following: (1) compensation decisions are driven by performance, (2) increased compensation is earned through an employee's increased contribution and (3) a majority of total compensation should consist of variable, performance-based compensation.
We believe that the Company's compensation program provides a competitive mix of pay elements that align executive incentives with shareholder value. Our executive compensation program includes both fixed and variable compensation, with an emphasis on long-term compensation that is tied to Company performance. Although we do not apply rigid apportionment goals in our compensation decisions, our philosophy is that variable pay, in the form of annual cash incentive bonuses and share-based awards, should constitute the majority of total direct compensation. A substantial component of variable compensation is granted in the form of share-based awards, which make stock price appreciation fundamental in realizing a compensation benefit. By emphasizing long-term performance through using long-term incentives, we align our executives' interests with our shareholders' interests and create a strong retention tool.
We rely on the Committee's judgment in making compensation decisions for the named executive officers after reviewing the overall performance of our Company and evaluating an executive's performance during the year against established objectives, leadership qualities, scope of responsibilities and current compensation. Specific factors affecting compensation decisions include key financial metrics, such as growth in book value per share, operating ROE, after-tax operating income, combined ratio, investment performance and net income ROE, as well as achieving strategic objectives and supporting our values by promoting a culture of integrity through compliance with law and our ethics policies. We generally do not adhere to rigid formulas in determining the amount and mix of compensation elements. We employ flexibility in our compensation programs and in the evaluation process, which we believe helps to position us to respond to changes in the business environment.
Elements of Compensation Program
The four primary components of our executive compensation program are (1) base salary, (2) annual cash incentive bonuses, (3) long-term incentive share-based awards and (4) benefits.
Base Salary. Base salaries are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. We pay base salaries because they provide a basic level of compensation and are necessary to recruit and retain executives. The Committee has the ability, subject to the terms of any employment agreement, to use base salary adjustments to reflect an individual's performance or changed responsibilities.
Base salary levels are also important because we generally tie the target amount of incentive compensation to an executive's base salary. For example, annual target bonus opportunities are denominated as a percentage of the executive's base salary. In addition, as discussed above, the Committee emphasizes a mix of compensation weighted towards variable, performance-based compensation. At lower executive levels, base salaries represent a larger proportion of total compensation than at senior executive levels.
Annual Cash Incentive Bonuses. We use annual cash incentive bonuses as a short-term incentive to drive achievement of our annual performance goals. Specifically, annual cash incentive bonuses are designed to: (1) promote the achievement of financial goals, (2) support our strategic objectives and (3) reward achievement of specific performance objectives.

Annual bonus awards are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibilities. The size of an executive's bonus award is influenced by these factors, corporate performance, individual performance and market practice. As an employee's responsibilities increase, the portion of his or her bonus that is dependent on corporate performance increases.
We initially denominate a target annual cash incentive bonus opportunity as a percentage of an executive's base salary. For each employee, his or her target is an approximation of the bonus payment that may be paid if performance goals and other expectations are attained by both the employee and the Company as a whole. For each of the named executive officers, the target annual bonus opportunity is 100% of such executive's respective base salary.
Our annual bonus awards are paid under our Incentive Compensation Plan. The plan combines two sets of performance measures: (1) a qualitative judgment about progress and performance each year (referred to as the "Target Bonus Approach") and (2) a quantitative, formula-based measure (referred to as the "Formula Approach").
The Target Bonus Approach is applied to all the named executive officers, as well as to our investment management team, substantially all of the employees of Arch Capital Services Inc. and other designated officers of the group. Under the Target Bonus Approach, the executive's bonus is determined by the Committee taking into account overall Company performance, department or function performance, individual performance and other measures deemed applicable by the Committee. The Committee measures Company performance based on an analysis of our financial performance on an absolute basis and as compared to that of Selected Competitors (as defined below) reviewed annually by the Committee. The financial metrics evaluated by the Committee in measuring Company performance include growth in book value per share, operating ROE, after-tax operating income, combined ratio, investment performance and net income ROE. Approved annual bonus awards are paid in cash in an amount reviewed and approved by the Committee and ordinarily paid in a single installment in the first quarter following the completion of a given year.
The Formula Approach is applied to executives included in our insurance and reinsurance groups and is reviewed in connection with compensation decisions relating to our named executive officers. Under the Formula Approach, a bonus pool is established for each of our insurance segment and our reinsurance segment based on underwriting performance during a given underwriting year. For each underwriting year, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants over a 10-year development period. Since much of our business requires multiple years to determine whether we have been successful in our assessment of risk, we have structured our plan in this manner so that incentive payments are made to employees over a period of years as actual results become known, which we believe effectively aligns pay with performance.
Please refer to "2014 Compensation Decisions."
Long-Term Incentive Share-Based Awards. We emphasize long-term variable compensation at the senior executive levels because of our desire to reward effective long-term management decision making and provide the named executive officers with a future interest in the Company. Long-term incentives, which comprise a significant portion of executive compensation, are designed to focus attention on long-range objectives and future returns to shareholders, and are delivered to the named executive officers and other employees through share-based awards under our long-term incentive plans. Our long-term incentive share award plans provide for the grant to eligible employees of a wide range of share-based awards.
The Company provides grants in the form of restricted common share/unit awards, SARs and stock options. SARs represent a right to be paid, upon exercise, an amount measured by the difference between the fair market value per share on the exercise date and the exercise price of the SAR (the "spread"), multiplied by the number of shares with respect to which the SAR is exercised, with the resultant amount paid in shares valued on the exercise date. The value of SARs to employees should be equivalent to that of options. In addition, the Company's outstanding stock option agreements allow for net exercise to the extent permitted or otherwise advisable under applicable legal and accounting principles.
As indicated above, the Company's mix of share-based awards includes restricted shares and units, which are a more predictable and flexible equity incentive than option and SAR awards. As a result, restricted shares and units are generally more meaningful to employees and, therefore, could provide a more significant incentive to remain with the Company during the vesting period.
Our share-based compensation is designed to align the interests of executives and shareholders by providing value to the executive as the share price increases. Due to the variability of the share price, the value of stock options, SARs and restricted share/unit awards is dependent upon our overall results and how we are perceived by our shareholders and the marketplace. Based on the foregoing, the Company believes that share-based awards encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of our common shares, which benefits all ACGL shareholders.
Share-based compensation grant levels and awards are reviewed and determined by the Committee periodically. Grants of share-based compensation are determined on the basis of a number of factors, including: (1) corporate performance on an absolute basis and relative to Selected Competitors (as defined below) and individual performance, (2) the executives' contribution to the Company's success and (3) competitive total compensation and long-term incentive grant levels as determined in the market.
Share-based awards granted to employees vest over a prescribed period, motivating executives to remain with us and sustain high corporate performance in order to increase the value of such awards. The annual grants of share-based awards outlined in the "Grants of Plan-Based Awards" table that were made in May 2014 will vest ratably over a three-year period. The Company believes that these annual grants are consistent with the Company's objectives to retain management and to align further the interests of management and the Company's shareholders. Options and SARs awarded to employees are granted with an exercise price equal to the closing price of the shares on the date of grant and, subject to earlier termination under certain circumstances as set forth in the award agreements, will expire 10 years from the grant date.
Please refer to "2014 Compensation Decisions."
The current annual award agreements for the named executive officers provide that, in the event that the employee's employment is terminated by the Company other than for cause or by the employee for good reason within two years following a change in control, unvested shares and unvested options/SARs would immediately vest, and the options/SARs would have a remaining term of 90 days from termination. Unlike single trigger provisions that provide for vesting immediately upon a change in control, the agreements require a double trigger, i.e., the consummation of a change in control followed by an involuntary loss of employment or termination following an involuntary change in responsibilities within two years thereafter. This is consistent with the purpose of the provision, which is to provide employees with a level of financial protection upon loss of employment following a change in control.
In addition, commencing with grants on and after September 2004, our annual share-based award agreements provide that, if an employee's employment terminates (other than for cause) after retirement age, unvested shares and unvested options would continue to vest pursuant to the normal vesting schedule so long as the employee does not engage in a competitive activity following retirement. However, the award agreements also provide that, if a retired employee does engage in a competitive activity, any unvested awards would be forfeited and the holder would have a reduced period in which to exercise vested options. These provisions provide additional alignment with shareholders for long-term decision making by executives nearing retirement and are designed to help provide our retired employees with financial security so long as the Company's interests are protected.
Please refer to the description of our award agreements included below under the caption "Share-Based Award Agreements."
Benefits. ACGL seeks to provide benefit plans, such as medical coverage and life and disability insurance, consistent with applicable market conditions. Our health and welfare plans help ensure that the Company has a productive and focused workforce through reliable and competitive healthcare and other benefits. Defined contribution retirement plans are provided for all employees according to local market conditions. Retirement plans help employees save and prepare for retirement. The named executive officers are eligible for the benefit plans provided to all other employees. The Company generally credits only actual service with the Company towards benefits under the Company's benefit plans. The Company does not maintain any defined benefit retirement or pension plans.
During 2014, certain members of senior management, including Mr. McElroy, participated in the Company's non-qualified defined contribution retirement plan, which provides additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to limits on annual compensation. Participants in the non-qualified plan do not receive preferential earnings on their investments. Account balances are paid in cash following termination of employment in accordance with the terms of the plan. The principal benefit to the participating executives is that U.S. taxes are deferred until distribution of the funds. As described below under "—Tax Considerations—Sections 409A and 457A," commencing with the 2009 year, this benefit is no longer available to certain employees, including Messrs. Iordanou, Lyons and Grandisson, due to changes in the governing law. In lieu of pension and matching contributions previously provided to these former participants through the non-qualified plan, we provide comparable benefits to these employees in the form of current cash payments subject to tax.

The Company maintains a broad-based employee share purchase plan. The purpose of this plan is to provide employees with an opportunity to purchase common shares of ACGL through payroll deductions, thereby encouraging employees to share in the economic growth and success of the Company. The Company also provides a broad-based matching gift program pursuant to which the Company matches eligible contributions by employees to qualified charitable organizations. During 2014, the Company made an aggregate of approximately $270,280 in matching contributions on behalf of the named executive officers.
In addition, the Company provides our named executive officers with perquisites and other benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key employees. In developing our guidelines for the administration of these various benefits, the Company reviews the job requirements of various positions and the anticipated business use of such benefits, as well as available market data. Similar benefits are generally provided by insurers and reinsurers for similarly situated employees and we believe these benefits are necessary for recruitment and retention purposes. These benefits primarily relate to those executives who work and reside in Bermuda and are typical of such benefits provided to expatriates located in Bermuda. Examples of these benefits include housing allowances, club memberships, the cost of tax preparation services and home leave for executives and family for those executives working outside their home country. In addition, certain tax regulations often subject our executives to taxation on the receipt of certain of these benefits. In certain of these situations, particularly in the case of those executives receiving expatriate benefits while working outside their home country, we provide an additional payment to the executive to reimburse the executive for approximate amounts of additional tax liability the executive will need to pay as a result of receiving such benefits.
Relationship Between Compensation Policies and Risk Management
We believe our approach to evaluation of performance and the design of our compensation programs assists in mitigating excessive risk-taking that could harm our Company. We emphasize long-term compensation that is tied to Company performance. Furthermore, the Formula Approach included in our Incentive Compensation Plan, which is applied to employees in our insurance and reinsurance groups, is based on underwriting performance during a given underwriting year. For each underwriting year, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants over a 10-year development period. Since much of our business requires multiple years to determine whether we have been successful in our assessment of risk, we have structured our plan in this manner so that incentive payments are made to employees as actual results become known, which effectively aligns pay with performance. In addition, a substantial component of variable compensation is granted in the form of multi-year vesting share-based awards, which make stock price appreciation over an extended period of time fundamental in realizing a compensation benefit.
The Company's compensation philosophy and related governance features are also complemented by several specific elements that are designed to align our compensation with long-term shareholder interests. These elements include a clawback policy covering all executive officers, including the chief executive officer, which provides for affected incentive-based compensation to be recouped by the Company in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws. In an effort to further align the interests of the senior management team and the directors with the interests of shareholders, the Company has share ownership guidelines and share holding requirements that together require our senior executives and the directors to maintain designated levels of ownership of the common shares of ACGL. In addition, under the insider trading policy included in our Code of Business Conduct, our named executive officers, other members of senior management and our directors are not permitted to engage in hedging activities with respect to the Company's securities.
Employment Agreements
The Company has entered into employment agreements with its chief executive officer and each of its other named executive officers. The employment agreements with our named executive officers require an involuntary or constructive termination of the executive's employment ("double trigger") in order for severance payments to be made. The terms of the employment agreements, including the severance benefit provisions, were structured to attract and retain persons believed to be key to our success, as well as to be competitive with compensation practices for executives in similar positions at companies of similar size and complexity. Please refer to "Employment Arrangements" below for a description of our employment agreements with Messrs. Iordanou, Lyons, Grandisson, McElroy and Hutchings.

Clawback Policy
The Company has a clawback policy covering all executive officers, including the chief executive officer. This policy provides that, in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Committee will review all incentive-based compensation that was paid to current or former executive officers during the three-year period preceding the required restatement. If any such incentive-based compensation would have been lower as a result of the restated financial results, the Committee will require the reimbursement of the incremental portion of the incentive-based compensation in excess of the compensation that would have been paid based on the restated financial results (to the extent permitted by applicable law). This policy will be interpreted in accordance with the applicable rules of NASDAQ (or other securities exchange on which our common shares are listed from time to time).
Matters Relating to Share Ownership and Share-Based Compensation
Share Ownership Guidelines. In an effort to further align the interests of the senior management team with the interests of shareholders, the Company has share ownership guidelines that require these executives to maintain designated levels of ownership of the common shares of ACGL. Specifically, these guidelines require common share ownership levels as follows: (1) chief executive officer of ACGL—six times base salary; (2) named executive officers and other executives who file reports under Section 16 of the Exchange Act and certain other members of senior management designated from time to time—four times base salary; and (3) other designated members of senior operating management—three times base salary. Each executive has five years to comply with the guidelines, and stock options, SARs and unvested restricted shares/units do not count toward the requirement.
Share Holding Requirements for Executives. In 2015, the Company adopted a policy requiring each of our senior executives retain an amount equal to 50% of the net profit shares received from Company equity awards until he or she meets their target ownership levels. Net profit shares are the shares remaining after payment of the exercise price of an option and taxes owed on exercise of options or SARs, vesting of restricted stock, or vesting and payout under restricted stock units and performance shares. See also "Director Compensation" for a description of share retention guidelines that require our non-employee directors to maintain designated levels of ownership of common shares of ACGL.
No Hedging Permitted. Under the insider trading policy included in our Code of Business Conduct, our named executive officers, other members of senior management and our directors are not permitted to engage in hedging activities with respect to the Company's securities. Specifically, these insiders may not engage in short sales, purchases on margin or buying or selling put options or call options with respect to our securities.
Options and SARs. Our plans do not permit granting of stock options or SARs at an exercise price below the closing price on the grant date and also do not allow for repricing or reducing the exercise price of a stock option or SAR. We also do not allow out-of-the-money options or SARs to be exchanged for cash or other property. We set the exercise price of stock options and SARs at the closing share price on the date of grant.
Certain Procedures Regarding Share-Based Compensation. The Committee approves all grants of share-based compensation to the named executive officers and other executives who file Section 16 reports with the SEC, and these awards also are generally approved by the full Board of Directors. The Committee approves annual share-based awards to other employees or, alternatively, may approve the size of the pool of such annual share-based awards to be granted to other employees, but may delegate to the chief executive officer and other members of senior management the authority to make and approve specific awards to other employees. In addition, the Committee has delegated to the chief executive officer or, in his absence, the chief financial officer, the authority to make and approve specific share-based awards to non-executives, principally new hires, who are not subject to Section 16 of the Exchange Act. The Committee reviews any grants made under this delegation on a regular basis.
Our practice is to make annual grants of share-based compensation on the dates of regularly scheduled meetings of the full Board of Directors. Our process for establishing the grant date well in advance provides assurance that grant timing is not being manipulated for employee gain. It is our current intention to consider the determinations for annual grants on the date of the May meeting of our Board of Directors. Under our current practice, we have chosen the May meeting of our Board of Directors because we believe that more complete information will be publicly available at that time regarding the financial performance of our Selected Competitors (as defined below) and the related share-based awards granted by these companies for performance during the prior year, which will provide the Committee and the Board of Directors with additional useful data before making final determinations on share-based compensation. Generally, awards are granted to the named executive officers as part of the annual process, which encompassed 603 Company employees worldwide for awards granted in 2014 for 2013 performance. We may grant a small percentage of awards at other times throughout the year on the date of regularly scheduled meetings of the Committee or the full Board of Directors in connection with hiring or the promotion of an executive or special retention circumstances. In addition, pursuant to the delegation of authority by the Committee, the chief executive officer or, in his absence, the chief financial officer, may approve at other times grants of share-based awards to non-executive officers. In the case of a new hire, the awards have grant dates corresponding to the date the employment commences for the new hire.
Tax Considerations
No Excise Tax Gross-Ups. In 2014, the Company entered into an amended and restated employment agreement with Mr. Iordanou, under which Mr. Iordanou agreed to eliminate the excise tax gross-up provision in the agreement. Accordingly, the Company does not provide excise tax gross-up payments to any of its executives. See also "Employment Arrangements—Constantine Iordanou" for a description of Mr. Iordanou's employment agreement.
Section 162(m).  Section 162(m) of the Code generally limits the deductible amount of annual compensation paid to the chief executive officer and three other most highly compensated executive officers (other than the chief financial officer) to no more than $1,000,000 each. Since ACGL will not generally be subject to United States income tax, the limitation on deductibility will not directly apply to it. However, the limitation would apply to a United States subsidiary of ACGL if it employs the chief executive officer or one of the three other most highly compensated executive officers (other than the chief financial officer). Qualified performance-based compensation will be excluded from the $1,000,000 limitation on deductibility. Our policy is to qualify, to the extent consistent with our compensation goals and programs, our executive officers' compensation for deductibility under applicable tax laws. Consistent with this policy, our Incentive Compensation Plan includes a provision pursuant to which payments under the plan may be deferred if it is necessary in order to avoid nondeductibility of the payments under Section 162(m) of the Code. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to our success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances due to the restrictions of Section 162(m). The Committee will review tax consequences as well as other relevant considerations in connection with compensation decisions.
Sections 409A and 457A.  Section 409A of the Code, which governs deferred compensation arrangements, generally provides that distributions of deferred compensation to our senior officers as a consequence of termination of employment may not be made sooner than six months after termination. Section 409A also made changes to a number of other areas, including the timing of elections and distributions with respect to deferred compensation. In late 2008, the Emergency Economic Stabilization Act added Section 457A of the Code. While Section 409A provides certain rules that must be complied with if deferred compensation arrangements are utilized, Section 457A generally prohibits U.S. taxpayers from deferring U.S. income tax on compensation attributable to services performed after December 31, 2008 for certain employers, including Bermuda-based employers such as ACGL and Arch Re (Bermuda). As a result, for periods on or after January 1, 2009, certain employees of ACGL and Arch Re (Bermuda), including Messrs. Iordanou, Lyons and Grandisson, are no longer permitted to participate in the non-qualified defined contribution retirement plan. As required by Section 457A, the non-qualified plan provides that compensation that has been previously deferred by these employees will be distributed on or before December 31, 2017, with the exception of Mr. Lyons. In lieu of pension and matching contributions previously provided to these former participants through the non-qualified plan, we provide comparable benefits to these participants in the form of current cash payments subject to taxation. In addition, in light of Section 457A, and in an effort to maintain comparable benefits for all employees, the Company has provided certain of its Bermuda-based employees who are U.S. taxpayers with the opportunity to receive a portion of their annual incentive bonus in the form of SARs or restricted shares. There is no matching or additional Company contributions associated with this election and, as a result, the Company will not incur any additional expense by providing this benefit.
Committee Review
The Committee reviews the performance of, and approves the compensation paid to, the chief executive officer and the other named executive officers. The chief executive officer assists in the reviews of the named executive officers other than himself through making recommendations on goals and objectives, evaluating performance and making recommendations regarding compensation. With this input from the chief executive officer with respect to the other named executive officers, the Committee uses its judgment in determining compensation for these officers.

The Committee meets in executive sessions (without management present) as necessary, particularly when administering any aspect of the compensation program for the chairman and chief executive officer of ACGL. Compensation matters in respect of the chairman and chief executive officer of ACGL, the chief financial officer of ACGL and the general counsel of Arch Capital Services Inc. are subject to ratification by the Board of Directors.
In determining the amount of named executive officer compensation each year, the Committee reviews overall corporate performance, the performance of the business unit or function that the executive leads and an assessment of each executive's performance. In connection with establishing levels of base salary, annual incentives, long-term incentives and benefits, the Committee reviews annual reports on Form 10-K, proxy statements and other publicly available information for a representative sample of publicly-traded insurers and reinsurers which we believe compete directly with us for executive talent (the "Selected Competitors"). Many of these Selected Competitors are of generally similar size and have generally similar numbers of employees, product offerings and geographic scope.
For 2014, the Selected Competitors are: ACE Limited, AXIS Capital Holdings Limited, Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., PartnerRe Ltd., Platinum Underwriters Holdings, Ltd., RenaissanceRe Holdings Ltd., Validus Holdings Ltd., W.R. Berkley Corporation and XL Group plc.
2014 Compensation Decisions
Consistent with our philosophy of emphasizing variable, performance-based compensation, the base salaries for 2015 for our named executive officers of the Company were not increased from 2014 levels, except that the salary of Mr. Grandisson was increased during 2014 to reflect his additional responsibilities related to the oversight of the Company's reinsurance and mortgage groups.
The specific annual bonus and long term incentive compensation decisions made for each named executive officer for 2014 reflect the performance of the Company against key financial and operational measures as well as the achievement of strategic objectives. The Company performed well in 2014 in a challenging market environment of declining reinsurance pricing and continued low interest rates.
During 2014, the Committee determined that the Company continued to demonstrate underwriting discipline by writing less reinsurance as pricing weakened while writing more insurance as pricing and returns in many insurance lines remained favorable. In addition, the Company successfully launched two initiatives—its newly-formed United States mortgage insurance and reinsurance business, and Watford Re, an independent company in which the Company owns an approximately 11% equity interest and for which it serves as underwriting manager. These initiatives afford new opportunities to deploy capital effectively and the Committee believes they are important investments in the Company’s future. Our performance measures discussed below exclude the results of Watford Re, which are included in our consolidated financial statements. Please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our 2014 Annual Report for a more detailed analysis of our financial and operational performance during 2014. Key metrics and other financial performance measures that the Committee considered in evaluating the Company's performance are highlighted in the below table:

Amounts in millions, except percentages and per share amounts. All per share amounts are on a diluted basis.
	2014	2013	Change
Book value per common share at year-end	$45.58	$39.82	14.5%
After-tax operating income*	$617.3	$595.7	3.6%
Per share	$4.58	$4.39	4.3%
Operating ROE	11.1%	11.7%
Net income available to common shareholders	$812.4	$687.8	18.1%
Per share	$6.02	$5.07	18.7%
Net income ROE	14.6%	13.5%
Combined ratio	86.8%	85.9%
Gross premiums written	$4,760.4	$4,196.6	13.4%
Net premiums written	$3,617.5	$3,351.4	7.9%
Net investment income	$284.3	$267.2	6.4%
Per share	$2.11	$1.97	7.1%
Weighted average common shares and common share equivalents outstanding	134.9	135.8	(0.6)%
*After-tax operating income available to Arch common shareholders, a non-GAAP financial measure, is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The reconciliation of such measure to net income available to Arch common shareholders (the most directly comparable GAAP financial measure) is included in our 2014 Annual Report.
In evaluating the performance of the Company in connection with our performance-based compensation programs, we focused primarily on two main benchmarks: growth of book value per share, which creates long-term shareholder value; and operating ROE, which drives book value growth and is a key indicator of the efficient use of capital. We believe that the Company performed well against both benchmarks in 2014.
Book value per share advanced 14.5% in 2014, the sixth consecutive annual increase. Book value per share has now grown at a compound annual rate of 16.0% over the past decade. Measured against its Selected Competitors, the Company ranked third in growth in book value per share in 2014, and was first in book value growth per share over the past five years. Operating ROE was 11.1% in 2014, down from 11.7% in 2013 primarily due to growth in our capital base, and has averaged 14.6% per year over the decade. Operating ROE measures the Company’s performance after excluding non-operating items such as investment gains and losses and foreign exchange gains and losses. The Company also considers net income ROE, which includes these items. Net income ROE increased to 14.6% in 2014 from 13.5% in 2013 and has averaged 16.1% over the past decade. Net income ROE reflects the impact of our investment philosophy of maximizing total returns in our portfolio. The Company believes net income ROE provides a meaningful measure of financial performance over time as fluctuations are smoothed out.
In considering the compensation of our named executive officers, the Committee also considered the efforts of our named executive officers in accomplishing two significant strategic objectives in 2014. The Company entered the primary U.S. mortgage insurance market in January 2014 when it acquired the mortgage insurance operations of CMG Mortgage Insurance Company ("CMG") and assets of PMI Mortgage Insurance Co. in the United States and combined these operations with the Company’s existing global mortgage insurance and reinsurance platform. The mortgage cycle operates independently of the property casualty cycle, helping further diversify the Company’s business. Net premiums written were $204.8 million in 2014, meeting expectations, as the Company continues to build its presence in this market. CMG (renamed Arch Mortgage Insurance Company) is the leading provider of mortgage insurance products and services to credit unions in the United States. The Company has made progress in broadening its business to commercial banks and other mortgage originators. By December 31, 2014, the Company had enrolled 19 of the top 25 mortgage lenders in the U.S. as customers and had reviewed and approved 481 master policy applications from banks. In addition, the Company recently activated Arch Mortgage Guaranty Company to insure mortgages that originators intend to retain in their portfolios or include in private securitizations.
Watford Re is an innovative, multi-line Bermuda company launched in March 2014 with $1.13 billion of capital. Watford Re allows the Company to leverage its underwriting skills, receive fee income and serve customers with a broader range of reinsurance products. It carries an "A-" (Excellent) financial strength rating from A.M. Best Company. Watford Re got off to a strong start, writing $288.6 million of gross premiums in its first year.
In determining the performance-based compensation of our chief executive officer and other named executive officers, in addition to taking into account the performance of the Company described above, the Committee reviewed the estimated bonus pool determined under the Formula Approach included in our Incentive Compensation Plan. Under the Formula Approach, a bonus pool is established for each of our insurance segment and our reinsurance segment based on underwriting performance during a given underwriting year. These calculations are based on ROE targets for the current and prior underwriting years. For each underwriting year, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants over a 10-year development period. Since much of our business requires multiple years to determine whether we have been successful in our assessment of risk, we have structured our plan in this manner so that incentive payments are made to employees over a period of years as actual results become known, which we believe effectively aligns pay with performance.
With respect to the performance-based portion of Mr. Iordanou's compensation, in addition to its review of the calculations under the Formula Approach described above, the Committee also evaluated Mr. Iordanou's contributions toward creation and enhancement of shareholder value by considering the performance of the Company described above and a number of other factors, including the Company's financial results and strategic initiatives achieved under his leadership over the near and long-term, with a focus on long-term performance and creation of shareholder value. The Committee focused on the fact that the Company continues to maintain underwriting discipline throughout the market cycle and also reviewed the Company's pursuit of strategic initiatives under Mr. Iordanou, including the recent expansion of the Company’s existing mortgage insurance and reinsurance capabilities and the establishment of Watford Re. These initiatives, which further diversify the Company’s business, afford the Company new opportunities to deploy capital effectively and are important investments in the Company’s future. In determining the amount and mix of compensation elements, the Committee employs its business judgment in administering the Company's compensation programs and in the evaluation process, which the Committee believes enables the Company to adapt more quickly to changes in the business environment, take advantage of opportunities available in the marketplace and pursue strategic initiatives over the longer term. We believe our approach to evaluation of performance and the design of our compensation programs assists in mitigating excessive risk-taking that could harm our Company.
In light of the Committee’s assessment, and as a result of his performance, Mr. Iordanou received a bonus of $4,500,000 for 2014. The alignment of interests between the shareholders and Mr. Iordanou are further strengthened due to the fact that, as the Committee was aware, Mr. Iordanou had elected to receive 50% of his annual bonus in the form of at-the-money SARs instead of cash. Under an election program offered by the Company, Mr. Iordanou received 50% of his bonus in the form of SARs on terms provided under the election, namely, 149,556 fully vested SARs exercisable for a 10-year period. The per share exercise price is $59.16, which was the closing price on the date of grant, and the SAR was valued in the same manner as valued for financial reporting purposes. Share price appreciation over an extended period of time will be required in order for Mr. Iordanou to realize any compensation benefit from this significant component of his 2014 compensation.
In May 2014, for his performance in 2013, Mr. Iordanou also was granted long-term incentive awards in the form of 63,000 restricted common shares and 63,000 SARs with a per share exercise price of $57.27, each of which will vest in three equal annual installments commencing on the first anniversary of the grant date. These awards, which are reflected in the "Summary Compensation Table," were awarded based on an assessment of Mr. Iordanou’s performance during 2013. As noted above, the Committee expects to consider determinations for share-based compensation for 2014 performance at meetings scheduled to be held in May 2015.
In determining the performance-based compensation of our other named executive officers, the Committee evaluated overall performance of the Company and their contributions to that performance, as well as the performance of the business or function that each named executive officer leads. The Committee did not apply a formula or assign performance measures relative weights but made a subjective determination after considering these measures collectively.
With respect to Mr. Lyons, the Committee reviewed his key roles in financial reporting, enterprise risk management, regulatory matters and capital management. In addition, the Committee considered that the other aspects of the financial function for the Company, which involved, among other things, investor relations, capital management and ratings agency matters, performed well under Mr. Lyons' leadership.

In determining the performance-based compensation of Messrs. Grandisson and McElroy, who oversee the Company's reinsurance and mortgage operations and insurance operations, respectively, the Committee reviewed the profitability of the reinsurance group and the insurance group, including their respective groups' effectiveness in managing the underwriting cycle. As part of that analysis, the Committee reviewed the estimated bonus pool determined under the Formula Approach for the 2014 and prior underwriting years, which is based on various ROE targets and will be recalculated annually over a 10-year development period as actual results emerge, which effectively aligns pay with performance. The Committee also reviewed Mr. Grandisson's and Mr. McElroy's oversight of key operational matters for their respective groups, including those relating to overall management, including expense management, risk management and infrastructure. In addition, the Committee considered the Company's pursuit of strategic initiatives under the leadership of Mr. Grandisson, including the expansion of the Company's mortgage capabilities in the United States and the launch of Watford Re, and Mr. McElroy, including the insurance group's continued focus on smaller corporate and institutional accounts and the acquisition of the alternative market business of SPARTA Insurance. These initiatives will provide us with opportunities to access new sources of business over the long term and further develop our existing businesses.
In determining the performance-based portion of Mr. Hutchings' compensation, the Committee reviewed the performance of the Company's internal and external investment portfolios and Mr. Hutchings' oversight with respect to increasing the Company's allocations to emerging market and global multi-asset funds and equity securities. In addition, the Committee reviewed a number of other factors, including Mr. Hutchings' role in increasing the staffing and expanding the capabilities of the Company's internal investment function.
In light of these assessments, the named executive officers received the following annual incentive cash bonuses for performance during 2014: Mr. Lyons-$1,200,000; Mr. Grandisson-$2,500,000; Mr. McElroy-$900,000; and Mr. Hutchings-$750,000. In addition, in May 2014, these named executive officers were granted the following long-term incentive share-based awards (with the same principal terms included in Mr. Iordanou’s May 2014 grants, as described above): Mr. Lyons-11,000 SARs and 11,000 restricted common shares; Mr. Grandisson-16,000 SARs and 16,000 restricted common shares; Mr. McElroy-10,000 SARs and 10,000 restricted common share units; and Mr. Hutchings-10,000 SARs and 10,000 restricted common shares. These share-based awards, which are reflected in the "Summary Compensation Table," were awarded following an assessment of the executives’ performance during 2013. As noted above, the Committee expects to consider determinations for share-based compensation for 2014 performance at meetings scheduled to be held in May 2015. In connection with Mr. Grandisson's additional responsibilities related to the oversight of the Company's reinsurance and mortgage groups, in November 2014, he was also granted 26,997 SARs and 26,997 restricted shares, each of which will vest in three equal installments and are reflected in the "Grants of Plan-Based Awards Table."
As indicated above, and consistent with the Committee’s general compensation philosophy for senior executives, compensation for the named executive officers was weighted significantly towards performance-based compensation in the form of a cash annual incentive bonus payment and share-based awards. Specifically, in 2014, for our named executive officers, we allocated compensation as follows: (1) base salaries ranging from approximately 10% to 27% of total compensation and (2) variable, performance-based compensation, in the form of annual cash incentive bonuses and long-term incentive share-based awards, ranging from approximately 73% to 90% of total compensation. For this purpose, the percentages are based on total compensation that includes the base salary and cash annual incentive bonus payments described above and the full grant date value of the share-based awards issued in 2014 as calculated in accordance with prescribed accounting rules.

Report of the Compensation Committee on the Compensation Discussion and Analysis
The Committee reviewed and discussed the "Compensation Discussion and Analysis" section included in this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" section be included in the 2014 Annual Report and this proxy statement for filing with the SEC.

COMPENSATION COMMITTEE John L. Bunce, Jr. (chairman) Kewsong Lee Deanna M. Mulligan Eugene S. Sunshine

Summary Compensation Table
The following table provides information concerning the compensation for services in all capacities earned by the named executive officers for fiscal year 2014.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)		Total ($)
Constantine Iordanou	2014	1,000,000		4,500,000	(2)	3,608,010	959,427	—	—	971,570	(3)	11,039,007
Chairman of the Board, President and Chief Executive Officer of ACGL and Class II Director of ACGL	2013	1,000,000		4,500,000	(2)	3,796,883	947,327	—	—	905,956		11,150,166
	2012	1,000,000		3,750,000	(2)	3,896,580	1,001,698	—	—	769,805		10,418,083
Mark D. Lyons	2014	700,000		1,200,000	(2)	629,970	167,519	—	—	365,394	(5)	3,062,883
Executive Vice President, Chief Financial Officer, Chief Risk Officer and Treasurer of ACGL	2013	700,000		1,200,000		642,360	160,270	—	—	410,458		3,113,088
	2012	566,667	(4)	950,000		3,701,940	977,389	—	—	301,102		6,497,098
Marc Grandisson	2014	700,000	(6)	2,500,000		2,457,309	640,201	—	—	386,229	(7)	6,683,739
Chairman and Chief Executive Officer of Arch Worldwide Reinsurance and Mortgage Groups	2013	625,000		2,500,000		947,481	236,398	—	—	374,211		4,683,090
	2012	625,000		1,750,000		2,397,540	630,659	—	—	359,240		5,762,439
David H. McElroy	2014	600,000		900,000		572,700	152,290	—	—	250,092	(9)	2,475,082
Chairman and Chief Executive Officer of Arch Worldwide Insurance Group	2013	600,000		900,000		455,005	113,524	—	—	184,842		2,253,372
	2012	500,000	(8)	500,000		1,095,092	292,276	—	—	874,052		3,261,420
W. Preston Hutchings	2014	450,000		750,000		572,700	152,290	—	—	63,546	(10)	1,988,536
President of Arch Investment and Senior Vice President and Chief Investment Officer of ACGL	2013	450,000		750,000		671,641	167,575	—	—	63,886		2,103,102
	2012	450,000		900,000		1,334,809	350,003	—	—	62,321		3,097,133
_______________________________________________________________________________

(1)
The amounts shown in these columns represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 Compensation—Stock Compensation, excluding the effect of forfeitures. We have computed the estimated grant date fair values of share-based compensation related to stock options using the Black-Scholes option valuation model having applied the assumptions set forth in the notes accompanying our financial statements. See note 20, "Share-Based Compensation," of the notes accompanying our consolidated financial statements included in our 2014 Annual Report. These grants were made in May of the year for which they are reported and were based on performance for the prior year, e.g., the 2014 awards were based on 2013 performance (other than grants made to Marc Grandisson in November 2014 in connection with the expansion of his responsibilities).

(2)
Mr. Iordanou elected to receive 50%, 100% and 100%, respectively, of his approved cash bonuses for 2014, 2013 and 2012 in the form of SARs under elections provided by the Company for Bermuda-based employees. On February 27, 2015, February 28, 2014 and February 28, 2013, Mr. Iordanou was awarded 149,556 SARs, 302,555 SARs and 300,187 SARs, respectively, with a Black-Scholes value equal to $2.25 million, $4.5 million and $3.75 million, respectively, but each with an intrinsic value of zero on the grant date, respectively. In addition, Mr. Lyons elected to receive 40% of his 2013 cash bonus in the form of SARs on terms provided under the election, and on February 28, 2014, Mr. Lyons was awarded 32,272 SARs with a Black-Scholes value equal to $480,000, but with an intrinsic value of zero on the grant date. The SARs awarded to Messrs. Iordanou and Lyons are fully vested and will expire 10 years from the date of grant. The SARs granted on February 28, 2014 are included in the Grants of Plan-Based Awards table.

(3)
The amount for Mr. Iordanou includes: (a) contributions to our defined contribution plans of $31,850 and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $107,300, which, due to applicable tax laws, was made outside the plan; (b) a housing allowance in Bermuda of $139,076; (c) incremental costs to the Company of $301,946 resulting from the use of Company-provided aircraft primarily for commuting to the Company's offices;

(d) payment of Bermuda social insurance in the amount of $1,668; and (e) an aggregate of $299,634 for additional payments pursuant to his employment agreement intended to reimburse the executive for approximate amounts of additional tax liability arising from his working and residing in Bermuda. The tax reimbursement payments are subject to adjustment—up or down—based upon the executive's final tax return filed for the year (accordingly, such amount originally recorded for 2013 and 2012 has been adjusted). The calculation of the incremental cost for Company-provided aircraft use is based on the variable operating costs to the Company for each flight, including hourly charges, fuel variable charges and applicable international fees. In addition, the total amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Iordanou: an automobile allowance, commercial jet commuting, tax preparation services, club dues, and life insurance premiums.
Many of the above listed benefits are provided to expatriates residing in Bermuda. For a description of these benefits and the Company's other employee benefits programs, please see "Compensation Discussion and Analysis—Elements of Compensation Program—Benefits."

(4)
Effective September 1, 2012, Mr. Lyons was promoted to Executive Vice President, Chief Financial Officer, Chief Risk Officer and Treasurer of ACGL. The compensation information provided in the above table for 2012 represents the full year. Mr. Lyons’ base salary was increased to $700,000 from $500,000 in connection with his promotion.

(5)
The amount for Mr. Lyons includes: (a) $31,850 in contributions to our defined contribution plans and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $63,800, which, due to applicable tax laws, was made outside the plan; (b) a housing allowance in Bermuda of $59,864; (c) payment of Bermuda social insurance in the amount of $1,668; and (d) an aggregate of $174,374 for additional payments pursuant to his employment agreement intended to reimburse the executive for approximate amounts of additional tax liability arising from his working and residing in Bermuda. The tax reimbursement payments are subject to adjustment—up or down—based upon the executive's final tax return filed for the year (accordingly, such amount originally recorded for 2013 and 2012 has been adjusted). In addition, the total amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Lyons: commercial jet and use of Company-provided aircraft for commuting to the Company’s offices, tax preparation services, and life insurance premiums.

Many of the above listed benefits are provided to expatriates residing in Bermuda. For a description of these benefits and the Company's other employee benefits programs, please see "Compensation Discussion and Analysis—Elements of Compensation Program—Benefits."

(6)
Effective July 1, 2014, Mr. Grandisson's base salary was increased to $775,000 from $625,000 to reflect his additional responsibilities related to the oversight of the Company's reinsurance and mortgage groups. The compensation information provided in the above table for 2014 represents the full year.

(7)
The amount for Mr. Grandisson includes: (a) contributions to our defined contribution plans of $20,000 and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $63,800, which, due to applicable tax laws, was made outside the plan; (b) a housing allowance in Bermuda of $208,713; (c) fees for children's schooling of $58,885; and (d) payment of Bermuda social insurance in the amount of $1,668. In addition, the amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Grandisson: an automobile allowance, tax preparation services, club dues and life insurance premiums.

Many of the above listed benefits are provided to expatriates residing in Bermuda. For a description of these benefits and the Company's other employee benefits programs, please see "Compensation Discussion and Analysis—Elements of Compensation Program—Benefits."

(8)
Mr. McElroy was promoted to Chairman and Chief Executive Officer of Arch Worldwide Insurance Group on September 1, 2012. The compensation information provided in the above table for 2012 represents the full year. Mr. McElroy’s base salary was increased to $600,000 from $450,000 in connection with his promotion.

(9)
The amount for Mr. McElroy includes: (a) $81,150 in contributions to our defined contribution plans; (b) a housing allowance of $47,344; and (c) $96,601 in additional payments to reimburse the individual for approximate amounts of additional tax liability for housing and commuting costs. In addition, the amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. McElroy: commuting costs to the Company's offices and life insurance premiums.

For a description of the Company's employee benefits programs, please see "Compensation Discussion and Analysis—Elements of Compensation Program—Benefits."

(10)
The amount for Mr. Hutchings includes: (a) contributions to our defined contribution plans of $20,000 and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $27,550, which payment was made outside the plan; and (b) payment of Bermuda social insurance in the amount of $1,668. In addition, the amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Hutchings: club dues and life insurance premiums. Mr. Hutchings' base salary is paid to him in Bermuda dollars, which are convertible to U.S. dollars at a rate of 1:1.

For a description of the Company's employee benefits programs, please see "Compensation Discussion and Analysis—Elements of Compensation Program—Benefits."
Grants of Plan-Based Awards
The following table provides information concerning grants of share-based awards made to our named executive officers in fiscal year 2014:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)		Exercise or Base Price of Option Awards($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date
Constantine Iordanou	5/13/2014	—	—	—	63,000		57.27	959,427
	5/13/2014	—	—	63,000	—		—	3,608,010
	2/28/2014	—	—	—	302,555	(3)	56.12	4,499,991
Mark D. Lyons	5/13/2014	—	—	—	11,000		57.27	167,519
	5/13/2014	—	—	11,000	—		—	629,970
	2/28/2014	—	—	—	32,272	(4)	56.12	479,991
Marc Grandisson	5/13/2014	—	—	—	16,000		57.27	243,664
	5/13/2014	—	—	16,000	—		—	916,320
	11/6/2014	—	—	—	26,997		57.08	396,537
	11/6/2014	—	—	26,997	—		—	1,540,989
David H. McElroy	5/13/2014	—	—	—	10,000		57.27	152,290
	5/13/2014	—	—	10,000	—		—	572,700
W. Preston Hutchings	5/13/2014	—	—	—	10,000		57.27	152,290
	5/13/2014	—	—	10,000	—		—	572,700
_______________________________________________________________________________

(1)	All of the grants indicated above were awarded under the 2012 Long Term Incentive and Share Award Plan in the form of share-settled SARs and restricted share awards or units.
The May and November 2014 awards will vest over a three-year period. The SARs were granted at the closing price of the shares on the date of grant and, subject to the award agreements, will expire 10 years from the grant date. Such restricted share awards shown in the above table were granted in the form of restricted common shares, except for Mr. McElroy's award, which was granted in the form of restricted common share units that will be settled in common shares after the termination of his employment as provided in the award agreement.

(2)
The amounts shown in this column represent the grant date fair value of the underlying award computed in accordance with accounting guidance governing share-based compensation arrangements as discussed in note 20, "Share-Based Compensation," of the notes accompanying our consolidated financial statements included in our 2014 Annual Report.

(3)
Mr. Iordanou elected to receive 100% of his approved cash bonus for 2013 in the form of SARs under an election provided by the Company for Bermuda-based employees. On February 28, 2014, Mr. Iordanou was awarded 302,555 SARs. The SARs are fully vested and will expire 10 years from the date of grant. The Black-Scholes value of this SAR is reflected in the "Summary Compensation Table" in the "Bonus" column for 2013, but had an intrinsic value of zero on the grant date.

(4)
Mr. Lyons elected to receive 40% of his approved cash bonus for 2013 in the form of SARs under an election provided by the Company for Bermuda-based employees. On February 28, 2014, Mr. Lyons was awarded 32,272 SARs. The SARs are fully vested and will expire 10 years from the date of grant. The Black-Scholes value of this SAR is reflected in the "Summary Compensation Table" in the "Bonus" column for 2013, but had an intrinsic value of zero on the grant date.

Outstanding Equity Awards at 2014 Fiscal Year-End
The following table provides information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Constantine Iordanou (4)	450,000	—	—	18.76	2/23/2016	143,906	8,504,845	—	—
	135,000	—	—	23.71	5/11/2017
	135,000	—	—	23.10	5/9/2018
	114,750	—	—	19.29	5/6/2019
	212,253	—	—	24.67	2/25/2020
	126,000	—	—	25.01	5/5/2020
	100,065	—	—	33.91	5/6/2021
	161,636	—	—	37.05	2/28/2022
	67,334	33,666	—	38.58	5/9/2022
	300,187	—	—	49.12	2/28/2023
	23,690	47,240	—	53.53	5/9/2023
	302,555	—	—	56.12	2/29/2024
	—	63,000		57.27	5/13/2024
Mark D. Lyons	47,750	—	—	19.88	8/2/2016	89,992	5,318,527	—	—
	25,050	—	—	23.71	5/11/2017
	25,050	—	—	23.10	5/9/2018
	22,800	—	—	19.29	5/6/2019
	24,000	—	—	25.01	5/5/2020
	18,900	—	—	33.91	5/6/2021
	12,000	6,000	—	38.58	5/9/2022
	—	60,000	—	40.10	9/6/2022
	10,000	5,000	—	40.10	9/6/2022
	4,008	7,992	—	53.53	5/9/2023
	32,272	—	—	56.12	2/29/2024
	—	11,000	—	57.27	5/13/2024
Marc Grandisson	97,793	—	—	18.35	11/15/2015	96,719	5,716,093	—	—
	60,000	—	—	18.76	2/23/2016
	31,350	—	—	23.71	5/11/2017
	30,000	—	—	23.10	5/9/2018
	22,800	—	—	19.29	5/6/2019
	30,000	—	—	25.01	5/5/2020
	24,000	—	—	33.91	5/6/2021
	16,667	8,333	—	38.58	5/9/2022
	—	33,600	—	42.65	11/12/2022
	5,911	11,789	—	53.53	5/9/2023
	—	16,000		57.27	5/13/2024
	—	26,997		57.08	11/6/2024

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David H. McElroy	22,500	—		19.35	6/8/2019	41,461	2,450,345	—	—
	13,500	—		25.01	5/5/2020
	4,200	—		33.91	5/6/2021
	1,600	800		38.58	5/9/2022
	—	25,000		40.10	9/6/2022
	2,839	5,661		53.53	5/9/2023
	—	10,000		57.27	5/13/2024
W. Preston Hutchings (5)	18,000	—		18.76	2/23/2016	40,057	2,367,369	—	—
	15,750	—		23.71	5/11/2017
	18,000	—		23.10	5/9/2018
	15,300	—		19.29	5/6/2019
	16,500	—		25.01	5/5/2020
	16,800	—		33.91	5/6/2021
	11,200	5,600		38.58	5/9/2022
	—	16,100		42.65	11/12/2022
	4,190	8,357		53.53	5/9/2023
	—	10,000		57.27	5/13/2024
_____________________

(1)
Each of the above stock options and SARs, as applicable, vest in three equal annual installments commencing on the first anniversary of the grant date, except for the awards granted in November 2012 and 60,000 SARs and 25,000 SARs, respectively, granted on September 6, 2012 to Messrs. Lyons and McElroy. Such awards will cliff vest on the fifth anniversary of the grant date. All of such options and SARs will expire 10 years from the date of grant (subject to the terms of the award agreements).

(2)
The above restricted share or unit awards vest in three equal annual installments commencing on the first anniversary of the grant date, except for the awards granted in November 2012 and 60,000 restricted shares and 25,000 restricted units, respectively, granted on September 6, 2012 to Messrs. Lyons and McElroy. Such awards will cliff vest on the fifth anniversary of the grant date. In addition, Mr. McElroy's awards granted in September 2012, May 2013 and May 2014 were in the form of restricted common share units and will be settled in common shares after the termination of employment as provided in the award agreements. Mr. Lyons' awards granted in May 2012 were also granted in the form of restricted common share units, a portion of such units will be settled in common shares after the termination of his employment as provided in the award agreements and the balance will be settled in common shares on the applicable future vesting dates.

(3)	Market value of unvested shares or units on an aggregate basis are valued as of December 31, 2014 in accordance with applicable SEC rules.

(4)
As of December 31, 2014, such stock option and SAR awards have been transferred other than for value to a grantor retained annuity trust, except for 129,682 stock option awards from the February 2006 grant, which are held directly by Mr. Iordanou.

(5)	Each stock option or SAR award has been transferred other than for value to a company which is owned by a family trust, with Mr. Hutchings, his spouse and their children as beneficiaries.

Option Exercises and Stock Vested
The following table provides information concerning each exercise of stock options and each vesting of stock during fiscal year 2014 for the named executive officers:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Constantine Iordanou	360,000	(2)	15,876,000	90,712		5,157,897
Mark D. Lyons	114,250		4,272,217	21,308	(3)	1,202,217	(3)
Marc Grandisson	135,000		5,185,531	22,244		1,264,831
David H. McElroy	—		—	5,039	(3)	286,604	(3)
W. Preston Hutchings	100,000		3,937,700	15,390		875,089
_______________________________

(1)	We computed the dollar amount realized upon vesting by multiplying the number of shares by the market value of the underlying shares on the vesting date.

(2)
The option to purchase 360,000 shares had been previously transferred, other than for value, by Mr. Iordanou to a grantor retained annuity trust. Since the expiration date of the option was September 22, 2014, in May of 2014 the option was exercised by the trustee of the grantor retained annuity trust.

(3)
Includes restricted common share units that vested and will be settled in common shares after the termination of Messrs. Lyons' and McElroy's employment as provided in their award agreements. See "Non-Qualified Deferred Compensation."

Non-Qualified Deferred Compensation
The Company maintains tax-qualified and non-qualified defined contribution plans but does not maintain any defined benefit retirement or pension plans. The following table provides information with respect to our defined contribution plans that provide for the deferral of compensation on a basis that is not tax-qualified:

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)
Constantine Iordanou	—		—		1,525,777	—		23,658,039	(1)
	—		—		(31,272)	—		3,132,536	(2)
Mark D. Lyons	—		—		52,563	7,423	(5)	1,554,195	(1)
	—		—		(51,166)	—		5,125,270	(2)
Marc Grandisson	—		—		—	—		—
David H. McElroy	936,827	(3)	49,300	(4)	85,652	—		1,616,441	(1)
	—		572,700	(2)	(1,465)	—		2,570,850	(2)
W. Preston Hutchings	—		—		—	—		—
__________________________

(1)
Includes the following amounts which we also included in the "Summary Compensation Table" for fiscal year 2014 or in prior years: Mr. Iordanou—$14,001,423; Mr. Lyons—$1,610,929; and Mr. McElroy—$1,250,902.

(2)
Indicates the value of restricted common share units that will be settled in common shares after the termination of employment (or December 31, 2017, if earlier, in the case of Mr. Iordanou) as provided in the applicable award agreements. The amounts indicated in the "Registrant Contributions in Last FY" column for Mr. McElroy are based on the closing price of ACGL's common shares on the date of grant, May 13, 2014. Such amounts have been included in the "Summary Compensation Table" for fiscal year 2014 in the "Stock Awards" column. The amounts indicated in the "Aggregate Balance at Last FYE" column are based on the closing price of ACGL's common shares on December 31, 2014 and have been included in the "Summary Compensation Table" for fiscal year 2014 or prior years: Mr. Iordanou—$500,000; Mr. Lyons—$2,155,217; and Mr. McElroy—$2,030,205.

(3)	This amount was deferred and is also included in the "Summary Compensation Table" in the "Salary" column for 2014 and the "Bonus" column for 2013.

(4)	All of such contributions by the Company are also included in the "Summary Compensation Table" for fiscal year 2014 in the "All Other Compensation" column.

(5)	The amount represents a distribution based on an irrevocable payout election made by the named executive officer in accordance with the terms of the deferred compensation plan.
The Company maintains an Executive Supplemental Non-Qualified Savings and Retirement Plan. Under this plan, participants may defer eligible base salary in excess of the compensation limit imposed by the Code ("Excess Compensation") (for 2014, base salary in excess of $260,000, which amount has been increased to $265,000 for 2015) and, with respect to the eligible named executive officers, the Company provides matching contributions on these deferrals in amounts equal to 100% of the first 3% of salary contributed to the plan and 50% of the next 3% of salary contributed to the plan. The Company also makes pension-like contributions on behalf of the eligible named executive officers in an amount equal to 10% of Excess Compensation. In addition, the named executive officers may defer up to 100% of annual bonus paid each year and these bonus deferral contributions are not eligible for matching contributions by the Company. Until distribution, the contributions and any earnings are held in an irrevocable trust known as a "rabbi trust" by an independent trustee, and the trust assets remain subject to the Company's creditors. The participants may elect to have their contributions under the plan deemed to be invested among certain permissible mutual fund options. The plan provides that, as soon as practicable following retirement, death or other termination of employment, but subject to any delay required by the Code, all benefits under the plan will be distributed either in a single lump sum in cash or, if elected, in installments over a period not to exceed 10 years.
As indicated above, Section 457A of the Code generally prohibits U.S. taxpayers from deferring U.S. income tax on compensation attributable to services performed after December 31, 2008 for certain employers, including Bermuda-based employers such as ACGL and Arch Re (Bermuda). As a result, for periods on or after January 1, 2009, certain employees of ACGL and Arch Re (Bermuda), including Messrs. Iordanou, Lyons and Grandisson are no longer permitted to participate in the non-qualified defined contribution retirement plan. In addition, and as required by Section 457A, the non-qualified plan provides that compensation that has been previously deferred by these employees other than Mr. Lyons will be distributed on or before December 31, 2017. In lieu of pension and matching contributions previously provided to these former participants through the non-qualified plan, we have provided comparable benefits to these participants in the form of current cash payments, subject to tax. Such cash payments have been included in the "Summary Compensation Table" in the "All Other Compensation" column for fiscal years 2014, 2013 and 2012.
Employment Arrangements
Set forth below is a summary of the material terms of the employment arrangements with each of the named executive officers.
Constantine Iordanou
On October 1, 2014, ACGL and Constantine Iordanou entered into an amended and restated employment agreement pursuant to which Mr. Iordanou agreed to continue to serve as ACGL's President and Chief Executive Officer. The agreement provides for a term that will end on March 31, 2018.
Mr. Iordanou's employment agreement provides for an annual base salary of $1,000,000, which has remained unchanged since 2002 and is subject to review annually for increase at the discretion of the Board of Directors. Mr. Iordanou is eligible to participate in an annual bonus plan on terms established from time to time. The target rate for the annual cash bonus is 100% of his annual base salary. Mr. Iordanou is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance; the cost of preparation of annual tax returns and associated tax planning on a basis no less favorable than such arrangements provided to similarly situated senior executives residing in Bermuda; and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expense reimbursement, payroll tax reimbursements and automobile allowance. Since Mr. Iordanou previously relocated to Bermuda, his employment agreement also provides for the use of any private aircraft owned or leased by the Company or such other reasonably comparable air transportation for travel between Bermuda and the United States. In addition, Mr. Iordanou is entitled to an amount equal to the excess, if any, of the amount of income and employment taxes payable by him to Bermuda and any other governmental taxing authority for the applicable taxable year over the amount that would have been payable by him had he resided for the entire taxable year in the State of the United States with respect to which he files a state income tax return as a resident for the year. The intent of this provision is that ACGL will reimburse Mr. Iordanou for additional taxes imposed on him arising from his working and residing in

Bermuda as described in footnote 3 in the "Summary Compensation Table." The agreement also provides that, during the employment period, ACGL will use its best efforts to cause Mr. Iordanou to be elected to our Board of Directors.
The agreement provides that if Mr. Iordanou's employment is terminated due to his death, his estate will receive a prorated portion of his bonus that would have been paid for the year of his death and an amount equal to two times the sum of his base salary and target annual bonus payable in a lump sum, but offset by life insurance proceeds received by his estate from coverage provided by the Company. His agreement also provides that if his employment is terminated due to his permanent disability, he will receive a prorated portion of his bonus that would have been paid for the year in which he becomes disabled, as determined by the Board of Directors, and an amount per annum equal to 40% of his base salary during the period beginning on the date of his permanent disability up to the month in which he reaches age 65, offset by any proceeds scheduled to be received from any disability insurance coverages provided by the Company, such amount to be paid in equal monthly installments, provided, that all installments otherwise scheduled to be made after the first anniversary of termination will instead be made on such first anniversary. The agreement further provides that if we terminate Mr. Iordanou's employment without cause or he resigns for good reason, he will receive a prorated portion of his bonus that would have been paid for the year of his termination and an amount equal to two times the sum of his base salary and target annual bonus payable in 18 equal installments, the first nine of which will be paid monthly over nine months and the last nine of which will be paid in a lump sum on the nine-month anniversary of termination (subject to six month deferral as required under Section 409A of the Code). Mr. Iordanou's and his spouse's major medical insurance coverage benefits pursuant to his employment agreement will continue for 18 months after the date of termination in the event that (1) his employment ends due to death or permanent disability, (2) he is terminated other than for cause, (3) he resigns for good reason (or until such time as he has major medical insurance coverage under the plan of another employer) or (4) his employment ends due to the expiration of the term on March 31, 2018. The agreement also provides that if Mr. Iordanou's employment is terminated by us for cause or he resigns other than for good reason, he will receive his base salary through the date of termination.
Mr. Iordanou has agreed that, during the employment period and for the period of 18 months after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist as of the date of termination, within any geographical area in which ACGL or any of its subsidiaries engage in such businesses. If we terminate Mr. Iordanou's employment without cause or he terminates for good reason, the term of his non-competition period will extend only as long as he is receiving severance benefits provided for under his employment agreement under such circumstances. However, in the event of termination due to expiration of the term of the agreement on March 31, 2018 or by reason of Mr. Iordanou's resignation other than for good reason, the non-competition period will continue beyond his termination date for up to 18 months only if the Company so elects and (1) pays Mr. Iordanou an amount equal to two times the sum of his annual base salary and target annual bonus (prorated for the period selected by the Company) in 18 equal installments, the first 12 of which will be paid monthly and continuing monthly thereafter through the month that includes the first anniversary of the separation from service and the last six of which will be paid on the first anniversary of the separation from service (subject to six month deferral as required under Section 409A of the Code); and (2) provides medical benefits for the selected period. Mr. Iordanou also agreed that he will not, for an 18-month period following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.
In addition, in the event of a change in control, the agreement provides that any payments contingent on a change of control that would be subject to the excise tax imposed by Section 4999 of the Code will be reduced by an amount equal to the smallest amount possible such that no payment would be subject to such excise tax; provided that if, without any reduction in payments, the net amount retained by Mr. Iordanou, after subtracting from the payments otherwise to be made all taxes imposed thereon, would exceed the after-tax amount that would be retained by him after the reduction described above, then no reduction in payments will be made. In no event will Mr. Iordanou receive a gross-up payment for excise taxes payable under Section 4999 of the Code. The agreement also provides for indemnification of Mr. Iordanou to the fullest extent permitted by applicable law and the Company's governing instruments in connection with suits or proceedings arising by reason of the fact that he is or was a director, officer or employee of the Company. The Company has also agreed to pay reasonable legal fees incurred by Mr. Iordanou as result of any dispute or contest with the Company regarding the agreement, unless the Company substantially prevails on all material causes of action in the dispute or contest.

Mark D. Lyons
ACGL and Mr. Lyons entered into an employment agreement with a term extending through September 1, 2015. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Lyons gives notice at least 180 days prior to the expiration of the original term or any extended term. The agreement provides for an annual base salary of $700,000, and the target rate for the annual cash bonus is 100% of the annual base salary. Mr. Lyons is eligible to receive annual cash bonuses and share-based awards at the discretion of the Board and is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance, the cost of preparation of annual tax returns and associated tax planning, and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. His agreement also provides that the Company will reimburse him, on an after-tax basis, for his reasonable expenses incurred in traveling between Bermuda and the United States. In addition, Mr. Lyons is entitled to an amount equal to the excess, if any, of the amount of income and employment taxes payable by him to Bermuda, Illinois and any other governmental taxing authority over the amount that would have been payable by him had he resided in Illinois for the entire calendar year. The intent of this provision is that ACGL will reimburse Mr. Lyons for additional taxes imposed on him arising from his working and residing in Bermuda as described in footnote (5) in the "Summary Compensation Table." In addition, upon the termination of his employment for any reason, ACGL will reimburse him for reasonable expenses incurred by him for the cost of relocating his household items to the United States and airfare for Mr. Lyons and his family to return to the United States.
The agreement provides that if Mr. Lyons' employment is terminated without cause or for good reason, he will be entitled to receive an amount equal to: the greater of (1) 18 months of his base salary and (2) the total remaining base salary for the employment period which would have been paid to him under his employment agreement if the employment period had not been so terminated, payable over 12 months. The agreement also provides that if Mr. Lyons' employment is terminated for cause, as a result of his resignation or leaving employment other than for good reason, as a result of death or permanent disability, or by written notice of the intention not to renew the agreement by us or Mr. Lyons, he (or his estate) will be entitled to receive his base salary through the date of termination. The agreement further provides that if Mr. Lyons' employment is terminated by reason of death or permanent disability, he (or his estate) will also be entitled to receive a prorated portion of his target annual bonus (offset by any proceeds received from any insurance coverages provided by the Company), such amount would be paid to him by no later than March 15th of the calendar year following the calendar year of such termination of employment. For such purposes, the annual bonus will not be less than the average annual bonus received for the preceding three years. Mr. Lyons' major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (a) his employment ends due to permanent disability, (b) he is terminated other than for cause or (c) he resigns for good reason.
Mr. Lyons has agreed that, during the employment period and for a period of one year after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. Mr. Lyons also agreed that he will not, for a period of one year following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.
Marc Grandisson
Under an employment agreement, Marc Grandisson serves as Chairman and Chief Executive Officer of Arch Worldwide Reinsurance and Mortgage Groups. The terms of his employment provide for a current annual base salary of $775,000. The annual base salary is subject to review annually for increase at the discretion of the Board of Directors. The target rate for the annual cash bonus for Mr. Grandisson is 100% of his annual base salary. Mr. Grandisson is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board of Directors. Mr. Grandisson is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. His agreement also provides that the Company will reimburse him, on an after-tax basis, for his reasonable expenses incurred in traveling between Bermuda and Canada. The current term of his employment agreement ends on December 31, 2015, but we or Mr. Grandisson may terminate his employment at any time. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Grandisson gives notice at least 60 days prior to the expiration of the original term or any extended term.

The agreement provides that if the employment of Mr. Grandisson is terminated without cause or for good reason, he will be entitled to receive an amount equal to his annual base salary over a 12-month period. Mr. Grandisson's major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason. If Mr. Grandisson's employment is terminated for cause or if he resigns without good reason or as a result of his death or disability, he (or his estate) will receive his annual base salary to the date of such termination.
Mr. Grandisson agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he or the Company gives notice of intent not to extend his employment term in accordance with the employment agreement. Mr. Grandisson also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.
David H. McElroy
Under an employment agreement, David H. McElroy serves as Chairman and Chief Executive Officer of Arch Worldwide Insurance Group and Chairman and Chief Executive Officer of Arch Insurance Group. The terms of his employment provide for a current annual base salary of $600,000. The annual base salary is subject to review annually for increase at the discretion of the Board of Directors. The target rate for the annual cash bonus for Mr. McElroy is 100% of his annual base salary. Mr. McElroy is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board of Directors. Mr. McElroy is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance and other fringe benefits customarily provided to similarly situated senior executives. The employment agreement also provides that Mr. McElroy will be entitled to cash payments equal to the cash payment amounts (if any) he would have received from the employer for whom he last worked prior to his employment by the Company, under such former employer's plans for specified accident years 2000 through 2008 as and when such payments would have been determined pursuant to the former employer's plans. The current term of his employment agreement ends on July 25, 2015, but Arch Insurance Group or Mr. McElroy may terminate his employment at any time. The agreement will be automatically extended for additional one-year periods, unless Arch Insurance Group or Mr. McElroy gives written notice at least 90 days prior to the expiration of the original term or any extended term.
The agreement provides that if the employment of Mr. McElroy is terminated without cause or for good reason, he will be entitled to receive an amount equal to the sum of his annual base salary and a pro-rated portion of his target annual bonus based on the number of days elapsed in the calendar year through the date of termination, payable over a 12-month period. Mr. McElroy's major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason. If Mr. McElroy's employment is terminated for cause or if he resigns without good reason or as a result of his death or disability, he (or his estate) will receive his annual base salary to the date of such termination.
Mr. McElroy agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he or the Company gives notice of intent not to extend his employment term in accordance with the employment agreement. Mr. McElroy also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

W. Preston Hutchings
W. Preston Hutchings serves as President of Arch Investment and Senior Vice President and Chief Investment Officer of ACGL. The terms of his employment provide for a current annual base salary of $450,000. The annual base salary is subject to review annually for increase at the discretion of the Board of Directors. The target rate for the annual cash bonus for Mr. Hutchings is 100% of his annual base salary. Mr. Hutchings is eligible to receive an annual cash bonus and share-based awards at the discretion of the Board of Directors and to participate in our employee benefit programs. The Company or Mr. Hutchings may terminate his employment at any time. In the event that Mr. Hutchings' employment is terminated by ACGL not for cause or by him for good reason, ACGL will pay to him an amount equal to his annual base salary over a period of 12 months. In addition, Mr. Hutchings also agreed that he will not, for a period of one year following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.
Share-Based Award Agreements
Our long-term incentive share award plans provide for the grant to eligible employees and directors of stock options, SARs, restricted shares, restricted share units payable in common shares or cash, share awards in lieu of cash awards, dividend equivalents, performance shares and performance units and other share-based awards.
To date, the Company has provided grants in the form of stock options, SARs, restricted common shares and restricted common share units. Share-based awards granted to employees vest over a prescribed period, motivating executives to remain with us and sustain high corporate performance in order to increase the value of such awards. Our share-based awards typically provide for vesting over three years, and our proposed 2015 Long Term Incentive and Share Award Plan generally requires, at minimum, one year vesting, exercisability and distribution provisions for share-based awards granted under it. Subject to exceptions for death, disability and change in control, our 2015 Long Term Incentive and Share Award Plan prohibits the exercise of discretion to accelerate vesting of awards. The May 2014 annual grants outlined in the "Grants of Plan-Based Awards" table will vest over a three-year period, which the Company believes is consistent with the Company's objectives to retain management and to align further the interests of management and the Company's shareholders. Options and SARs awarded to executives are granted at the closing price of the shares on the date of grant and, subject to the award agreements, will expire 10 years from the grant date. In the event that an employee's employment terminates due to his/her death or permanent disability, unvested awards would generally vest, and the employee or his/her estate may exercise the options and SARs for a period of three years. In the event that an employee's employment is terminated by the Company for cause, all unvested restricted shares would be forfeited and all unvested and vested and unexercised options and SARs would be forfeited. In the event that an employee's employment terminates (other than for cause) after retirement age, unvested awards would continue to vest on the schedule set forth in the applicable agreement so long as the employee does not engage in a competitive activity. If the employee does engage in a competitive activity, then any unvested awards would be forfeited and the holder would have a reduced period in which to exercise vested options and SARs.
Double Trigger Change-in-Control Provision
The award agreements for the named executive officers provide that, in the event that the employee's employment is terminated by the Company other than for cause or by the employee for good reason within two years following the consummation of a change in control, unvested awards would immediately vest, and the options and SARs would have a remaining term of 90 days from termination. In the event of termination for any reason other than as indicated above in this section, all unvested awards would be forfeited, and the holder may exercise vested options and SARs for a period of 90 days from termination. The foregoing description is qualified in its entirety by reference to the award agreements.

Termination Scenarios—Potential Payments
The following table provides information on the various payments and benefits that each named executive officer would have been entitled to receive if his last day of employment with the Company had been December 31, 2014 under the various circumstances presented. Please refer to the descriptions of our employment agreements and share-based award agreements, which outline these potential payments and benefits (see "Employment Arrangements" and "Share-Based Award Agreements").

Name	Voluntary ($)		For Cause ($)	Death ($)	Disability ($)	Without Cause or For Good Reason (as applicable) ($)	Without Cause or For Good Reason (as applicable) following a Change in Control ($)
Constantine Iordanou
Cash Severance (1)	—		—	5,000,000	1,066,667	5,000,000	5,000,000
Accelerated Vesting of Share-Based Awards (2)	—	(4)	—	9,574,088	9,574,088	—	9,574,088
Health & Welfare (3)	—		—	29,438	29,438	29,438	29,438
Total	—		—	14,603,526	10,670,193	5,029,438	14,603,526
Mark D. Lyons
Cash Severance (5)	—		—	1,020,000	1,020,000	1,050,000	1,050,000
Accelerated Vesting of Share-Based Awards (2)	—	(4)	—	6,741,293	6,741,293	1,874,400	6,741,293
Health & Welfare (3)	—		—	—	29,545	29,545	29,545
Total	—		—	7,761,293	7,790,838	2,953,945	7,820,838
Marc Grandisson
Cash Severance (6)	—		—	—	—	775,000	775,000
Accelerated Vesting of Share-Based Awards (2)	—		—	6,589,285	6,589,285	1,015,392	6,589,285
Health & Welfare (3)	—		—	—	28,793	28,793	28,793
Total	—		—	6,589,285	6,618,078	1,819,185	7,393,078
David H. McElroy
Cash Severance (7)	—		—	—	—	1,200,000	1,200,000
Accelerated Vesting of Share-Based Awards (2)	—	(4)	—	2,991,593	2,991,593	781,000	2,991,593
Health & Welfare (3)	—		—	—	22,667	22,667	22,667
Total	—		—	2,991,593	3,014,260	2,003,667	4,214,260
W. Preston Hutchings
Cash Severance (8)	—		—	—	—	450,000	450,000
Accelerated Vesting of Share-Based Awards (2)	—	(4)	—	2,811,974	2,811,974	486,542	2,811,974
Health & Welfare	—		—	—	—	—	—
Total	—		—	2,811,974	2,811,974	936,542	3,261,974
_______________________________________________________________________________

(1)
In the case of termination (i) due to death, (ii) by the Company without cause or (iii) by the executive for good reason, Mr. Iordanou (or his estate) will be entitled to receive a prorated target bonus based on the termination date plus two times the sum of his base salary and target annual bonus, with such amounts payable (A) in a lump sum as soon as practicable following death but offset by life insurance proceeds received by his estate from coverage provided by the Company and (B) except as otherwise required to be deferred for six months under Section 409A of the Code, over a nine-month period for the other cases as provided in his employment agreement. In the case of termination due to disability, Mr. Iordanou will be entitled to receive a prorated bonus based on the termination date plus 40% of his base salary for the maximum disability term under our plans (i.e., through his 65th birthday), which amount will be payable over one year as provided in his employment agreement, offset by proceeds received by him from disability insurance provided by the Company.

(2)
Represents the intrinsic value (i.e., the value based upon the Company's closing share price on December 31, 2014 or in the case of stock options/SARs, the excess of the closing price over the exercise price) of accelerated vesting of certain unvested share-based awards as of December 31, 2014 under the various circumstances presented. With respect to the off-cycle grants made in 2012, which vest in 2017, upon the death or disability of an employee (other than following a change in control), a pro-rata portion of such award will vest. See "Employment Arrangements" and "Share-Based Award Agreements."

(3)	Represents the employer cost relating to the continuation of medical insurance coverage under the terms described in each executive's employment agreement for the various circumstances presented.

(4)
Since Messrs. Iordanou, Lyons, McElroy and Hutchings are of retirement age (as defined in our plans), any unvested restricted shares/units and unvested stock options/SARs will continue to vest according to the vesting schedule and, in the case of stock options/SARs, the options/SARs will continue to have the full exercise period of 10 years from the date of grant, so long as they do not engage in a competitive activity (as defined in the award agreement). In the event the executives engage in a competitive activity (as defined in the award agreement) following retirement, unvested awards will be forfeited and the exercise periods for vested options/SARs would be reduced. With respect to the award granted to Mr. Hutchings on November 12, 2012, which will vest on the fifth anniversary of the grant, service is required for Mr. Hutchings to retain the award. Specifically, if Mr. Hutchings retires prior to the fifth anniversary of the grant date, he would receive a pro-rated portion of the award based on the number of full years of service during the vesting period, and Mr. Hutchings would receive the vested portion at the end of the five-year vesting period.

(5)
In the case of termination by the Company due to death or disability, Mr. Lyons (or his estate) will receive a prorated bonus based on the termination date. For such purposes, the annual bonus will not be less than the average annual bonus received for the preceding three years. In the case of termination by the Company without cause or by the executive for good reason, Mr. Lyons will be entitled to receive an amount equal to the greater of (i) 18 months of base salary and (ii) the total remaining base salary payable under his agreement, except as otherwise required to be deferred for six months under Section 409A of the Code, in equal monthly installments.

(6)	In the case of termination by the Company without cause or by the executive for good reason, Mr. Grandisson will be entitled to receive 12 months of base salary payable in equal monthly installments.

(7)
In the case of termination by the Company without cause or by the executive for good reason, Mr. McElroy will be entitled to receive an amount equal to the sum of (i) his annual base salary and (ii) a pro-rated portion of his target annual bonus based on the number of days elapsed in the calendar year through the date of termination. Such amounts will be paid in 12 equal installments as provided in his employment agreement, except as otherwise required to be deferred for six months under Section 409A of the Code.

(8)	In the case of termination by the Company without cause or by the executive for good reason, Mr. Hutchings will be entitled to receive 12 months of base salary payable in equal monthly installments.

Director Compensation
The table below provides information concerning the compensation of our directors for fiscal year 2014. The Company's Board is led by our chairman, Constantine Iordanou, who is also the president and chief executive officer of the Company. Please refer to the "Summary Compensation Table" for Mr. Iordanou's compensation.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
John L. Bunce, Jr.	124,504		74,977	—	—	—	50,000		249,481
Eric W. Doppstadt	120,504		74,977	—	—	—	—		195,481
Kewsong Lee	139,504		74,977	—	—	—	50,000		264,481
Yiorgos Lillikas	148,504		74,977	—	—	—	—		223,481
James J. Meenaghan	173,504		74,977	—	—	—	27,500		275,981
Deanna M. Mulligan	126,504		74,977	—	—	—	—		201,481
Louis J. Paglia	104,333		62,054	—	—	—	—		166,387
John M. Pasquesi	134,500		74,977	—	—	—	50,000		259,477
Brian S. Posner	154,504		74,977	—	—	—	50,000		279,481
Eugene S. Sunshine	104,333		62,054	—	—	—	18,100		184,487
John D. Vollaro	730,000	(4)	—	—	—	—	101,553	(5)	831,553
Robert F. Works	5,500		—	—	—	—	11,250		16,750
_______________________________________________________________________________

(1)
Each non-employee member of our Board of Directors is entitled to receive an annual cash retainer fee in the amount of $100,000. Each such director may elect to receive this retainer fee in the form of common shares instead of cash. If so elected, the number of shares distributed to the non-employee director would be equal to 100% of the amount of the annual retainer fee otherwise payable divided by the fair market value of our common shares. Each non-employee director also receives a meeting fee of $2,500 for each Board meeting attended and $1,500 for each committee meeting attended. In addition, each non-employee director serving as chairman of the audit committee receives an annual fee of $50,000, and other members of the audit committee receive an annual fee of $25,000. Each non-employee director serving as a chairman of a committee other than the audit committee receives an annual fee of $5,000. Accordingly, this column includes the annual retainer (whether paid in cash or, at the election of the director, in common shares), meeting fees and committee chairman and retainer fees, as applicable. For the 2014-2015 annual period, Messrs. Doppstadt, Meenaghan, Paglia and Sunshine received their annual retainer fees in the form of cash and Ms. Mulligan and Messrs. Bunce, Lee, Lillikas, Pasquesi and Posner received their annual retainers in the form of 1,756 common shares. Mr. Works retired from the Board of Directors in 2014, and Messrs. Paglia and Sunshine joined the Board in July 2014.

(2)
Each year, the non-employee directors are granted a number of restricted shares equal to $75,000 divided by the closing price on the date of grant (i.e., the first day of the annual period of compensation for the non-employee directors), and such shares vest on the first anniversary of the grant date. The grant date fair value indicated in the table has been calculated in accordance with FASB ASC Topic 718 Compensation—Stock Compensation. On May 9, 2014, Ms. Mulligan and Messrs. Bunce, Doppstadt, Lee, Lillikas, Meenaghan, Pasquesi and Posner received 1,317 restricted common shares and, on July 14, 2014, Messrs. Paglia and Sunshine received 1,090 restricted common shares. All of such shares will vest on May 8, 2015.

The aggregate number of share awards outstanding (i.e., unvested) as of December 31, 2014 for Ms. Mulligan and Messrs. Bunce, Doppstadt, Lee, Lillikas, Meenaghan, Pasquesi and Posner was 1,317 common shares. Messrs. Paglia and Sunshine had 1,090 unvested common shares. In addition, as of December 31, 2014, Mr. Vollaro had 224,250 outstanding stock options/SARs, which were awarded while he was chief financial officer of the Company. For additional information on ownership of the Company's securities, please refer to "Security Ownership of Certain Beneficial Owners and Management."

(3)	The amounts in the "All Other Compensation" column for Messrs. Bunce, Lee, Meenaghan, Pasquesi, Posner, Sunshine and Works include matching gifts made under the Company's matching gift program.

(4)
Mr. Vollaro is a senior advisor and an employee of the Company. Mr. Vollaro's employment agreement provides that he receives an annual base salary of $250,000 and a bonus determined by the compensation committee and the Board of Directors for his role as senior advisor of the Company. For 2014, Mr. Vollaro received a cash bonus of $480,000. In addition, Mr. Vollaro serves as chairman of the underwriting and oversight committee and is a member of the finance and investment committee of the Board. A description of Mr. Vollaro's employment agreement is included below.

(5)
The amount for Mr. Vollaro includes: (a) $31,850 in contributions to our defined contribution plans; (b) $5,654, which represents an additional payment to reimburse Mr. Vollaro for the approximate amount of additional tax liability for club dues; and (c) payment of Bermuda social insurance in the amount of $1,668. In addition, the total amount also includes the payment for club dues, life insurance premiums, tax preparation services and matching gifts made under the Company's matching gift program, which did not exceed the greater of $25,000 or 10% of the total amount of these benefits for Mr. Vollaro.

In addition to the above arrangements, all non-employee directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees. Directors who are also employees of ACGL or its subsidiaries receive no cash compensation for serving as directors or as members of Board committees. The Company also provides a matching gift program pursuant to which the Company matches eligible contributions by non-employee directors to qualified charitable organizations. During 2014, the Company made an aggregate of approximately $256,850 in matching contributions on behalf of the non-employee directors.
Employment Agreement of John D. Vollaro
ACGL and John Vollaro entered into an employment agreement with a term extending through April 1, 2016. The employment period will continue on the same terms and conditions for an indefinite period until terminated by either party by providing at least six months' prior written notice to the other party. Pursuant to the agreement, Mr. Vollaro has served as Senior Advisor of ACGL since April 1, 2009. Mr. Vollaro's base salary is paid at the rate $250,000 per annum, and the target rate for the annual cash bonus is 100% of the annual base salary. Mr. Vollaro is eligible to receive annual cash bonuses and share-based awards at the discretion of ACGL's Board of Directors and is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance, the cost of preparation of annual tax returns and associated tax planning, and other fringe benefits customarily provided to similarly situated senior executives. His agreement also provides that the Company will reimburse him, on an after-tax basis, for his reasonable expenses incurred in traveling between Bermuda and the United States.
The agreement provides that if Mr. Vollaro's employment is terminated without cause or for good reason, he will be entitled to receive an amount equal to the sum of the total remaining base salary and target annual bonus which would have been paid to Mr. Vollaro under his employment agreement for the period through the later of (a) the end of the original term of the agreement and (b) six months after the date of termination of employment (the "Severance Amount"). The Severance Amount would be payable over 12 months. The agreement also provides that if Mr. Vollaro's employment is terminated for cause, as a result of his resignation or leaving employment other than for good reason, as a result of death or permanent disability, or by written notice of the intention not to renew the agreement by us or Mr. Vollaro, he (or his estate) will be entitled to receive his base salary through the date of termination. The agreement further provides that if Mr. Vollaro's employment is terminated by reason of death or permanent disability, he (or his estate) will also be entitled to receive for the period extending through the remainder of the employment period, an amount equal to the Severance Amount, in each case, (i) offset by any proceeds received from any insurance coverages provided by the Company, and (ii) such amount, will be paid to him (or his estate) promptly upon death or permanent disability, as applicable, and in no event later than March 15 of the calendar year following the calendar year of such termination of employment. Mr. Vollaro's major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason.
Mr. Vollaro has agreed that, during the employment period and for a period of two years after termination of employment for cause or as a result of his resignation or leaving employment other than for good reason, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If we terminate Mr. Vollaro's employment without cause or he terminates for good reason, the term of his non-competition period will extend for one year following termination. Mr. Vollaro also agreed that he will not, for a period of two years following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

Director Share Ownership Guidelines
In an effort to further align the interests of the non-employee directors with the interests of shareholders, the Company has adopted share ownership guidelines that require the directors to retain common shares having a value of at least three times the annual cash retainer fee payable to the director. Each non-employee director has five years to comply with the guidelines, and stock options, SARs and unvested restricted shares/units do not count toward the requirement. Until our non-employee directors meet their target ownership levels, they must retain an amount equal to 50% of the net profit shares received from Company equity awards until he or she has attained the applicable share ownership level. Net profit shares are the shares remaining after payment of the exercise price of an option and taxes owed on exercise of options or SARs, vesting of restricted stock, or vesting and payout under restricted stock units and performance shares.
Security Ownership of Certain Beneficial Owners and Management
Common Shares
The following table sets forth information available to us as of March 16, 2015 with respect to the ownership of our voting shares by (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares, (2) each director and named executive officer of ACGL and (3) all of the directors and executive officers of ACGL as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown.

Common Shares
Name and Address of Beneficial Owner	(A) Number of Common Shares Beneficially Owned(1)	(B) Rule 13d-3 Percentage Ownership(1)
Artisan Partners Holdings LP (2) 875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202	22,495,647	18.0%
Cascade Investment, L.L.C. (3) 2365 Carillon Point Kirkland, Washington 98033	11,511,099	9.2%
Baron Capital Group, Inc. (4) 767 Fifth Avenue New York, New York 10153	9,052,316	7.2%
The Vanguard Group (5) 100 Vanguard Blvd. Malvern, PA 19355	7,389,877	5.9%
BlackRock Inc. (6) 55 East 52nd Street New York, NY 10022	6,604,997	5.3%
Constantine Iordanou (7)	3,268,453	2.6%
John L. Bunce, Jr. (8)	680,320	*
Eric W. Doppstadt (9)	11,580	*
Kewsong Lee (10)	238,702	*
Yiorgos Lillikas (11)	11,921	*
James J. Meenaghan (12)	49,121	*
Deanna M. Mulligan (13)	5,875	*
Louis J. Paglia (14)	1,090	*
John M. Pasquesi (15)	1,826,648	1.5%
Brian S. Posner (16)	14,737	*
Eugene S. Sunshine (17)	1,090	*
John D. Vollaro (18)	274,848	*
Mark D. Lyons (19)	333,795	*
Marc Grandisson (20)	876,273	*
W. Preston Hutchings (21)	324,684	*
David H. McElroy (22)	82,749	*
All directors and executive officers (17 persons) (23)	8,154,509	6.3%

_____________________________
*    Denotes beneficial ownership of less than 1.0%

(1)
Pursuant to Rule 13d-3 promulgated under the Exchange Act, amounts shown include common shares that may be acquired by a person within 60 days of March 16, 2015. Therefore, column (B) has been computed based on (a) 125,160,181 common shares actually outstanding as of March 16, 2015; and (b) solely with respect to the person whose Rule 13d-3 Percentage Ownership of common shares is being computed, common shares that may be acquired within 60 days of March 16, 2015 upon the exercise of options held only by such person. All references to "options" in the above table and the related footnotes include SARs, as applicable.

(2)
Based on a Schedule 13G/A filed with the SEC on January 30, 2015 jointly by Artisan Partners Limited Partnership ("APLP"), Artisan Investments GP LLC ("Artisan Investments"), Artisan Partners Holdings LP ("Artisan Holdings"), Artisan Partners Asset Management Inc. ("APAM") and Artisan Partners Funds, Inc. ("Artisan Funds"). APLP is an investment advisor, and Artisan Funds is an investment company. Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments. Artisan Investments is the general partner of APLP, and APAM is the general partner of Artisan Holdings. The Schedule 13G/A reported that the common shares have been acquired on behalf of discretionary clients of APLP, which holds 22,495,647 common shares, including 11,103,399 common shares on behalf of Artisan Funds. In addition, the Schedule 13G/A reported that (a) APLP, Artisan Investments, Artisan Holdings and APAM each has shared voting with respect to 20,628,564 common shares and shared dispositive power with respect to 22,495,647 common shares and (b) Artisan Funds has shared voting and dispositive power with respect to 11,103,399 common shares.

(3)
Based on a Schedule 13G/A filed with the SEC on February 14, 2013 jointly by Cascade Investment, L.L.C. ("Cascade") and William H. Gates III. In the Schedule 13G/A, it is reported that Cascade has sole voting and dispositive power with respect to 11,511,099 common shares. In addition, all common shares held by Cascade may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade.

(4)
Based upon a Schedule 13G/A filed with the SEC on February 17, 2015 jointly by Baron Capital Group, Inc. ("BCG"), BAMCO, Inc. ("BAMCO"), Baron Capital Management, Inc. ("BCM") and Ronald Baron (collectively, the "Baron Group"). In the Schedule 13G/A, the Baron Group reported that BAMCO and BCM are subsidiaries of BCG, and Ronald Baron owns a controlling interest in BCG. In addition, the Schedule 13G/A reported that (a) BCG has shared voting power with respect to 8,697,316 common shares and shared dispositive power with respect to 9,052,316 common shares; (b) BAMCO has shared voting power with respect to 8,200,603 common shares and shared dispositive power with respect to 8,555,603 common shares; (c) BCM has shared voting power with respect to 496,713 common shares and shared dispositive power with respect to 496,713 common shares; and (d) Ronald Baron has shared voting power with respect to 8,697,316 common shares and shared dispositive power with respect to 9,052,316 common shares.

(5)
Based on a Schedule 13G filed with the SEC on February 10, 2015 by The Vanguard Group. In the Schedule 13G it is reported that Vanguard has shared dispositive power with respect to 113,558 common shares, sole voting power with respect to 122,178 shares and sole dispositive power with respect to 7,276,319 common shares.

(6)
Based on a Schedule 13G filed with the SEC on February 6, 2015 by BlackRock Inc. ("BlackRock"). In the Schedule 13G, it is reported that BlackRock has sole voting power with respect to 5,651,892 common shares and sole dispositive power with respect to 6,604,997 common shares.

(7)
Amounts in columns (A) and (B) reflect (a) 307,238 common shares owned directly by Mr. Iordanou (including 143,906 restricted shares, which are subject to vesting); (b) 593,245 common shares owned by limited liability companies, for which Mr. Iordanou serves as the managing member for the benefit of members of his family; (c) stock options and SARs with respect to 279,238 common shares that are exercisable currently or within 60 days of the date hereof; (d) stock options and SARs with respect to 2,077,116 common shares that are exercisable currently or within 60 days of the date hereof, which are held by two grantor retained annuity trusts; and (e) 11,616 common shares owned by Mr. Iordanou’s child. Amounts do not include (a) stock options and SARs with respect to 65,578 common shares that are not exercisable within 60 days of the date hereof, which are held by a grantor retained annuity trust and (b) 53,004 restricted common share units that will be settled in common shares after the termination of Mr. Iordanou's employment (or, if earlier, December 31, 2017) as provided in the award agreement. Mr. Iordanou disclaims beneficial ownership of all shares owned by his child and 393,299 shares held by trusts for certain of his children. Mr. Iordanou holds a security agreement with respect to 263,537 common shares, which are owned directly by him.

(8)	Amounts in columns (A) and (B) reflect 680,320 common shares owned directly by Mr. Bunce (including 1,317 restricted shares, which are subject to vesting).

(9)	Amounts in columns (A) and (B) reflect 11,580 common shares owned directly by Mr. Doppstadt (including 1,317 restricted shares, which are subject to vesting).

(10)	Amounts in columns (A) and (B) reflect 238,702 common shares owned directly by Mr. Lee (including 1,317 restricted shares, which are subject to vesting).

(11)
Amounts in columns (A) and (B) reflect (a) 11,836 common shares owned directly by Mr. Lillikas (including 1,317 restricted shares, which are subject to vesting) and (b) 85 common shares owned by his child.

(12)
Amounts in columns (A) and (B) reflect (a) 1,317 common shares owned directly by Mr. Meenaghan (which are subject to vesting) and (b) 47,804 common shares owned by a trust for which Mr. Meenaghan and his spouse are the trustees.

(13)	Amounts in columns (A) and (B) reflect 5,875 common shares owned directly by Ms. Mulligan (including 1,317 restricted shares, which are subject to vesting).

(14)	Amounts in columns (A) and (B) reflect 1,090 common shares owned directly by Mr. Paglia, which are subject to vesting.

(15)
Amounts in columns (A) and (B) reflect (a) 682,804 common shares owned by Otter Capital LLC, for which Mr. Pasquesi serves as the Managing Member; (b) 534,112.2 common shares owned indirectly by trusts for the benefit of Mr. Pasquesi's minor children; (c) 549,663 common shares owned by a revocable trust for which Mr. Pasquesi and his spouse are the trustees; (d) 58,751.8 common shares owned indirectly by a family limited partnership; and (e) 1,317 restricted shares, which are subject to vesting owned directly by Mr. Pasquesi. The 682,804 common shares held by Otter Capital LLC are subject to a security agreement, under which no loan is currently outstanding. In addition, 592,864 common shares held by the trusts for the benefit of Mr. Pasquesi's minor children and by the family limited partnership are subject to a security agreement. This security agreement limits the amount of the secured loan to 30% of the total market value of the common shares subject to the security agreement. The current loan amount outstanding under the security agreement is approximately 3% of the total market value of the common shares subject to it.

(16)	Amounts in columns (A) and (B) reflect 14,737 common shares owned directly by Mr. Posner (including 1,317 restricted shares, which are subject to vesting).

(17)	Amounts in columns (A) and (B) reflect 1,090 common shares owned directly by Mr. Sunshine, which are subject to vesting.

(18)	Amounts in columns (A) and (B) reflect (a) 50,598 common shares owned directly by Mr. Vollaro and (b) stock options and SARs with respect to 224,250 common shares that are exercisable currently.

(19)
Amounts in columns (A) and (B) reflect (a) 127,920 common shares owned directly by Mr. Lyons (including 83,992 restricted shares, which are subject to vesting); (b) stock options and SARs with respect to 200,500 common shares that are exercisable currently or within 60 days of the date hereof; and (c) 5,375 restricted common share units, which will be settled in common shares within 60 days of the date hereof. Amounts do not include (a) stock options and SARs with respect to 76,322 common shares that are not exercisable within 60 days of the date hereof; and (b) 86,722 restricted common share units (including 625 restricted common share units, which are subject to vesting), which will be settled in common shares after the termination of Mr. Lyons' employment as provided in the award agreements.

(20)
Amounts in columns (A) and (B) reflect (a) 537,521 common shares owned directly by Mr. Grandisson (including 96,719 restricted shares, which are subject to vesting); (b) 660 common shares owned by his spouse; and (c) stock options and SARs with respect to 338,092 common shares that are exercisable currently or within 60 days of the date hereof. Amounts do not include stock options and SARs with respect to 77,148 common shares that are not exercisable within 60 days of the date hereof.

(21)
Amounts in columns (A) and (B) reflect (a) 40,057 common shares owned directly by Mr. Hutchings, which are subject to vesting; (b) 155,569 common shares held by a company which is owned by a family trust, with Mr. Hutchings, his spouse and their children as beneficiaries (the "Trust"); (c) 200 common shares indirectly owned by Mr. Hutchings' children and (d) stock options and SARs with respect to 128,858 common shares that are exercisable currently or within 60 days of the date hereof. Amounts do not include stock options and SARs with respect to 26,939 common shares issuable upon exercise of stock options that are not exercisable within 60 days of the date hereof. All of Mr. Hutchings' option and SAR amounts are held by the Trust.

(22)
Amounts in columns (A) and (B) reflect (a) 31,140 common shares owned directly by Mr. McElroy (including 800 restricted shares, which are subject to vesting); and (b) stock options and SARs with respect to 51,609 common shares that are exercisable currently or within 60 days of the date hereof. Amounts do not include (a) stock options and SARs with respect to 34,491 common shares that are not exercisable within 60 days of the date hereof; and (b) 43,500 restricted common share units (including 2,839 restricted common share units, which are subject to vesting) and will be settled in common shares after the termination of Mr. McElroy's employment as provided in the award agreements.

(23)
In addition to securities beneficially owned by the directors and the named executive officers reflected in the table, includes an aggregate of 152,623 common shares, including common shares issuable upon exercise of stock options and SARs that are exercisable currently or within 60 days of the date hereof, which are beneficially owned by an additional executive officer who is not a director of ACGL.

Preferred Shares
The following table sets forth information available to us as of March 16, 2015 with respect to the ownership of our non-cumulative preferred shares by (1) each director and named executive officer of ACGL who owns such shares and (2) all of the directors and executive officers of ACGL as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Our preferred shares are not convertible into common shares, and the holders of the preferred shares do not have any voting rights (except under certain limited circumstances). For a description of the terms of our preferred shares, please see note 19, "Shareholders Equity," of the notes accompanying our consolidated financial statements included in our 2014 Annual Report.

Preferred Shares
Name of Beneficial Owner	Number of Series C Preferred Shares Beneficially Owned	Percentage of Class Owned
Constantine Iordanou (1)	7,800	*
James J. Meenaghan (2)	11,000	*
Brian S. Posner	7,500	*
W. Preston Hutchings (3)	4,000	*
All directors and executive officers (17 persons)	30,300	*
_____________________________
*    Denotes beneficial ownership of less than 1.0%

(1)	6,000 of such preferred shares are directly owned by Mr. Iordanou and 1,800 preferred shares are owned by Mr. Iordanou’s spouse.

(2)	Such preferred shares are owned by a trust for which Mr. Meenaghan and his spouse are the trustees.

(3)	Such preferred shares are owned by a family trust, with Mr. Hutchings, his spouse and their children as beneficiaries.
Ownership of Watford Holdings Ltd. Shares
We, through certain of our subsidiaries, serve as reinsurance manager for Watford Re, a subsidiary of Watford Holdings Ltd. ("Watford") and a privately held multi-line Bermuda reinsurance company. We also have an approximately 11% equity interest in Watford's common shares and the right to designate two members of Watford's five member board of directors. In addition, Watford has 9,065,200 cumulative redeemable preference shares outstanding with a liquidation preference of $25.00 per share. The preference shares are not convertible into or exchangeable for any other securities or property of Watford and do not have other general rights such as voting powers. For additional information about the terms of the preferred, please see note 4, "Variable Interest Entity and Noncontrolling Interests," of the notes accompanying our consolidated financial statements included in our 2014 Annual Report. We consolidate Watford’s financial results under applicable accounting principles. The following table sets forth information available to us as of March 16, 2015 with respect to the ownership of common and preferred shares of Watford, by (1) each director and named executive officer of ACGL who owns such shares and (2) all of the directors and executive officers as a group.

Ownership of Watford Shares
Name of Beneficial Owner	(A) Number of Watford Common Shares Beneficially Owned(1)	(B) Rule 13d-3 Percentage Owned	(C) Number of Watford Preferred Shares Beneficially Owned(2)	(D) Percentage of Class Owned
Constantine Iordanou	50,000	*	120,000	1.3%
Kewsong Lee	62,500	*	—	*
Deanna M. Mulligan	2,500	*	—	*
John M. Pasquesi	125,000	*	—	*
Brian S. Posner	6,250	*	—	*
Mark D. Lyons	6,250	*	—	*
Marc Grandisson	125,000	*	—	*
W. Preston Hutchings(3)	6,250	*	10,000	*
All directors and executive officers (17 persons)	383,750	1.7%	130,000	1.4%
_____________________________
*    Denotes beneficial ownership of less than 1.0%
(1) The purchase price for such shares was $40.00 per share.
(2) The purchase price for such shares was $24.50 per share.

(3)	Amounts in columns (A) and (C) reflect common and preferred shares owned by a family trust, with Mr. Hutchings, his spouse and their children as beneficiaries.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the year ended December 31, 2014, except for two Form 4s that were each filed one day late for Messrs. Petrillo and McElroy to report, in connection with the vesting of an outstanding share award, the cancellation of a portion of common shares in payment of a tax liability.
Certain Relationships and Related Transactions
Generally, transactions with related persons are subject to the review by the Board of Directors of ACGL. The Board of Directors has adopted written procedures regarding the review of transactions involving companies affiliated with a company in which a non-employee director or executive officer of ACGL has a material interest (each a "portfolio company"), on the one hand, and ACGL or one of its subsidiaries, on the other hand.
Under the procedures, these transactions must be reviewed and approved by the management of ACGL or the operating subsidiary entering into the transaction (as applicable), and the terms of such transaction should be arm's-length or on terms that are otherwise fair to ACGL and its subsidiaries. In addition, these transactions also require the approval of ACGL under its holding company oversight guidelines, except for the following: (1) ordinary course transactions pursuant to which any insurance subsidiary of ACGL writes a direct insurance policy for a portfolio company unless a non-U.S. subsidiary will receive $3 million or more in annual premiums and (2) a transaction in which a U.S.-based subsidiary of ACGL (a) assumes reinsurance from, or cedes reinsurance to, a portfolio company or (b) provides direct insurance to a portfolio company pursuant to which such U.S.-based insurance subsidiary of ACGL will receive $3 million or more in annual premiums, in which case, the general counsel of Arch Capital Services Inc. should be pre-notified and appropriate steps will be implemented based on the transaction. In reviewing these proposed transactions, the effects, if any, on the independence of the relevant directors are considered under the governing NASDAQ and SEC standards. Any applicable regulatory, tax and ratings agency matters are also considered. Under these procedures, the Board of Directors is provided with an update of related party transactions entered into by the Company in accordance with the procedures on a regular basis.

Graham B. Collis, a director of certain of our non-U.S. subsidiaries, is partner in the law firm of Conyers Dill & Pearman Limited, which provides legal services to the Company and its subsidiaries.
See also "Compensation Committee Interlocks and Insider Participation" for a description of transactions with certain related persons.
In 2013, a subsidiary of Arch Re (Bermuda) engaged Baron Capital Management ("BCM") in the ordinary course of business to manage a global equity portfolio based on the Baron Real Estate Strategy. The portfolio totaled $155.0 million at December 31, 2014, compared to $90.8 million at December 31, 2013. Arch Re Ltd. recorded $0.7 million of fees to BCM during 2014. Based on a Form 13G/A filed in February 2015, The Baron Capital Group, Inc., an affiliate of BCM, owns more than 5% of the outstanding common shares of ACGL.
Based on a Form 13G filed in February 2015, BlackRock owned approximately 5.3% of the outstanding common shares of ACGL as of March 16, 2015. BlackRock, through its subsidiaries, provides various investment management, investment trade support and investment accounting and risk analysis services to ACGL and its subsidiaries. During 2014, the Company incurred approximately $8.9 million of fees, in the aggregate, under these services arrangements with BlackRock.
From time to time, in the ordinary course of our business, we may enter into transactions, including insurance and reinsurance transactions and brokerage or other arrangements for the production of business, with entities in which companies or funds affiliated with beneficial owners of more than 5% of our outstanding voting shares or directors of ACGL may have an ownership or other interest.

PROPOSAL 2—ELECTION OF SUBSIDIARY DIRECTORS
Under our bye-law 75, the Boards of Directors of any of our subsidiaries that are incorporated in Bermuda, the Cayman Islands and any other subsidiary designated by our Board of Directors, must consist of persons who have been elected by our shareholders as designated company directors ("Designated Company Directors").
The persons named below have been nominated to serve as Designated Company Directors of our non-U.S. subsidiaries indicated below. Unless authority to vote for a nominee is withheld, the enclosed proxy will be voted for the nominee, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that the nominee is unable or declines to serve.

Arch Capital Holdings Ltd.	Arch Syndicate Investments Ltd
Graham B.R. Collis	Budhi Singh
Mark D. Lyons	James R. Weatherstone

Arch Investment Holdings I Ltd. Arch Investment Holdings II Ltd. Arch Investment Holdings III Ltd. Arch Investment Holdings IV Ltd.	Arch Risk Transfer Services Ltd. Alternative Re Holdings Limited Alternative Re Limited Alternative Underwriting Services, Ltd.
W. Preston Hutchings	Graham B.R. Collis
Mark D. Lyons	Mark D. Lyons
David J. Mulholland

Arch Reinsurance Ltd.	Arch Investment Management Ltd.
Marc Grandisson	W. Preston Hutchings
Nicolas Papadopoulo	Constantine Iordanou
Maamoun Rajeh	Mark D. Lyons
Scott Stirling

Arch Mortgage Insurance Limited	Arch Reinsurance Europe Underwriting Limited
Anthony Asquith	Ian Britchfield
Michael Constantinides	William J. Cooney
Giuliano Giovannetti	Marc Grandisson
Marc Grandisson	Michael Hammer
Jason Kittinger	Jason Kittinger
Mark Nolan	Gerald König
Nicolas Papadopoulo	Nicolas Papadopoulo
Maamoun Rajeh	Maamoun Rajeh
Andrew T. Rippert	Søren Scheuer

Alwyn Insurance Company Limited	Arch Europe Insurance Services Ltd
Paul Cole	David W. Hipkin
Michael Feetham	Jason Kittinger
Marc Grandisson	Budhi Singh
Elisabeth Quinn	Angus Watson
Maamoun Rajeh	James R. Weatherstone
William A. Soares
Scott Stirling

Arch Financial Holdings Europe I Limited Arch Financial Holdings Europe II Limited	Arch Financial Holdings Europe III Limited
Mark Nolan	Mark Nolan
Maamoun Rajeh	Andrew T. Rippert

Arch Financial Holdings B.V.	Arch Underwriters Ltd.
Wolbert H. Kamphuijs	Marc Grandisson
Søren Scheuer	Nicolas Papadopoulo
Iwan van Munster	Maamoun Rajeh
Scott Stirling

Arch Underwriters Europe Limited	Arch Risk Partners Ltd.
Mark Nolan	Giuliano Giovannetti
Maamoun Rajeh	Marc Grandisson
Andrew T. Rippert	Lin Li-Williams
Andrew T. Rippert
Richard Sullivan
Ryan Taylor

Arch Underwriting at Lloyd's Ltd	Arch Underwriting Managers at Lloyd's (South Africa) (Proprietary) Limited
Dennis R. Brand	Dennis R. Brand
Nick Denniston	Nick Denniston
David W. Hipkin	Stephen Fogarty
Michael H. Kier	David W. Hipkin
Jason Kittinger	Cathy Kelly
Patrick Mailloux	Michael H. Kier
David H. McElroy	Jason Kittinger
Marita Oliver	David H. McElroy
Budhi Singh	Marita Oliver
James R. Weatherstone	Angus Watson
James R. Weatherstone

Arch Underwriting at Lloyd's (Australia) Pty Ltd	Arch Insurance Company (Europe) Limited
Dennis R. Brand	Dennis R. Brand
Nick Denniston	Nick Denniston
David W. Hipkin	David W. Hipkin
Cathy Kelly	Michael H. Kier
Michael H. Kier	Jason Kittinger
Jason Kittinger	Patrick Mailloux
David H. McElroy	David H. McElroy
Marita Oliver	Marita Oliver
Angus Watson	Budhi Singh
James R. Weatherstone	James R. Weatherstone

Arch Insurance Canada Ltd.	Insurance Technology Services Inc.
Dennis R. Brand	Edgardo Balois
Patrick Mailloux	Pet Hartman
Robert McDowell	Rommel Mercado
David H. McElroy	Carla Santamaria-Seña
Arthur Scace	Scott Schenker
Hugh Sturgess
Ross Totten
Gerald Wolfe

Arch LMI Pty Ltd	Resource Underwriting Pacific Pty Ltd
Stephen J. Curley	Paul Muller
Marc Grandisson	Angus Watson
Nicolas Papadopoulo
Maamoun Rajeh
Damian Smith

Other Non-U.S. Subsidiaries, as Required or Designated Under Bye-Law 75 (except as otherwise indicated in this Proposal 2)
Marc Grandisson
Nicolas Papadopoulo
Maamoun Rajeh
Mr. Asquith, 62, has served as a director of Arch Mortgage Insurance Limited ("Arch Mortgage") since March 2012. He began his career with the British Army, retiring in 1981 with the rank of Captain. From 1981 to 2010, Mr. Asquith served in senior management roles at two reinsurance broking companies, E.W. Payne and Guy Carpenter, including the roles of managing director and global client development manager for Guy Carpenter & Co. Ltd. Mr. Asquith is a graduate of the Royal Military Academy Sandhurst, England, and the University College of Wales in Wales.
Mr. Balois, 65, is General Partner of Siguion Reyna, Montecillo & Ongsiako Law Offices in the Philippines where he has practiced corporate law since 1976. He sits on the boards of several Philippine companies and serves as corporate secretary for some of them. He is also a resident agent of certain foreign companies having branches in the Philippines. He obtained his Bachelor of Laws degree in 1975 from the University of the Philippines.
Mr. Brand, 64, joined Arch Insurance Group in 2004 as Senior Vice President and Chief Reinsurance Officer. He currently serves as Senior Executive Vice President and Chief Administration Officer at Arch Insurance Group where he oversees reinsurance, finance, information technology, actuarial, corporate underwriting, human resources, legal and premium audit departments. Prior to joining Arch, Mr. Brand has held various positions in the insurance industry: first in finance, then in assumed underwriting and ceded reinsurance, as well as serving in other operational roles in the industry. Mr. Brand has over 25 years of reinsurance and executive management experience through positions held at Kemper and Reliance. Mr. Brand holds a B.A. in business from West Virginia University; he has also served in the United States Navy.
Mr. Britchfield, 46, has served as a director of Arch Reinsurance Europe Underwriting Limited ("Arch Europe") since February 2015. Between 2004 and 2014 he was Managing Director of RenaissanceRe Holdings Ltd’s ("Renaissance Re") Dublin, Ireland operations. A Chartered Accountant, Mr. Britchfield started his career with PricewaterhouseCooperswhere he spent seven years in their Ireland and Bermuda offices. He then served as Director of Aon Insurance Managers in Dublin prior to joining Renaissance Re. He is a fellow of the Institute of Chartered Accountants in Ireland and a member of the Institute of Directors.
Mr. Cole, 42, has served as a director of Alwyn Insurance Company Limited ("Alwyn Insurance") since July 2011. He is currently a director of Quest Insurance Management (Gibraltar) Limited ("Quest"), a company that specializes in providing management services to insurance company clients, which he joined in 2007. Prior to joining Quest, he held senior roles for several years within the investment banking division of HSBC Bank plc. He is also an associate member of the Chartered Institute of Management Accountants (ACMA) and is a member of the Chartered Institute of Insurers.
Mr. Collis, 54, has practiced law at Conyers Dill & Pearman Limited in Bermuda since 1992, where he has been a Partner since 1995. Mr. Collis obtained a Bachelor of Commerce Degree from the University of Toronto and received his Law Degree from Oxford University in 1985.
Mr. Constantinides, 66, has served as a Director of Arch Mortgage since October 2012. From 1974 to 2011, Mr. Constantinides held several positions with the Government of Cyprus. From 2000 to 2004, he served as Director General (Permanent Secretary) Ministry of Agriculture, Natural Resources and the Environment of Cyprus, and from 2004 to 2011, he served as Director General (Permanent Secretary) Ministry of Communications and Works of Cyprus. Mr Constantinides currently serves as a Chairman of the Flight Safety Foundation of the Mediterranean Region. From October 2012 until August 2014, he served on the Board of Directors (Chairman) of Hippokrateon Private Hospital in Nicosia. He is also a Director of Polar Pevek Ltd in Cyprus. He is a graduate of Queen Mary College, University of London with a degree in Mechanical Engineering and holds an M.Sc. from the University of Minnesota. He was a Fulbright Scholar (Hubert Humphrey Fellow) at the University of Washington.
Mr. Cooney, 65, has extensive reinsurance broking experience spanning over 30 years in Ireland and the U.K. From 1978 to 2006, he served in various management positions, including Managing Director, at the Coyle Hamilton International Group Ltd in

Dublin (currently part of Willis). During that time, he had executive responsibilities and managed the overall structure, growth and development of the reinsurance division. He also serves on the boards of several Irish companies.
Mr. Curley, 63, has served as a director of Arch LMI Pty Ltd ("Arch LMI") since November 2014. He was a partner of Deloitte from 2001 to 2007 in the insurance consultancy area and also established a new insurance actuarial and management consultancy business in Japan during that period. From 2007 to 2014, Mr. Curley was a principal and director of Finity Consulting Pty Limited, an independent insurance and actuarial firm serving the general insurance industry in Australia. Mr. Curley currently serves on the general insurance faculty Board of the Australian and New Zealand Institute of Insurance and Finance. He holds a Bachelor of Economics from the Australian National University, is a Certified Practicing Accountant and is a Fellow of the Australian Institute of Company Directors.
Mr. Denniston, 60, is currently an independent consultant acting for a number of companies including FTI Consulting in the United Kingdom with over 30 years experience in the financial services sector. Between 2004 and 2009, he was group Finance Director and a board member of Argo Underwriting Agency plc (formerly Heritage Underwriting Agency plc). Prior to that, he was a Managing Director of Securitas Capital, a Swiss Re private equity fund from 2000 to 2003. From 1995 to 1999, he was Finance Director of CDC Capital Partners, a U.K. government-owned investment business. From 1982 to 1995, he worked at SG Warburg in various finance positions, including Executive Director, working on mergers acquisitions and equity issues. Mr. Denniston qualified as a chartered accountant with Arthur Young in London in 1981.
Mr. Feetham, 70, joined the board of directors of Alwyn Insurance in December 2011. Mr. Feetham served as a Member of the Gibraltar Parliament from 1984 to 1996 and Minster for Trade and Industry with responsibility for Gibraltar's Economic Development, Trade, Port and the Finance Centre from 1988 to 1996. During this time, his responsibilities included the introduction of key financial services legislation in Gibraltar. Since 1996, Mr. Feetham has served as a director for several companies in Gibraltar and a consultant. He also established a business development company based in Lima, Peru in 2011.
Mr. Fogarty, 51, joined Arch Underwriting Managers at Lloyd's (South Africa) (Proprietary) Limited in 2010 as Regional Director, South Africa. He started his career in 1984 in Zimbabwe as a broker with CT Bowring and subsequently Sedgwick James. In 1992, Mr. Fogarty joined Willis Faber in Bahrain, then returned to Zimbabwe in 1998 as commercial lines manager for the local AIG operations. From 2002 to 2010, Mr. Fogarty worked in the AIG South African operation where his most recent position was Regional Property and Terrorism Manager for Africa. He holds a B.A. from the University of Natal, South Africa. He is an associate of the Insurance Institute of South Africa and is a Chartered Insurance Practitioner through the Chartered Insurance Institute of the U.K.
Mr. Giovannetti, 47, is President and Chief Executive Officer of Arch Mortgage in Dublin. Since January 2014, he has also served as a Director of Arch Mortgage Insurance and a director of Arch Risk Partners Ltd. ("Arch Risk Partners") since September 2014. He started his career as a strategy consultant with McKinsey & Co. between 1994 and 2000 focusing on financial institutions. He has held several entrepreneurial and managerial roles in the corporate finance and real estate sectors. In particular, between 2004 and 2008, he was the country manager for Italy and later the head of the European branches of PMI Europe, a mortgage insurer. He holds an M.Sc. in Electronic Engineering from Politecnico di Milano and an M.B.A. from Insead.
Mr. Grandisson, 47, has served as Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group, an executive position of ACGL, since November 2005, and Chairman and Chief Executive Officer of Arch Worldwide Reinsurance and Mortgage Groups since February 2014. Mr. Grandisson also serves as a member of the Company's Executive Strategy Committee. Prior to November 2005, he served as President and Chief Executive Officer of Arch Reinsurance Ltd. ("Arch Re (Bermuda)") from February 2005. He served as President and Chief Operating Officer of Arch Re (Bermuda) from April 2004 to February 2005 and as Senior Vice President, Chief Underwriting Officer and Chief Actuary of Arch Re (Bermuda) from October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as Vice President and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as Vice President—Director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Towers Watson. Mr. Grandisson holds an M.B.A. from The Wharton School of the University of Pennsylvania. He is also a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.
Mr. Hammer, 48, has served as President and Chief Executive Officer of Arch Re Europe since September 2014. He previously served as Head of Credit & Surety of Arch Re Europe. He joined Arch Re Europe in April 2012 as a management team member of the former Ariel Re Credit & Surety team since August 2009. He became Head of Credit & Surety in August 2012, a position he held until being promoted to his current role in September 2014. From 1996 to 2009, Mr. Hammer held a variety of senior underwriting positions at Swiss Re in Zurich and London both in Credit & Surety reinsurance and corporate insurance. He also served in several underwriting positions at AIG between 1992 and 1996 in New York, Paris and Frankfurt in corporate risk financing. He holds a Masters in Risk Management and Insurance from St. Gallen University, Switzerland.

Ms. Hartman, 57, is currently Senior Vice President of the Global Services Operations of Arch Insurance Group. Prior to her current position, Ms. Hartman served as Senior Vice President of the Information Technology Division since November 2008 and was Deputy Chief Information Officer of Arch Insurance Group from December 2011 to December 2012. Ms. Hartman joined Arch Capital Services Inc. in 2002 and has also held various other positions within the operations and information technology divisions since that time. Prior to joining Arch, Ms. Hartman held various information technology positions at Reliance National Insurance, Zurich NA and MetLife, Inc. Ms. Hartman graduated from University of Santo Tomas (Philippines) with a degree of bachelor of science in electronics and communications engineering.
Mr. Hipkin, 56, joined Arch Insurance Europe in 2005 to develop and manage the marine and energy liability line of business. In July 2008, Mr. Hipkin was appointed Chief Underwriting Officer of Arch Insurance Europe. He has 30 years experience in the insurance industry, and during that time, he worked both as a broker and an underwriter. Immediately prior to joining Arch Insurance Europe, Mr. Hipkin was an Executive Director of Atrium Underwriters Ltd, the Lloyd's managing agency responsible for the operations of Syndicates 609 and 570. Mr. Hipkin was a member of Lloyd's from 1983 to 1986.
Mr. Hutchings, 58, has served as President of Arch Investment since April 2006 and Senior Vice President and Chief Investment Officer of ACGL since July 2005. Prior to joining ACGL, Mr. Hutchings was at RenaissanceRe Holdings Ltd. from 1998 to 2005, serving as Senior Vice President and Chief Investment Officer. Previously, he was Senior Vice President and Chief Investment Officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Group plc in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College and received in 1981 an M.A. in Jurisprudence from Oxford University, where he studied as a Rhodes Scholar.
Mr. Iordanou, 65, has been Chairman of the Board of ACGL since November 6, 2009 and President and Chief Executive Officer of ACGL since August 2003. He has been a director since January 1, 2002. From January 2002 to July 2003, Mr. Iordanou was Chief Executive Officer of Arch Capital Group (U.S.) Inc. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as Senior Executive Vice President of group operations and business development of Zurich Financial Services, President of Zurich-American Specialties Division, Chief Operating Officer and Chief Executive Officer of Zurich-American and Chief Executive Officer of Zurich North America. Prior to joining Zurich, he served as President of the commercial casualty division of the Berkshire Hathaway Group and served as Senior Vice President with the American Home Insurance Company, a member of the American International Group. Since 2001, Mr. Iordanou has served as a director of Verisk Analytics, Inc. (formerly known as ISO Inc.). He holds an aerospace engineering degree from New York University.
Mr. Kamphuijs, 54, is currently a Managing Director and has held various senior positions at TMF Netherlands B.V. (formerly Equity Trust) in the Netherlands since 2000. Prior to joining Equity Trust, he was at Fortis Intertrust in Amsterdam in management and senior roles. He is a graduate of the Alberdingk Thijm College and holds an LLM degree from the University of Utrecht in the Netherlands.

Ms. Kelly, 58, joined Arch Insurance Europe as Chief Administration Office in October 2013, transferring from Arch Insurance Group where she was Senior Vice President, Corporate Underwriting Services from June 2009. Prior to joining Arch Insurance Group, she held underwriting management positions in Professional Liability and Operations at The Hartford from 2000 to 2009, and from 1987 to 2000 held several senior underwriting positions at Reliance National and Chubb Insurance. She is a Chartered Property Casualty Underwriter and has a B.A. from the University of Minnesota.
Mr. Kier, 68, is currently an independent consultant with over 40 years of experience in the insurance and reinsurance markets. He was a consultant to the Heath Lambert Group in the U.K., having served prior to that time as Chairman of the Lloyd's broker, Heath Lambert Ltd. He has extensive management and broking experience, having been Chairman of CE Heath Plc and Chief Executive Officer of Fielding & Partners in the U.K. He is currently a producer/broker consultant to Aon.
Mr. Kittinger, 35, joined Arch Insurance Europe in May 2006 and has served as Vice President, Financial Controller and more recently in the role of Senior Vice President, Finance Director. Prior to May 2006, Mr. Kittinger spent four years at Arch Insurance Group. Mr. Kittinger has a B.S. in Business Administration with a concentration in accounting from Samford University and is a Certified Public Accountant.
Mr. König, 57, has served as a director of Arch Re Europe since October 2014. He is currently Chief Executive Officer of PRS Prime Re Services in Switzerland, which he joined in January 2014. He began his career in 1986 as an underwriter of non-life reinsurance business at Frankona Re in Munich. He served in multiple senior roles after Frankona Re was acquired in 1995 by General Electric Co. From July 2003 until December 2006, he was a member of the Board of Management of GE Frankona Re. From 2007, Mr. König served as Chief Executive Officer of the Swiss Branch of Montpelier Re Bermuda and at the same time served as Lloyd’s Coverholder on behalf of Syndicate 5151 until December 2013. He holds a degree from the University of Munich in Economics, Business Administration, Political Sciences and Health Care Economics.

Mrs. Li-Williams, 44, joined Arch Insurance Europe in February 2011 as Managing Director Commercial Development and was appointed Chief Executive Officer of Arch Risk Partners in July 2011. From September 2008 to December 2010, she served as Business Development Director and capital markets leader at Genworth Financial Europe. Prior to Genworth, she was a Director at Wachovia Securities International responsible for setting up the European platform of a product line. Prior to that time, she held various senior positions with a number of financial institutions, including Head of Business Development and Transactions at Radian international mortgage group, a Senior Research Analyst at Dresdner Kleinwort Wasserstein and a Lead Credit Analyst at Moody's Investors Service. She served as a member of the board of governors of CMSA-Europe (now CRE Finance Council) from 2005 to 2007. Mrs. Li-Williams holds an MSc degree from Massachusetts Institute of Technology and an MA degree from Beijing Foreign Studies University.
Mr. Lyons, 58, has served as Executive Vice President, Chief Financial Officer, Chief Risk Officer and Treasurer of ACGL since September 2012, and he also serves as a member of the Company's Executive Strategy Committee. Prior to that, he served as Chairman and Chief Executive Officer of Arch Worldwide Insurance Group, an executive position of ACGL, and Chairman and Chief Executive Officer of Arch Insurance Group since July 2008. Prior thereto, he served as President and Chief Operating Officer of Arch Insurance Group from June 2006. Prior to June 2006, he served as Executive Vice President of group operations and Chief Actuary of Arch Insurance Group from August 2003. From August 2002 to 2003, he was Senior Vice President of group operations and Chief Actuary of Arch Insurance Group. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was Executive Vice President of product services at Zurich U.S. From 1987 until 1992, he was a Vice President and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. from Elizabethtown College. He is also an associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Mr. Lyons is a trustee of Elizabethtown College and on the Board of Visitors for the Wake Forest University School of Business.
Mr. Mailloux, 54, is an Executive Vice President with Arch Insurance Group. Prior to joining Arch Insurance Group in 2014, Mr. Mailloux served in many executive roles with the Swiss Reinsurance Group ("Swiss Re") over his 23-year tenure. These included Chief Executive Officer and President of Swiss Reinsurance America Corporation, Member of the Americas Division's Management Board, Chief Operating Officer of the Americas Division, President and Chief Executive Officer of Swiss Re Canada and Senior Vice President and Chief Financial Officer for the Canadian operation. Mr. Mailloux's other executive roles at Swiss Re have included treaty marketing and underwriting and actuarial and consulting experience. He began his career in 1984 as an Actuarial Analyst with Fireman’s Fund Insurance in Toronto and served as an Actuary and Officer with Prudential Assurance in Montreal. Mr. Mailloux has a B.Sc. degree in Actuarial Studies from Université Laval in Quebec City and an M.B.A. from McGill University in Montreal. He is also a Fellow of the Casualty Actuarial Society and the Canadian Institute of Actuaries as well as a Chartered Financial Analyst.
Mr. McDowell, 68, has served as a director of Arch Insurance Canada Ltd. ("Arch Insurance Canada") since July 2012. Mr. McDowell is a partner of Fasken Martineau DuMoulin LLP, a law firm in Canada, and has been with the firm since 1970. He is Chair of the firm's financial institutions group. He specializes in transactional, financing, corporate, governance and regulatory work for insurance companies and deposit-taking institutions. He is a graduate of Osgoode Hall Law School.
Mr. McElroy, 56, has served as Chairman and Chief Executive Officer of Arch Worldwide Insurance Group, an executive position of ACGL, since September 2012, and Chairman and Chief Executive Officer of Arch Insurance Group since July 2012. He also serves as a member of the Company's Executive Strategy Committee. He joined Arch Insurance Group in 2009 as the President of the Financial and Professional Liability Group, which is comprised of the executive assurance, professional liability, surety and healthcare lines. Prior to joining Arch Insurance Group, Mr. McElroy was a Senior Vice President at The Hartford Financial Services Corporation. He joined Hartford in 2000 from the acquisition of the directors and officers and errors and omissions business of Reliance National. He started his career at Chubb. Mr. McElroy is a graduate of Temple University with a B.A. in business administration.
Mr. Mercado, 44, is a partner at Siguion Reyna Montecillo & Ongsiako Law Offices, which he joined in 1996. He also teaches law at the Ateneo de Manila University School of Law in the Philippines. He is a graduate of Columbia University School of Law in New York and the Ateneo de Manila University in the Philippines.
Mr. Mulholland, 48, has served as Senior Vice President and Chief Administrative Officer of Arch Investment since November 2011. Prior to November 2011, he served as Vice President at Arch Investment, which he joined in January 2006. Prior to that time, he spent 11 years at STW Fixed Income Management where he held the title of Principal and Portfolio Manager. From 1990 to 1994, he worked as a money market and foreign exchange trader in the treasury department of the Bank of Butterfield in Bermuda. Mr. Mulholland holds a B.S. with a concentration in finance from Boston University.
Mr. Muller, 64, has served as Senior Vice President of Arch Underwriting at Lloyd’s (Australia) Pty Ltd ("AUALA") since November 2014. Prior to joining AUALA, he established Resource Underwriting Pacific Pty Ltd in 1991 and for 23 years was Managing Director of this Professional Indemnity Lloyd’s coverholders in Australia. Prior to 1991, he was the Australasian

Regional Financial Lines Manger at AIG Australia, a position he held for five out of his ten year tenure with AIG. Mr. Muller is a Fellow of the Australian Institute of Company Directors and has over 40 years of experience in the Australian insurance market.
Mr. Nolan, 48, joined Arch Re Europe in November 2008 as Finance Director. He has served as a director for Arch Mortgage since December 2011. Prior to joining Arch Re Europe, he served as Chief Financial Officer for the European operations of Quanta Capital Group and managing director of Quanta Europe Limited during 2003 to 2008. From 2001 to 2003, Mr. Nolan was General Manager and director of Chubb Financial Products (Ireland) Limited. Mr. Nolan has held other finance and operations positions with insurance companies and financial institutions and commenced his career as a chartered accountant. He is a Fellow of the Institute of Chartered Accountants in Ireland.
Ms. Oliver, 60, joined Arch Insurance Group as head of Corporate Underwriting Services in September 2008. Prior to her tenure at Arch, she held underwriting management positions in large accounts casualty and construction casualty at XL Insurance, Kemper Insurance, and Reliance National Insurance. From 1976 to 1991, she held various underwriting positions in casualty and property underwriting for Aetna Casualty including management of the New York City National Accounts office. She has a B.A. from Tulane University and is a Chartered Property Casualty Underwriter.
Mr. Papadopoulo, 52, is the Chief Executive Officer of Arch Reinsurance Group, an executive position of ACGL, since July 2014. He also serves as a member of the Company's Executive Strategy Committee. Prior to July 2014, he served as President and Chief Executive Officer of Arch Re (Bermuda) since November 2005. Prior to November 2005, he served as Chief Underwriting Officer of Arch Re (Bermuda) from October 2004. He joined Arch Re (Bermuda) in December 2001 as a Senior Property Underwriter. Prior to that time, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama from 1990, including Executive Vice President and Chief Underwriting Officer since 1997. Prior to 1990, Mr. Papadopoulo was an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l'Administration Economique in France with a masters degree in statistics. He is also a member of the International Actuarial Association and a Fellow at the French Actuarial Society.
Mrs. Quinn, 51, has served as a director of Alwyn Insurance since July 2011. Since 2004, she has been a director of Quest Insurance Management (Gibraltar) Limited, a company that specializes in providing management services to insurance company clients. In her role, she is responsible for the finance and accounting function, risk management and Solvency II implementation and sits on a number of insurance company boards and committees. Prior to setting up Quest, Mrs. Quinn worked for Touche Ross (now Deloitte LLP) in London from 1986 to 1990 and as an audit manager for a small firm of accountants from 1990 to 1995. She is a graduate of Southampton University and a qualified chartered accountant.
Mr. Rajeh, 44, has served as the Chairman and Chief Executive Officer of Arch Re (Bermuda) since the summer of 2014. He previously served as the President and Chief Executive Officer of Arch Re Europe since July 2012. Prior to that, he was the Chief Underwriting Officer of Arch Re (Bermuda) from November 2005. He joined Arch Re (Bermuda) in 2001 as an underwriter. From 1999 to 2001, Mr. Rajeh served as Assistant Vice President at HartRe, a subsidiary of The Hartford Financial Services Group, Inc. Mr. Rajeh also served in several business analysis positions at the United States Fidelity and Guarantee Company between 1992 and 1996 and as an underwriter at F&G Re from 1996 to 1999. He has a B.S. from The Wharton School of Business of the University of Pennsylvania, and he is a Chartered Property Casualty Underwriter.
Mr. Rippert, 54, is currently Chief Executive Officer, Global Mortgage Group at ACGL since January 2014. Prior to that, he served as President and Chief Executive Officer of Arch Mortgage Insurance from December 2011 to March 2014. Prior to December 2011, he served as senior executive of mortgage insurance at Arch Re (Bermuda). He joined Arch Insurance Europe in September 2010 as a senior vice president. Prior to that time, he worked as a consultant to mortgage insurers and mortgage backed security investors. From 2001 through 2006, he held various positions at Radian Guaranty Inc., a subsidiary of Radian Group Inc. including senior vice president and managing director of the international mortgage insurance group. He has also worked in reinsurance as an actuary and underwriter. Mr. Rippert graduated from Drexel University with a B.S. in physics and mathematics and has an M.B.A. from The Wharton School of the University of Pennsylvania. Mr. Rippert is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.
Ms. Santamaria-Seña, 44, is currently a Partner at the law firm of Siguion Reyna, Montecillo & Ongsiako in the Philippines. She joined her current law firm in 1997. Prior to that time, she practiced law at the firm of Sycip, Salazar, Hernandez & Gatmaitan. Ms. Seña also teaches civil law at the University of Santo Tomas Faculty of Civil Law where she graduated in 1995.
Mr. Scace, 76, has served as a director of Arch Insurance Canada since July 2012. Mr. Scace joined the Canadian law firm, McCarthy Tétrault, in 1967, serving as a Partner from 1972 to 2003, as well as Managing Partner of the firm from 1988 to 1998 and Chairman from 1990 to 1992 and 1996 to 1998. Mr. Scace currently serves as a director of several other Canadian companies and charitable foundations. He holds a B.A. from the University of Toronto, an M.A. from Harvard University, a B.A. from Oxford University and a L.L.B. from Osgoode Hall Law School.

Mr. Schenker, 49, joined Arch Insurance Group in February 2012 as Senior Vice President and Chief Information Officer. Prior to joining Arch Insurance Group, Mr. Schenker provided consulting services to the insurance industry as a Partner and Senior Managing Director with SMART Business Advisory and Consulting LLC from November 2001 to March 2011. Mr. Schenker was leading the insurance practice when the firm was acquired by Grant Thornton LLP, where he served as a Partner in the business advisory services group from March 2011 to February 2012. Mr. Schenker has also held senior positions focusing on information systems technology since 1993, and he began his career in 1987 as a member of technical staff of AT&T Bell Laboratories. He holds B.S. and M.E. degrees in electrical engineering from Rensselaer Polytechnic Institute.

Mr. Scheuer, 51, has served as General Manager of Arch Re Accident & Health ApS ("Arch Re Denmark") in Denmark since September 2010. Prior to that time, he served as Chief Executive Officer of Arch Re Europe in Dublin from June 2008 and as General Manager of Arch Re Denmark from May 2007 to June 2008. Before joining Arch Re Denmark, he served as General Manager of Danish Re from October 2000 to May 2007 and was responsible for accident & health business worldwide. Prior to that time, he held various positions at the International Division of ReliaStar Reinsurance Group (now ING ReliaStar) from 1991, including Managing Director of the Danish Branch since 1997. Prior to 1991, Mr. Scheuer worked as an actuarial assistant at the largest Danish life and pension company, Statsanstalten for Livsforsikring. Mr. Scheuer graduated from the University of Copenhagen in Denmark with a masters degree in actuarial science. He is also a member of the International Actuarial Association and a Fellow at the Danish Actuarial Society.
Mr. Singh, 52, joined Arch Insurance Europe in October 2005 as actuary and Chief Risk Officer. He has more than 20 years experience in the insurance industry. Prior to joining Arch Insurance Europe and for the period from April 2004 to September 2005, Mr. Singh was director of risk and capital planning with ACE European Group Ltd. Mr. Singh joined ACE European Group Ltd in May 2001 as the chief actuary. For the period August 1998 to May 2001, Mr. Singh was head of customer risk management and GI Actuary for Lloyds TSB Bank. Mr. Singh is a Fellow of the Institute of Actuaries and holds a B.Sc. from Southampton University.
Mr. Smith, 46, has served as a director of Arch LMI since September 2014. He has been an independent consultant in the property finance, development and investment industries for over 18 years. He currently holds a number of director roles in private property fund management groups in Australia. Previously, Mr. Smith held the positions of National Manager and Senior Executive Member for GE Money and Wizard Group/Mortgage Asset Management (1999 to 2007). Mr. Smith holds a Bachelor of Finance and Administration from the University of New England.
Mr. Soares, 35, joined Arch Re (Bermuda) in 2006 as a casualty underwriter and was promoted in March 2014 to Co-Head Customized Products. Prior to joining Arch Re (Bermuda), he was an Assurance Manager in the reinsurance department for Ernst & Young in Bermuda. He graduated in 2002 with a B.A. in economics from Harvard University and is a Chartered Accountant in Bermuda. Mr. Soares is a Chartered Property Casualty Underwriter, an Associate in Reinsurance and a Chartered Financial Analyst.
Mr. Stirling, 52, has served as Chief Underwriting Officer of Arch Reinsurance (Bermuda) since joining the company in March 2014. Prior to that, he was a Vice President with the Berkshire Hathaway Reinsurance Division from 2002 to 2014 and from 1993 to 2000. He served as Senior Vice President with Ace Tempest Re from 2000 to 2002, Vice President with North American Re from 1990 to 1993 and has held various positions with Industrial Risk Insurers from 1984 to 1990. He has a B.A. in mathematics and economics from Denison University and is a Chartered Property Casualty Underwriter and Associate in Reinsurance.

Mr. Sturgess, 37, joined Arch Insurance Group in 2005 with responsibility for establishing management liability and professional liability product lines in Canada. Mr. Sturgess was appointed President and Chief Executive Officer of Arch Insurance Canada in July 2014. He has 15 years experience in various roles in the financial services industry, including as a Senior Analyst with the Royal Bank of Canada’s Capital Markets division, and as an underwriter with Chubb Insurance Company of Canada. Mr. Sturgess has a Bachelor of Commerce from McGill University in Montreal, and holds the Canadian Securities and Chartered Insurance Professional designations.

Mr. Sullivan, 54, joined Arch Risk Partners Ltd. in December 2014 as a Managing Director and was appointed Chief Executive Officer in January 2015. From October 2008 to November 2014, he was a Managing Director and founder of Granular Investments Ltd. Prior to Granular Investments, he was a Managing Director and Head of Capital Markets at PMI Europe where his role was to establish an international capital markets business and a UK mortgage insurance business based in London. He has been involved in the financial services sector for over 25 years and has worked for institutions including Dresdner Kleinwort, SG Hambros, Bank of Tokyo Mitsubishi and Daiwa Securities. Mr. Sullivan holds a B.A. from Reading University and attended the Royal Military Academy at Sandhurst.

Mr. Taylor, 39, is the Treasurer of Arch Re (Bermuda) and previously served as Assistant Controller of Arch Re (Bermuda) since August 2008. From 2007 to 2008, Mr. Taylor served as Assistant Vice President at Security Capital Assurance. Mr. Taylor also served in several senior financial positions at Hannover Re, HSBC, Marsh management services and BP Trinidad Oil & Gas Co.

between 2000 and 2007. He has a B.Sc. from Oxford Brooks University, and he is a Fellow of the Association of Chartered Certified Accountants and holds the Chartered Property Casualty Underwriter and Associate in Reinsurance designations.
Mr. Totten, 68, has served as a director of Arch Insurance Canada since October 2013. Mr. Totten began his insurance career in 1966 and after four decades in senior management of intermediaries, primarily as chief executive officer. He now consults with brokers and specialty markets on claims, marketing and distribution. He was founder of Totten Insurance Group in 2002, which is now part of Hub International, and past President of the Insurance Institute of Ontario. Mr. Totten is a Fellow at the Insurance Institute of Canada and a Canadian Chartered Insurance Broker.
Mr. van Munster, 39, is currently a Director Client Services at TMF Netherlands B.V. (formerly Equity Trust). Prior to joining TMF Netherlands B.V. in 2010, he practiced law at Baker & McKenzie Amsterdam N.V. for five years. From 1998 to 2005, he practiced law in the Netherlands, starting his career at the law firm of Holland Van Gijzen Advocaten en Notarissen. He is a graduate of the Titus Brandsmalyceum and the University of Tilburg in the Netherlands.
Mr. Watson, 50, serves as Senior Vice President and Head of Claims of Arch Insurance Europe. He joined Arch Insurance Europe in March 2005 as Head of Claims. He has over 20 years of experience handling claims in the insurance industry. Prior to joining Arch Insurance Europe, he held various claims management positions, including Head of Claims, at Hiscox Insurance Company in the U.K. between 1999 and 2006. From 1993 to 1996, Mr. Watson also served in a variety of claims roles at Chubb Insurance Company of Europe.
Mr. Weatherstone, 48, has been President and Chief Executive Officer of Arch Insurance Europe since May 2008. Prior to that time, he served as Chief Underwriting Officer and Senior Vice President of Arch Insurance Europe since March 2007. On joining Arch Insurance Europe in 2005, he was originally appointed as Vice President and Manager of Executive Assurance. Prior to Arch Insurance Europe, Mr. Weatherstone was employed by XL Group plc from 1992 until 2005 where he held various roles, including Deputy Underwriter of Syndicate 861/1209 at Lloyd's and Director of Brockbank Syndicate Management Ltd. In 2002, he was responsible for establishing the London branch of XL Europe Ltd for the purpose of writing executive assurance and professional liability business. Prior to XL Group plc, he worked as a financial lines underwriter with the Merrett Group and as a broker with Willis Ltd. Mr. Weatherstone is an associate of the Chartered Insurance Institute and a graduate in Economics & History from Exeter University.
Mr. Wolfe, 66, has served as Chairman of Arch Insurance Canada since February 2015. Prior to that time, he served as President and Chief Executive Officer of Arch Insurance Canada from February 2013 through July 2014. He has also served as a director of Arch Insurance Canada since July 2012. Mr. Wolfe has over 40 years of experience in the insurance industry, most recently as Senior Vice President, Casualty Operations at Berkley Canada from 2008 to 2010. From 2008 to 2010, he was Casualty Manager at Creechurch International Underwriters, and from 1975 to 2005, he served in several senior positions at General Reinsurance, Canada, including Senior Vice President, Treaty Operations. Mr. Wolfe also served as the Chief Agent of General Reinsurance Canada for 20 years. Mr. Wolfe has a B.A. from the University of Montreal.
Required Vote
The affirmative vote of a majority of the voting power of all of our common shares represented at the annual general meeting will be required for the election of Designated Company Directors.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE DESIGNATED COMPANY DIRECTORS INDICATED ABOVE.

PROPOSAL 3—APPROVAL OF ARCH CAPITAL GROUP LTD. 2015 LONG TERM
INCENTIVE AND SHARE AWARD PLAN

Introduction
A proposal will be presented at the annual general meeting to approve the Arch Capital Group Ltd. 2015 Long Term Incentive and Share Award Plan (the "2015 Plan"). On February 26, 2015, with the recommendation of the compensation committee, the Board of Directors adopted the 2015 Plan, subject to shareholder approval. The purposes of the 2015 Plan are to advance the interests of ACGL and its shareholders by providing a means to attract, retain and motivate employees and directors of ACGL and its subsidiaries. The 2015 Plan is intended to provide for competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of performance goals and to promote the creation of long-term value for shareholders by aligning the interests of such persons with those of shareholders.
Effective March 24, 2015, 836,349 of our common shares remain available for grant to participants under the Arch Capital Group Ltd. 2012 Long Term Incentive and Share Award Plan, which will continue in effect in accordance with its terms.
The following summary is qualified in its entirety by reference to the 2015 Plan, which is attached as Appendix A to this proxy statement.
Description of 2015 Plan
General
The 2015 Plan will provide for the grant to eligible employees and directors of stock options, stock appreciation rights ("SARs"), restricted shares, restricted share units payable in common shares or cash, dividend equivalents, performance shares and performance units and other share-based awards (the "Awards"). The number of common shares reserved for grants of Awards under the 2015 Plan, subject to anti-dilution adjustments in the event of certain changes in the Company's capital structure, will be 4,300,000; provided, that no more than 50% of such common shares may be issued in connection with Full Value Awards (i.e., Awards other than stock options or SARs) and no more than 2,000,000 common shares may be issued as incentive stock options under Section 422 of the Code. If any Awards are forfeited, cancelled, terminated, exchanged or surrendered or any such Award is settled in cash or otherwise terminates without a distribution of common shares to the participant, any common shares counted against the number of common shares reserved and available under the 2015 Plan with respect to such Award will, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the 2015 Plan in the same form (i.e., either (A) Full Value Awards or (B) stock options or SARs) as the form of the Award that was forfeited settled, terminated, cancelled, exchanged or surrendered, as the case may be. Notwithstanding the foregoing, common shares subject to an Award under the 2015 Plan may not again be made available for issuance under the 2015 Plan if such common shares (x) were subject to a stock option or stock-settled SAR and were not issued upon the net settlement or net exercise of such stock option or SAR, or (y) were delivered to or withheld by the Company to pay the exercise price or withholding taxes under stock options, SARs or other Awards.
Eligibility and Administration
Officers, other employees and directors of ACGL and its subsidiaries and affiliates will be eligible for grants of Awards under the 2015 Plan. The 2015 Plan will be administered by the compensation committee or such other committee of the Board of Directors (or the entire Board of Directors) as may be designated by the Board of Directors (the "Committee"). The Committee will determine which eligible employees and directors receive Awards, the types of Awards to be received and the terms and conditions thereof. Approximately 1,900 employees and ten non-employee directors are currently eligible to participate in the 2015 Plan.
The Committee will be permitted to delegate to officers of the Company the authority to perform administrative functions for the 2015 Plan and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine to the extent permitted under Rule 16b-3 of the Exchange Act and applicable law.
Award Vesting/Exercisability/Distribution Limitations
Under the 2015 Plan, restricted shares, dividend equivalents, and other share-based Awards will become vested over a period of not less than one year following the grant date, options and SARs will become exercisable over a period of not less than one year following their grant date, and restricted share units, performance shares and performance units will not provide for distributions over a period of less than one year following the date of grant. However, Awards that result in the issuance of an aggregate of up to 5% of the shares reserved for issuance under the 2015 Plan may be granted without regard to the minimum vesting, exercisability and distribution provisions.
No Discretionary Acceleration of Vesting
The Committee will not exercise discretion to accelerate vesting of any Award granted under the 2015 Plan, except that the Committee will have the authority, in its discretion, to provide for accelerated vesting, exercisability and distribution of any Awards in the event of the participant’s death or disability or upon or following consummation of a change in control.
Awards
Stock Options. Incentive stock options, intended to qualify for special tax treatment in accordance with the Code, and non-qualified stock options, not intended to qualify for special tax treatment under the Code, may be granted for such number of common shares as the Committee determines. The Committee will be authorized to set the terms relating to a stock option, including exercise price and the time and method of exercise. The terms of incentive stock options will comply with the provisions of Section 422 of the Code. Awards may be granted alone, in tandem with or in exchange for any other Award.
SARs. A SAR will entitle the holder thereof to receive with respect to each share subject thereto, an amount equal to the excess of the fair market value of one common share on the date of exercise over the exercise price of the SAR set by the Committee as of the date of grant. Payment with respect to SARs may be made in cash or common shares as determined by the Committee.
No Repricing/Maximum Term/Exercise Price. The 2015 Plan specifically provides that the exercise price per share of stock options and SARs will not be less than the fair market value per share on the date of grant of the Award. The 2015 Plan also specifically provides that, unless the approval of shareholders is obtained, (i) outstanding stock options and SARs cannot be amended to lower their exercise price or exchanged for other stock options or SARs with lower exercise prices; (ii) outstanding stock options and SARs issued under the Plan with an exercise price in excess of the fair market value of the underlying common shares will not be exchanged for cash or other property and (iii) no other action will be taken with respect to stock options or SARs that would be treated as a repricing under applicable stock exchange rules. In addition, the term of stock options and SARs may not exceed 10 years.
Maximum Annual Individual Grants. During a calendar year, the maximum number of common shares with respect to which stock options and SARs may be granted to an eligible participant under the 2015 Plan will be 3,000,000 shares, subject to antidilution adjustments in the event of certain changes in the Company's capital structure.
Restricted Shares. Awards of restricted shares will be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria. Except as otherwise determined by the Committee, eligible employees granted restricted shares will have all of the rights of a shareholder, including the right to vote restricted shares and receive dividends thereon, and unvested restricted shares will be forfeited upon termination of employment during any applicable restriction period.
Restricted Share Units. A restricted share unit will entitle the holder thereof to receive common shares or cash at the end of a specified deferral period. Restricted share units also will be subject to such restrictions as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria. Except as otherwise determined by the Committee, restricted share units subject to restriction will be forfeited upon termination of employment during any applicable restriction period.

Performance Shares/Performance Units. Performance shares and performance units will provide for future issuance of shares or payment of cash, respectively, to the recipient upon the attainment of corporate performance goals established by the Committee over specified performance periods. Except as otherwise determined by the Committee, performance shares and performance units will be forfeited upon termination of employment during any applicable performance period.
Qualified Performance-Based Compensation Awards. If the Company determines that an Award (other than a stock option or SAR) to be granted under the 2015 Plan should qualify as "performance-based compensation" for purposes of Section 162(m) of the Code, the grant, vesting, exercise and/or settlement of such Award will be contingent upon one or more of the following performance criteria as the Committee may deem appropriate: (1) earnings per share (basic or fully diluted); (2) revenues; (3) earnings, before or after taxes, from operations (generally or specified operations), or before or after interest expense, depreciation, amortization, incentives, or extraordinary or special items; (4) cash flow, free cash flow, operating cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin or operating expense; (8) net income or net profit margin; (9) Share price or total stockholder return; (10) book value or growth in book, economic book and/or intrinsic book value; (11) expense ratio; (12) operating income; (13) comprehensive income or pro forma net income; and (14) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries, Affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The Committee may revise performance objectives if significant events occur during the performance period which the Committee expects to have a substantial effect on such objectives. Performance objectives may vary from employee to employee.
Maximum Annual Individual Awards. During a calendar year, the maximum number of common shares with respect to which restricted shares, restricted share units, performance shares, performance units and other share-based awards intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code to an eligible participant under the 2015 Plan will be 1,500,000 shares, subject to antidilution adjustments in the event of certain changes in the Company's capital structure. The maximum amount payable upon settlement of a cash-settled performance unit (or other cash-settled Award) granted under the 2015 Plan for any calendar year which is intended to qualify as performance-based compensation within Section 162(m) of the Code will not exceed $5,000,000.
Dividend Equivalents/Other Share-Based Awards. Dividend equivalents granted under the 2015 Plan will entitle the holder thereof to receive cash, common shares or other property equal in value to dividends paid with respect to a specified number of common shares. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis. The Committee is also authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated in, valued in, or otherwise based on, common shares, as deemed by the Committee to be consistent with the purposes of the 2015 Plan.
Dividend Equivalents Not Paid on Unearned Performance Awards. Dividend equivalents will not be paid with respect to any performance-based Awards prior to achievement of the performance goals.
Nontransferability
Awards (except for vested shares) will generally not be transferable by the participant other than by will or the laws of descent and distribution and will be exercisable during the lifetime of the participant only by such participant or his or her guardian or legal representative, provided that, if the Committee expressly so provides, an Award (other than incentive stock options) may be transferred by a participant to members of his or her immediate family or to a trust established for the exclusive benefit of solely one or more members of the participant's immediate family or to a partnership, limited liability company or other entity under which the only partners or equity holders are one or more members of the participant's immediate family.
Capital Structure Changes
In the event that the Committee determines that any dividend in shares, recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, extraordinary distribution or share exchange, or other similar change affects our common shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the 2015 Plan, then the Committee will make such equitable changes or adjustments as it deems appropriate to (i) the number and kind of shares which may thereafter be issued under the 2015 Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards and (iii) the exercise price, grant price or purchase price relating to any Award. In such event, the Committee may also provide for a distribution of cash or property in respect of outstanding Awards.
Amendment and Termination
The 2015 Plan may be amended, altered, suspended, discontinued or terminated by the Board of Directors at any time, in whole or in part without the approval of shareholders, except that an amendment will be subject to shareholder approval (i) to the extent such shareholder approval is required under the rules of any stock exchange or automated quotation system on which the common shares may then be listed or quoted or (ii) as it applies to incentive stock options, to the extent such shareholder approval is required under Section 422 of the Code. In addition, no amendment, alteration, suspension, discontinuation or termination of the 2015 Plan may materially and adversely affect the rights of a participant under any Award theretofore granted to him or her without the consent of the affected participant. Unless earlier terminated, the 2015 Plan will expire February 26, 2025, and no further Awards may be granted thereunder after such date.
Market Value
The per share closing price of our common shares on March 25, 2015 was $62.07.
Federal Income Tax Consequences
The following is a summary of the United States federal income tax consequences of the 2015 Plan, based upon current provisions of the Code, the treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address the consequences under any other applicable tax laws. The provisions of the Code, regulations thereunder and related interpretations are complicated and their impact in any one case may depend upon the particular circumstances relating thereto.
Stock Options. In general, the grant of a stock option will not be a taxable event to the recipient and it will not result in a deduction to ACGL or any of its subsidiaries. The tax consequences associated with the exercise of a stock option and the subsequent disposition of common shares acquired on the exercise of such stock option depend on whether the stock option is a non-qualified stock option or an incentive stock option.
Upon the exercise of a non-qualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the common shares received upon exercise over the exercise price. If the participant is employed by a United States subsidiary, the subsidiary will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the common shares will be capital gain or loss. If the holding period for the shares is not more than one year, the gain or loss will be short-term capital gain or loss. Short-term capital gain is taxable at the same rates as ordinary income. If the holding period is more than one year, the gain or loss will be long-term capital gain or loss. In general, long-term capital gain is subject to lower maximum federal income tax rates than ordinary income.
Generally, upon the exercise of an incentive stock option, a participant will not recognize ordinary taxable income and no deduction will be available to ACGL or any of its subsidiaries, provided the stock option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of termination of employment by reason of disability or death). If an incentive stock option granted under the 2015 Plan is exercised after these periods, the exercise will be treated for United States federal income tax purposes as the exercise of a non-qualified stock option. Also, an incentive stock option granted under the 2015 Plan will be treated as a non-qualified stock option to the extent it (together with any other incentive stock options granted under other plans of ACGL and its subsidiaries) first becomes exercisable in any calendar year for common shares having a fair market value, determined as of the date of grant, in excess of $100,000.
If common shares acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years from the date of grant of the stock option, any gain or loss will be long-term capital gain or loss. If common shares acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one-year or two-year holding periods (a "Disqualifying Disposition"), the participant will recognize ordinary income at the time of disposition, and, if the participant is employed by a United States subsidiary, the subsidiary will generally be able to claim a deduction, in an amount equal to the excess of the fair market value of the common shares at the date of exercise over the exercise price (or, in certain circumstances, the gain on sale, if less). Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the common shares have been held. Where common shares are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the common shares have been held.
Although the exercise of an incentive stock option as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant's alternative minimum taxable income and may result in an alternative minimum tax liability for the year of exercise.
Restricted Shares. A participant who receives restricted shares will generally recognize ordinary income at the time they vest. The amount of ordinary income so recognized will be the fair market value of the common shares at the time the income is recognized, determined without regard to any restrictions other than restrictions which by their terms will never lapse. If the participant is employed by a United States subsidiary, this amount will generally be deductible for United States federal income tax purposes by the subsidiary. Dividends paid with respect to common shares that are not vested will be ordinary compensation income to the participant (and generally deductible by an employer that is a United States subsidiary). Any gain or loss upon a subsequent sale or exchange of the common shares, measured by the difference between the sale price and the fair market value on the date the shares vest, will be capital gain or loss, long-term or short-term, depending on the holding period for the common shares. The holding period for this purpose will begin on the date following the date the shares vest.
In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted shares at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and if the participant is employed by a United States subsidiary, the subsidiary will generally be entitled to a corresponding deduction. Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible to ACGL or any of its subsidiaries. If a Section 83(b) election is made and the restricted shares are subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.
SARs and Other Awards. With respect to SARs, restricted share units, performance shares, performance units, dividend equivalents and other Awards under the 2015 Plan not described above, generally, when a participant receives payment with respect to any such Award granted to him or her under the 2015 Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for United States federal income tax purposes to an employer that is a United States subsidiary.
Payment of Withholding Taxes. ACGL may withhold, or require a participant to remit to ACGL or a subsidiary, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with Awards under the 2015 Plan.
Limitation on Deductibility
Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with Awards granted under the 2015 Plan) by a public company to a "covered employee" (i.e., the chief executive officer and three other most highly compensated executive officers of ACGL, other than the chief financial officer) to no more than $1,000,000 each. Since ACGL will not generally be subject to United States income tax, the limitation on deductibility will not directly apply to it. However, the limitation would apply to a United States subsidiary of ACGL if it employs a covered employee. Qualified performance-based compensation will be excluded from the $1,000,000 limitation on deductibility. Our policy is to qualify, to the extent consistent with our compensation goals and programs, our executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to our success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances due to the restrictions of Section 162(m). The Committee will review tax consequences as well as other relevant considerations in connection with compensation decisions.

Compliance with Sections 409A and 457A
It is intended that the 2015 Plan and the Awards granted thereunder will either be exempt from or comply with Section 409A and 457A of the Code and any regulations and guidelines issued thereunder, and that the 2015 Plan and the Awards granted thereunder be interpreted on a basis consistent with such intent.
New Plan Benefits
No benefits have been received or allocated to any employee or non-employee director under the 2015 Plan and the Awards to be granted in the future are not currently determinable and, therefore, a "New Plan Benefits" table has not been included.
Securities Authorized for Issuance under Equity Compensation Plans
The following information is as of December 31, 2014:

	Column A	Column B	Column C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Stock Options(1), Warrants and Rights	Weighted-Average Exercise Price of Outstanding Stock Options(1), Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A
Equity compensation plans approved by security holders	8,251,106	$34.52	1,742,864
Equity compensation plans not approved by security holders	—	—	—
Total	8,251,106	$34.52	1,742,864	(2)
________________________

(1)
Includes all vested and unvested stock options outstanding of 7,804,033 and restricted stock units outstanding of 447,073. The weighted average exercise price does not take into account restricted stock units. In addition, the weighted average remaining contractual life of the Company's outstanding exercisable stock options and SARs at December 31, 2014 was 5.65 years.

(2)
Includes 762,293 common shares remaining available for future issuance under our Employee Share Purchase Plan and 980,571 common shares remaining available for future issuance under our equity compensation plans. Shares available for future issuance under our equity compensation plans may be issued in the form of stock options, SARs, restricted shares, restricted share units payable in common shares or cash, share awards in lieu of cash awards, dividend equivalents, performance shares and performance units and other share-based awards. In addition, 747,494 common shares, or 76.2% of the 980,571 common shares remaining available for future issuance may be issued in connection with full value awards (i.e., awards other than stock options or SARs).

Required Vote
The affirmative vote of a majority of the voting power of all of our common shares represented at the annual general meeting will be required for approval of the Arch Capital Group Ltd. 2015 Long Term Incentive and Share Award Plan.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ARCH CAPITAL GROUP LTD. 2015 LONG TERM INCENTIVE AND SHARE AWARD PLAN.

PROPOSAL 4—APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the Board of Directors proposes and recommends that the shareholders appoint the firm of PricewaterhouseCoopers LLP to serve as independent registered public accounting firm of ACGL for the year ending December 31, 2015. Unless otherwise directed by the shareholders, proxies will be voted for the appointment of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the year ending December 31, 2015. A representative of PricewaterhouseCoopers LLP will attend the annual general meeting and will have an opportunity to make a statement and respond to appropriate questions.
Principal Auditor Fees and Services
The following table summarizes professional services rendered to the Company and its majority-owned subsidiaries by PricewaterhouseCoopers LLP ("PwC") for the fiscal years ended December 31, 2014 and 2013.

	2014	(1)	2013
Audit Fees(2)	$5,315,962		$4,769,943
Audit Related Fees(3)	514,216		198,618
Tax Fees(4)	769,340		996,840
All Other Fees(5)	24,938		35,921
	$6,624,456		$6,001,322
________________________

(1)
The above table excludes fees related to audit work for Watford Holdings Ltd. ("Watford"), which are subject to approval by Watford's board of directors and its audit committee. In March 2014, the Company acquired an approximately 11% equity interest in Watford’s common shares and the right to designate two members of Watford’s five member board of directors. We consolidate Watford’s results under applicable accounting guidance. Please see note 4, "Variable Interest Entity and Noncontrolling Interests," of the notes accompanying our consolidated financial statements included in our 2014 Annual Report, for additional information about our ownership interest in Watford.

(2)
"Audit Fees" consisted primarily of fees for the integrated audit of our annual financial statements and internal control over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q, statutory audits for our insurance subsidiaries and review of SEC registration statements. For 2014, such fees include statutory audit work related to the acquired mortgage insurance operations.

(3)
"Audit Related Fees" consisted of the audit of the Company's benefit plans and other audit related services, which for 2014 included fees in connection with the acquired mortgage insurance operations and our initiative in launching Watford.

(4)	"Tax Fees" consisted primarily of fees for tax compliance, tax advice and tax planning.

(5)	"All Other Fees" consisted primarily of fees related to software licensing fees.
The audit committee has considered whether the provision of these services is compatible with maintaining PwC's independence. The audit committee approves all audit and permissible non-audit services performed for us by PwC, our independent registered public accounting firm. Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees compared to the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The audit committee delegates pre-approval authority to one or more of its independent members. To the extent applicable, the member to whom such authority is delegated reports, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

Required Vote
The affirmative vote of a majority of the voting power of all of our common shares represented at the annual general meeting will be required for the appointment of PwC as the Company's independent registered public accounting firm for the year ending December 31, 2015.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPOINTMENT OF PwC AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

PROPOSAL 5—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") allows our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.
We have a "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of our named executive officers. This compensation philosophy, and the compensation programs approved by the compensation committee of our Board of Directors, is central to our ability to attract, retain and motivate individuals who can achieve superior results. Our approach has resulted in our ability to attract and retain the executive talent necessary to guide us during all phases of the underwriting cycle.
We are requesting shareholder approval of the compensation of our named executive officers pursuant to the compensation disclosure rules of the SEC, including the "Compensation Discussion and Analysis," the compensation tables and any related material disclosed in this proxy statement. This vote is not intended to address any one specific item of compensation, but instead the overall compensation of our named executive officers and the policies and practices described in this proxy statement.
This vote is advisory and therefore not binding on the Company, the compensation committee of the Board of Directors or the Board. The Board and the compensation committee value the views of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholders' concerns and will evaluate whether any actions are necessary to address those concerns.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL GENERAL MEETING
All proposals of security holders intended to be presented at the 2016 annual general meeting of shareholders must be received by the Company not later than November 28, 2015 for inclusion in our proxy statement and form of proxy relating to the 2016 annual general meeting. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies. Proposals should be addressed to the Secretary, Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.
For any proposal that is not submitted for inclusion in next year's proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year's annual general meeting, the rules of the SEC permit management to vote proxies in its discretion if we do not receive notice of the proposal on or before March 18, 2016. Notices of intention to present proposals at next year's annual general meeting should be addressed to the Secretary, Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.
In addition, our bye-laws provide that any shareholder desiring to make a proposal or nominate a director at an annual general meeting must provide written notice of such proposal or nomination to the Secretary of the Company at least 50 days prior to the date of the meeting at which such proposal or nomination is proposed to be voted upon (or, if less than 55 days' notice of an annual general meeting is given, shareholder proposals and nominations must be delivered no later than the close of business of the seventh day following the day notice was mailed). Our bye-laws require that notices of shareholder proposals or nominations set forth the following information with respect to each proposal or nomination and the shareholder making such proposal or nomination: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of our common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each such nominee to serve as a director of ACGL if so elected.
A shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting.
Shareholders are entitled to receive, upon written request and without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2014. Please direct such requests to Secretary, Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.

Table of ContentsAppendix A

ARCH CAPITAL GROUP LTD.
2015 LONG TERM INCENTIVE AND SHARE AWARD PLAN
1.Purposes. The purposes of the 2015 Long Term Incentive and Share Award Plan are to advance the interests of Arch Capital Group Ltd. and its shareholders by providing a means to attract, retain, and motivate employees and directors of the Company its subsidiaries and affiliates, to provide for competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long-term value for shareholders by aligning the interests of such persons with those of shareholders.
2.Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:
“Affiliate” means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.
“Award” means any Option, SAR, Restricted Share, Restricted Share Unit, Performance Share, Performance Unit, Dividend Equivalent or Other Share-Based Award granted to an Eligible Person under the Plan.
“Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.
“Beneficiary” means the person, persons, trust or trusts which have been designated by an Eligible Person in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Person, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.
“Board” means the Board of Directors of the Company.
“Change in Control”, unless otherwise defined in an applicable Award Agreement, shall mean:
(A) any person (within the meaning of the Exchange Act), other than a Permitted Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing 50% or more of the total voting power or value of all the then outstanding Voting Securities; or
(B) the individuals who, as of the date hereof, constitute the Board together with those who become directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors as of such date or whose recommendation, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or
(C) the consummation of a merger, consolidation, recapitalization, liquidation, sale or disposition by the Company of all or substantially all of the Company's assets, or reorganization of the Company, other than any such transaction which would (x) result in more than 50% of the total voting power and value represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the former shareholders of the Company and (y) not otherwise be deemed a Change in Control under subparagraphs (A) or (B) of this definition.
“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.
“Committee” means the Compensation Committee of the Board, or such other Board committee or subcommittee (or the entire Board) as may be designated by the Board to administer the Plan.
“Company” means Arch Capital Group Ltd., a corporation organized under the laws of Bermuda, or any successor corporation.
“Director” means a member of the Board who is not an employee of the Company, a Subsidiary or an Affiliate.
“Dividend Equivalent” means a right, granted under the Plan, to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

“Eligible Person” means (i) an employee of the Company, a Subsidiary or an Affiliate, including any director who is an employee, and (ii) any Director. Notwithstanding any provisions of this Plan to the contrary, an Award may be granted to an employee, in connection with his or her hiring or retention prior to the date the employee first performs services for the Company, a Subsidiary or an Affiliate; provided, however, that any such Award shall not become vested or exercisable prior to the date the employee first performs such services.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.
“Fair Market Value” means, with respect to Shares or other property, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the Fair Market Value of Shares shall mean the closing price per Share on the date (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded) on the principal exchange or market system on which the Shares are traded, as such prices are officially quoted thereon.
“Full Value Awards” means Restricted Shares, Restricted Share Units, Performance Shares, Performance Units, Dividend Equivalents and Other Share-Based Awards.
“ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.
“NQSO” means any Option that is not an ISO.
“Option” means a right, granted under Section 5(b), to purchase Shares.
“Other Share-Based Award” means a right, granted under Section 5(h), that relates to or is valued by reference to Shares.
“Participant” means an Eligible Person who has been granted an Award under the Plan.
“Performance Share” means a performance share granted under Section 5(f).
“Performance Unit” means a performance unit granted under Section 5(f).
“Permitted Persons” means (A) the Company; (B) any Related Party; or (C) any group (as defined in Rule 13b-3 under the Exchange Act) comprised of any or all of the foregoing.
“Plan” means this 2015 Long Term Incentive and Share Award Plan.
“Related Party” means (A) a majority-owned subsidiary of the Company; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; or (C) any entity, 50% or more of the voting power of which is owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of Voting Securities immediately prior to the transaction.
“Restricted Shares” means an Award of Shares under Section 5(d) that may be subject to certain restrictions and to a risk of forfeiture.
“Restricted Share Unit” means a right, granted under Section 5(e), to receive Shares or cash at the end of a specified deferral period.
“Rule 16b‑3” means Rule 16b‑3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.
“SAR” or “Share Appreciation Right” means the right, granted under Section 5(c), to be paid an amount measured by the difference between the exercise price of the right and the Fair Market Value of Shares on the date of exercise of the right, with payment to be made in cash, Shares, or property as specified in the Award or determined by the Committee.
“Shares” means common shares, $.0033 par value per share, of the Company, and such other securities as may be substituted for Shares pursuant to Section 4(c) hereof.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
“Voting Security” means any security of the Company which carries the right to vote generally in the election of directors.
3.Administration.
(a) Authority of the Committee. The Plan shall be administered by the Committee, and the Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i)	to select Eligible Persons to whom Awards may be granted;

(ii)	to designate Affiliates;
(iii)to determine the type or types of Awards to be granted to each Eligible Person;

(iv)
to determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, (subject to Sections 3(g) and 3(h) below) any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(v)
to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be cancelled, forfeited, exchanged, or surrendered;

(vi)
to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Eligible Person; provided that such deferral shall be structured with the intent to be in compliance with Section 409A of the Code;

(vii)	to prescribe the form of each Award Agreement, which need not be identical for each Eligible Person;

(viii)	to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(ix)
to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

(x)	to accelerate the exercisability or vesting of all or any portion of any Award consistent with the provisions of Section 3(h) below or to extend the period during which an Award is exercisable; and

(xi)	to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.
(b) Manner of Exercise of Committee Authority. The Committee shall have sole discretion in exercising its authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Affiliates, Eligible Persons, any person claiming any rights under the Plan from or through any Eligible Person, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b‑3 (if applicable) and applicable law. Notwithstanding any provision of this Plan to the contrary, the Committee may grant Awards which are subject to the approval of the Board; provided that an Award shall be subject to Board approval only if the Committee expressly so states.

(c) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company’s independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, and no officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.
(d) Limitation on Committee’s Discretion. Anything in this Plan to the contrary notwithstanding, in the case of any Award which is intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the Committee shall have no discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as such performance-based compensation.
(e) No Option or SAR Repricing Without Shareholder Approval. Except as provided in the first sentence of Section 4(c) hereof relating to certain anti-dilution adjustments, unless the approval of shareholders of the Company is obtained, (i) Options and SARs issued under the Plan shall not be amended to lower their exercise price, (ii) Options and SARs issued under the Plan will not be exchanged for other Options or SARs with lower exercise prices, (iii) Options and SARs issued under the Plan with an exercise price in excess of the Fair Market Value of the underlying Shares will not be exchanged for cash or other property, and (iv) no other action shall be taken with respect to Options or SARs that would be treated as a repricing under the rules of the principal stock exchange or market system on which the Shares are listed.
(f) Limitation on Committee’s Authority Under 409A. Anything in this Plan to the contrary notwithstanding, the Committee’s authority to modify outstanding Awards shall be limited to the extent necessary so that the existence of such authority does not (i) cause an Award that is not otherwise deferred compensation subject to Section 409A of the Code to become deferred compensation subject to Section 409A of the Code or (ii) cause an Award that is otherwise deferred compensation subject to Section 409A of the Code to fail to meet the requirements prescribed by Section 409A of the Code.
(g) Award Vesting/Exercisability/Distribution Limitations. Notwithstanding any other provision of the Plan to the contrary, (i) Restricted Shares, Dividend Equivalents, and Other Share-Based Awards shall become vested over a period of not less than one year following the date the applicable Award is granted, (ii) Options and SARs shall become exercisable over a period of not less than one year following the date the Option or SAR is granted, and (iii) Restricted Share Units, Performance Shares and Performance Units shall not provide for distributions over a period of less than one year following the date the applicable Award is granted; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the Shares reserved for issuance under Section 4(a) may be granted to Eligible Persons without regard to such minimum vesting, exercisability and distribution provisions.
(h) No Discretionary Acceleration of Vesting. Notwithstanding any provision of the Plan to the contrary, except as set forth in the proviso below, the Committee shall not exercise discretion to accelerate vesting of any Award granted under the Plan; provided, however, that, notwithstanding any provision of the Plan to the contrary, the Committee shall have the authority, in its discretion, to provide for accelerated vesting, exercisability and distribution of any Awards held by a Participant under the Plan in the event of the Participants’ death or disability or upon or following consummation of a Change in Control.
4.Shares Subject to the Plan.
(a) Subject to adjustment as provided in Section 4(c) hereof, the total number of Shares reserved for issuance under the Plan shall be 4,300,000, provided, however, that (I) no more than 50% of the Shares may be issued in connection with Full Value Awards (i.e., Awards other than Options or SARs), and (II) subject to adjustment as provided in Section 4(c) hereof, no more than 2,000,000 Shares may be issued as ISOs. No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued under the Plan, exceeds the number of Shares reserved under the applicable provisions of the preceding sentence. If any Awards are forfeited, cancelled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the applicable provisions of the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the Plan in the same form (i.e., either (A) Full Value Awards or (B) Options or SARs) as the form of the Award that was forfeited settled, terminated, cancelled, exchanged or surrendered, as the case may be; provided, however, that Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are (x) Shares that were subject to an Option or a stock-settled SAR and were not issued upon the net settlement or net exercise of such Option or SAR, or (y) Shares delivered to or withheld by the Company to pay the exercise price or the withholding taxes under Options, SARs or other Awards. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of Shares as to which the Award is exercised. Subject to adjustment as provided in Section 4(c) hereof, the maximum number of Shares (i) with respect to which Options and SARs may be granted during a calendar year to any Eligible Person under this Plan shall be 3,000,000 Shares and (ii) with respect to which Performance Shares, Performance Units, Restricted Shares, Restricted Share Units, or Other Share-Based Awards intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code may be granted during a calendar year to any Eligible Person under this Plan shall be 1,500,000 Shares.
(b) Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.
(c) In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, extraordinary distribution or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Persons under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, (i) adjust any or all of (x) the number and kind of shares which may thereafter be issued under the Plan, (y) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (z) the exercise price, grant price, or purchase price relating to any Award, or (ii) provide for a distribution of cash or property in respect of any Award; provided, however, in each case that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(a) of the Code, unless the Committee determines otherwise; provided further, however, that no adjustment shall be made pursuant to this Section 4(c) that causes any Award that is not otherwise deferred compensation subject to Section 409A of the Code to be treated as deferred compensation pursuant to Section 409A of the Code. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives, if any, included in, Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that the Committee shall not have discretion to increase the amount of compensation payable under any Award intended to qualify as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.
5.Specific Terms of Awards.
(a) General. Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 8(d)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of service by the Eligible Person.
(b) Options. The Committee is authorized to grant Options, which may be NQSOs or ISOs, to Eligible Persons on the following terms and conditions:

(i)
Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that the exercise price per Share of an Option shall not be less than the Fair Market Value of a Share on the date of grant of the Option. The Committee may, without limitation, set an exercise price that is based upon achievement of performance criteria if deemed appropriate by the Committee.

(ii)	Option Term. The term of each Option shall be determined by the Committee, but such term shall not exceed ten years from the date of grant of the Option.

(iii)
Time and Method of Exercise. Subject to Sections 3(g) and 3(h) above, the Committee shall determine at the date of grant or thereafter the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of performance criteria if deemed appropriate by the

Committee), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (including, without limitation, cash, Shares or other property), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Persons.

(iv)
ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that no ISO shall be granted more than ten years after the earlier of the date of adoption or shareholder approval of the Plan. ISOs may only be granted to employees of the Company or a Subsidiary.

(c) SARs. The Committee is authorized to grant SARs (Share Appreciation Rights) to Eligible Persons on the following terms and conditions:

(i)
Right to Payment. A SAR shall confer on the Eligible Person to whom it is granted a right to receive with respect to each Share subject thereto, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise over (2) the exercise price per Share of the SAR as determined by the Committee as of the date of grant of the SAR (which shall not be less than the Fair Market Value per Share on the date of grant of the SAR and, in the case of a SAR granted in tandem with an Option, shall be equal to the exercise price of the underlying Option).

(ii)
Other Terms. Subject to Sections 3(g) and 3(h) above, the Committee shall determine, at the time of grant or thereafter, the time or times at which a SAR may be exercised in whole or in part (which shall not be more than ten years after the date of grant of the SAR), the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Eligible Persons, whether or not a SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Unless the Committee determines otherwise, a SAR (1) granted in tandem with a NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO.

(d) Restricted Shares. The Committee is authorized to grant Restricted Shares to Eligible Persons on the following terms and conditions:

(i)
Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments or otherwise, as the Committee may determine consistent with Sections 3(g) and 3(h) above. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible Person granted Restricted Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon.

(ii)
Forfeiture. Except as otherwise determined by the Committee consistent with Sections 3(g) and 3(h) above, at the date of grant or thereafter, upon termination of service during any applicable restriction period, Restricted Shares and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may, consistent with Sections 3(g) and 3(h) above, provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes.

(iii)
Certificates for Shares. Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Person, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and, unless otherwise determined by the Committee, the Company shall retain physical possession of the certificate.

(iv)
Dividends. Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred for payment to such date, and subject to such conditions, as determined by the Committee, in cash or in restricted or unrestricted Shares having a Fair Market Value equal to the amount of such dividends. Unless otherwise determined by the Committee, Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.
(e) Restricted Share Units. The Committee is authorized to grant Restricted Share Units to Eligible Persons, subject to the following terms and conditions:

(i)
Award and Restrictions. Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Share Units by the Committee (or, if permitted by the Committee, as elected by the Eligible Person). In addition, Restricted Share Units shall be subject to such restrictions as the Committee may impose, consistent with Sections 3(g) and 3(h) above (including, without limitation, the achievement of performance criteria if deemed appropriate by the Committee), at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine consistent with Sections 3(g) and 3(h) above.

(ii)
Forfeiture. Except as otherwise determined by the Committee at the date of grant or thereafter consistent with Sections 3(g) and 3(h) above, upon termination of service (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Share Units), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Share Units relate, all Restricted Share Units that are at that time subject to deferral or restriction shall be forfeited; provided, however, that, subject to Sections 3(g) and 3(h) above, the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Share Units will be waived in whole or in part in the event of termination resulting from specified causes.

(iii)
Dividend Equivalents. Unless otherwise determined by the Committee at the date of grant, Dividend Equivalents on the specified number of Shares covered by a Restricted Share Unit shall be either (A) paid with respect to such Restricted Share Unit at the dividend payment date in cash or in restricted or unrestricted Shares having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Restricted Share Unit and the amount or value thereof automatically deemed reinvested in additional Restricted Share Units or other Awards, as the Committee shall determine.

(f)Performance Shares and Performance Units. The Committee is authorized to grant Performance Shares or Performance Units or both to Eligible Persons on the following terms and conditions:

(i)
Performance Period. The Committee shall determine a performance period (the “Performance Period”) of one or more years or other periods and shall determine the performance objectives for grants of Performance Shares and Performance Units. Performance objectives may vary from Eligible Person to Eligible Person and shall be based upon the performance criteria as the Committee may deem appropriate. The performance objectives may be determined by reference to the performance of the Company, or of a Subsidiary or Affiliate, or of a division or unit of any of the foregoing. Performance Periods may overlap and Eligible Persons may participate simultaneously with respect to Awards for which different Performance Periods are prescribed.

(ii)
Award Value. During the first quarter of a Performance Period, the Committee shall determine for each Eligible Person or group of Eligible Persons with respect to that Performance Period the range of number of Shares, if any, in the case of Performance Shares, and the range of dollar values, if any, in the case of Performance Units, which may be fixed or may vary in accordance with such performance or other criteria specified by the Committee, which shall be paid to an Eligible Person as an Award if the relevant measure of Company performance for the Performance Period is met.

(iii)
Significant Events. If during the course of a Performance Period there shall occur significant events as determined by the Committee which the Committee expects to have a substantial effect on a performance objective during such period, the Committee may revise such objective; provided, however, that, in the case of any Award intended to qualify as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code, the Committee shall not have any discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

(iv)
Forfeiture. Except as otherwise determined by the Committee consistent with Sections 3(g) and 3(h) above, at the date of grant or thereafter, upon termination of service during the applicable Performance Period, Performance Shares and Performance Units for which the Performance Period was prescribed shall be forfeited; provided, however, that, subject to Sections 3(g) and 3(h) above, the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in an individual case, that restrictions or forfeiture conditions relating to Performance Shares and Performance Units will be waived in whole or in part in the event of terminations resulting from specified causes.

(v)
Payment. Each Performance Share or Performance Unit may be paid in whole Shares, or cash, or a combination of Shares and cash either as a lump sum payment or in installments, all as the Committee shall determine, at the time of grant of the Performance Share or Performance Unit or otherwise, commencing at the time determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, or other investment vehicles as the Committee may specify, provided that unless otherwise determined by the Committee, Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of any underlying Awards to which they relate.
(h) Other Share-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the performance of specified Subsidiaries or Affiliates. Subject to Sections 3(g) and 3(h) above, the Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 5(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, shall also be authorized pursuant to this Section 5(h).
6.Certain Provisions Applicable to Awards.
(a) Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted to Eligible Persons either alone or in addition to, in tandem with, or in exchange or substitution for, any other Award granted under the Plan or any award granted under any other plan or agreement of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of an Eligible Person to receive payment from the Company or any Subsidiary or Affiliate. Awards may be granted in addition to or in tandem with such other Awards or awards, and may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to the provisions of Section 3(e) hereof prohibiting Option and SAR repricing without shareholder approval, the per Share exercise price of any Option, grant price of any SAR, or purchase price of any other Award conferring a right to purchase Shares which is granted, in connection with the substitution of awards granted under any other plan or agreement of the Company or any Subsidiary or Affiliate, or any business entity to be acquired by the Company or any Subsidiary or Affiliate, shall be determined by the Committee, in its discretion.
(b) Term of Awards. The term of each Award granted to an Eligible Person shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option or SAR exceed a period of ten years from the date of its grant (or, in the case of an ISO, such shorter period as may be applicable under Section 422 of the Code).
(c) Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis; provided that any such deferral shall be intended to be in compliance with Section 409A of the Code. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments, and the Committee may require deferral of payment under an Award if, in the sole judgment of the Committee, it may be necessary in order to avoid nondeductibility of the payment under Section 162(m) of the Code.
(d) Nontransferability. Except as set forth below and except for vested Shares, Awards shall not be transferable by an Eligible Person except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation) and shall be exercisable during the lifetime of an Eligible Person only by such Eligible Person or his guardian or legal representative. Notwithstanding the foregoing, if the Committee expressly so provides in the applicable Award agreement (at the time of grant or at any time thereafter), an Award (other than an ISO) granted hereunder may be transferred by a Participant to members of his or her “immediate family”, to a trust established for the exclusive benefit of solely one or more members of the Participant’s “immediate family”, or to a partnership, limited liability company or other entity under which the only partners, members or equity holders are one or more members of the Participant’s “immediate family.” Any Award held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Award immediately prior to the transfer, except that the Award will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, “immediate family.” means the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws, and relationships arising because of legal adoption. An Eligible Person’s rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Person’s creditors.
(e) Noncompetition. The Committee may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Award, provided they are not inconsistent with the Plan, including, without limitation, the requirement that the Participant not engage in competition with, solicit customers or employees of, or disclose or use confidential information of, the Company or its Affiliates.
(f) No Dividend Equivalents on Unvested Performance Awards. Notwithstanding any provision of this Plan to the contrary, Dividend Equivalents shall not be paid with respect to Performance Shares, Performance Units or other Awards that vest based on achievement of performance objectives prior to the time the applicable performance objectives have been achieved.
7.Performance Awards.
(a) Performance Awards Granted to Covered Employees. If the Committee determines that an Award (other than an Option or SAR) to be granted to an Eligible Person should qualify as “performance‑based compensation” for purposes of Section 162(m) of the Code, the grant, vesting, exercise and/or settlement of such Award (each, a “Performance Award”) shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 7(a).

(i)
Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(a). The performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulation 1.162‑27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, vested, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, vesting, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)
Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or Affiliates or other business units or lines of business of the Company shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share (basic or fully diluted); (2) revenues; (3) earnings, before or after taxes, from operations (generally or specified operations), or before or after interest expense, depreciation, amortization, incentives, or extraordinary or special items; (4) cash flow, free cash flow, operating cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin or operating expense; (8) net income or net profit margin; (9) Share price or total stockholder return; (10) book value or growth in book, economic book and/or intrinsic book value; (11) expense ratio; (12) operating income; (13) comprehensive income or pro forma net income; and (14) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries, Affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii)
Performance Period; Timing for Establishing Performance Goals; Per-Person Limit. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed. In all cases, the maximum Performance Award of any Participant shall be subject to the limitation set forth in Section 4(a) or Section 7(a)(v), as applicable.

(iv)
Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Shares, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to the Participant in respect of a Performance Award subject to this Section 7(a). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. The Committee shall specify the circumstances, consistent with Sections 3(g) and 3(h) above and the requirements to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, in which such Performance Awards shall be paid or forfeited in the event of termination of service of the Participant or other event (including a change in control) prior to the end of a performance period or settlement of such Performance Awards.

(v)
Maximum Annual Cash Award. The maximum amount payable upon settlement of a cash-settled Performance Unit (or other cash-settled Award) granted under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code for any calendar year to any Eligible Person shall not exceed $5,000,000.

(b) Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and the amount of any final Performance Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m) of the Code. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.
8.General Provisions.
(a) Compliance with Legal and Trading Requirements. The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any stock exchange, regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or any required action under any state, federal or foreign law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal, state or foreign law. The Shares issued under this Plan may be subject to such other restrictions on transfer as determined by the Committee.

(b) No Right to Continued Employment or Service. Neither the Plan nor any action taken thereunder shall be construed as giving any employee or director the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee’s or director’s employment or service at any time.
(c) Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Person, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Eligible Persons to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Person’s tax obligations; provided, however, that the amount of tax withholding to be satisfied by withholding Shares shall be limited to the minimum amount of taxes, including employment taxes, required to be withheld under applicable Federal, state and local law.
(d) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders of the Company or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s shareholders (i) to the extent such shareholder approval is required under the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or (ii) as it applies to ISOs, to the extent such shareholder approval is required under Section 422 of the Code; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her. Subject to Sections 3(g) and 3(h) above, the Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her. Except as provided in the first sentence of Section 4(c) hereof relating to certain anti-dilution adjustments, unless the approval of shareholders of the Company is obtained, (i) Options and SARs issued under the Plan shall not be amended to lower their exercise price, (ii) Options and SARs issued under the Plan will not be exchanged for other Options or SARs with lower exercise prices, (iii) Options and SARs issued under the Plan with an exercise price in excess of the Fair Market Value of the underlying Shares will not be exchanged for cash or other property, and (iv) no other action shall be taken with respect to Options or SARs that would be treated as a repricing under the rules of the principal stock exchange or market system on which the Shares are listed.
(e) No Rights to Awards; No Shareholder Rights. No Eligible Person or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons and employees. No Award shall confer on any Eligible Person any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred to the Eligible Person in accordance with the terms of the Award.
(f) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.
(g) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
(h) Not Compensation for Benefit Plans. No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees or directors unless the Company shall determine otherwise.

(i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. In the case of Awards to Eligible Persons, the Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
(j) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of New York without giving effect to principles of conflict of laws.
(k) Effective Date; Plan Termination. The Plan shall become effective as of May 7, 2015 (the “Effective Date”), subject to approval by the shareholders of the Company. The Plan shall terminate as to future awards on February 26, 2025.
(l) Section 409A. Awards granted under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A and Section 457A of the Code and shall be limited, construed and interpreted in accordance with such intent. Although the Company does not guarantee any particular tax treatment, to the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that is intended to comply with Section 409A of the Code, including regulations and any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Sections 409A or 457A of the Code or any damages for failing to comply with Sections 409A or 457A of the Code.
(m) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Arch Capital Group Ltd.®

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M84692-P59357

TO VOTE FOR ON ALL PROPOSALS OR TO WITHHOLD ON ALL PROPOSALS, MARK THE APPROPRIATE BOX. (NO OTHER VOTE IS NECESSARY, NOR WILL IT BE RECOGNIZED.)

	For All	Withhold All
	☐	☐

The Board of Directors recommends you vote FOR the following:

1. To elect the nominees listed as Class II Directors of the Company for a term of three years.

	Nominee	For	Withhold
1a.	Eric W. Doppstadt	☐	☐
1b.	Constantine Iordanou	☐	☐
1c.	John M. Pasquesi	☐	☐

2. To elect the nominees listed as Designated Company Directors so that they may be elected directors of certain of our non-U.S. subsidiaries.

	Nominee	For	Withhold
2a.	Anthony Asquith	☐	☐
2b.	Edgardo Balois	☐	☐
2c.	Dennis R. Brand	☐	☐
2d.	Ian Britchfield	☐	☐
2e.	Paul Cole	☐	☐
2f.	Graham B.R. Collis	☐	☐
2g.	Michael Constantinides	☐	☐
2h.	William J. Cooney	☐	☐
2i.	Stephen J. Curley	☐	☐
2j.	Nick Denniston	☐	☐
2k.	Michael Feetham	☐	☐
2l.	Stephen Fogarty	☐	☐
2m.	Giuliano Giovannetti	☐	☐
2n.	Marc Grandisson	☐	☐
2o.	Michael Hammer	☐	☐
2p.	Pet Hartman	☐	☐
2q.	David W. Hipkin	☐	☐
2r.	W. Preston Hutchings	☐	☐
2s.	Constantine Iordanou	☐	☐
2t.	Wolbert H. Kamphuijs	☐	☐
2u.	Cathy Kelly	☐	☐
2v.	Michael H. Kier	☐	☐
2w.	Jason Kittinger	☐	☐
2x.	Gerald König	☐	☐
2y.	Lin Li-Williams	☐	☐
2z.	Mark D. Lyons	☐	☐
2aa.	Patrick Mailloux	☐	☐
2ab.	Robert McDowell	☐	☐
2ac.	David H. McElroy	☐	☐
2ad.	Rommel Mercado	☐	☐
2ae.	David J. Mulholland	☐	☐
2af.	Paul Muller	☐	☐
2ag.	Mark Nolan	☐	☐
2ah.	Marita Oliver	☐	☐
2ai.	Nicolas Papadopoulo	☐	☐
2aj.	Elisabeth Quinn	☐	☐
2ak.	Maamoun Rajeh	☐	☐
2al.	Andrew T. Rippert	☐	☐
2am.	Carla Santamaria-Seña	☐	☐
2an.	Arthur Scace	☐	☐
2ao.	Scott Schenker	☐	☐
2ap.	Søren Scheuer	☐	☐
2aq.	Budhi Singh	☐	☐
2ar.	Damian Smith	☐	☐
2as.	William A. Soares	☐	☐
2at.	Scott Stirling	☐	☐
2au.	Hugh Sturgess	☐	☐
2av.	Richard Sullivan	☐	☐
2aw.	Ryan Taylor	☐	☐
2ax.	Ross Totten	☐	☐
2ay.	Iwan van Munster	☐	☐
2az.	Angus Watson	☐	☐
2ba.	James R. Weatherstone	☐	☐
2bb.	Gerald Wolfe	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	Proposal	For	Against	Abstain
3.	To approve the Arch Capital Group Ltd. 2015 Long Term Incentive and Share Award Plan as set forth in an appendix to, and described in, the proxy statement.	☐	☐	☐
4.	To appoint PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐
5.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners)[PLEASE SIGN WITHIN BOX] Date

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

ARCH CAPITAL GROUP LTD.

May 7, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice and Proxy Statement and 2014 Annual Report are available at www.proxyvote.com.

Please mark, sign and date this proxy card on the reverse side and return promptly in the enclosed envelope.

M84693-P59357

ARCH CAPITAL GROUP LTD.

PROXY CARD FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS ON MAY 7, 2015

This proxy is solicited by the board of directors of Arch Capital Group Ltd. (the "Company").
The undersigned hereby appoints Constantine Iordanou and Dawna Ferguson as proxies, each with full power of substitution, to represent the undersigned and to vote all common shares of the Company held of record by the undersigned on March 16, 2015, or which the undersigned would otherwise be entitled to vote at the annual general meeting to be held on May 7, 2015, and any adjournment thereof, upon all matters that may properly come before the annual general meeting. **All shares eligible to be voted by the undersigned will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the annual general meeting.**

The undersigned hereby acknowledges receipt of the proxy statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and hereby revokes all previously granted proxies.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

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Continued and to be signed on reverse side